As filed with the U.S. Securities and Exchange Commission on January 15, 2026

Registration Number 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

DMINT, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	6199	87-2345483
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

1120 Avenue of the Americas

4th Floor New York, NY 10036

(212) 278-0900

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Ronny Yakov

Chief Executive Officer

1120 Avenue of the Americas,

4th Floor New York, NY 10036

(212) 278-0900

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

with copies to:

Barry I. Grossman, Esq. Justin Grossman, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105 Phone: (212) 370-1300 Fax: (212) 370-7889	Peter Campitiello, Esq. Lucosky Brookman LLP 111 Broadway, Suite 807 New York, NY 10006 Phone: (212) 417-8160 Fax: (212) 417-8161

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED JANUARY 15, 2026

DMINT, Inc.

[●] Shares of Common Stock

This is a firm commitment underwritten public offering by DMINT, Inc., a Delaware corporation (the “Company”) of [●] shares of the Company’s common stock, par value $0.0001 per share. Prior to this offering, there has been no public market for our common stock. We anticipate that the initial public offering price of our shares will be between $[●] and $[●] and the number of shares of common stock offered hereby is based upon an assumed offering price of $[●] per share, the midpoint of such estimated range.

We have applied to have our common stock listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “DMNT.” No assurance can be given that our application will be approved. If our common stock is not approved for listing on Nasdaq, we will not consummate this offering.

The Company is a Bitcoin mining company that has been a wholly owned subsidiary of The OLB Group, Inc. (“OLB”), a fintech public company listed on Nasdaq (NASDAQ: OLB), since inception. Contemporaneously with this offering, OLB will complete a spin-off of the Company through the distribution of the outstanding shares of common stock of the Company to OLBs stockholders (the “Spin-Off”). The consummation of the Spin-Off and the offering are conditioned on the other transaction occurring.

OLB, our sole stockholder, currently controls 100% of the voting power of our capital stock (based on shares of common stock outstanding as of the date of this prospectus) and will control approximately [____]% of the combined voting power of our capital stock upon completion of this offering, and we are therefore a “controlled company” as defined under Nasdaq Marketplace Rules. We do not intend to rely on the controlled company exemptions provided under Nasdaq Marketplace Rules.

We are an “emerging growth company” under the Jumpstart our Business Startups Act of 2012, or JOBS Act, and, as such, may elect to comply with certain reduced public company reporting requirements for this prospectus and future filings. See “Summary — Implications of Being an Emerging Growth Company.”

Investing in our securities is speculative and involves a high degree of risk. See “Risk Factors” beginning on page 10.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us, before expenses	$	$

(1)	We have also agreed to issue to D. Boral Capital LLC, the representative of the underwriters (the “Representative”) warrants to purchase an aggregate of shares of our common stock (equal to 3% of the common stock sold in the offering, including any exercise of any shares pursuant to the over-allotment option), which will have a two and one-half (2.5) term and an exercise price of 100% of the public offering price. We refer you to “Underwriting” beginning on page 67 for additional information regarding underwriters’ compensation.

We have granted a 45-day option to the Representative, to purchase up to [●] additional shares of common stock solely to cover over-allotments, if any. If the representative of the underwriters exercises the option in full, the total underwriting discounts and commissions will be $       and the additional proceeds to us, before expenses, from the over-allotment option exercise will be $       .

The underwriters expect to deliver the shares to purchasers on or about      , 2026.

D. Boral Capital

The date of this prospectus is                   , 2026

i

ABOUT THIS PROSPECTUS

We and the underwriters have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by us or on our behalf or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you or that you may research on your own. This prospectus is an offer to sell only the shares of common stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. We are not making an offer to sell these shares of common stock in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. The information contained in this prospectus is current only as of the date on the front cover of the prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Persons who come into possession of this prospectus and any applicable free writing prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus and any such free writing prospectus applicable to that jurisdiction. See “Underwriting” for additional information on these restrictions.

INDUSTRY AND MARKET DATA

Unless otherwise indicated, information in this prospectus concerning economic conditions, our industry, our markets, and our competitive position is based on a variety of sources, including information from third-party industry analysts and publications and our own estimates and research. Some of the industry and market data contained in this prospectus are based on third-party industry publications. This information involves a number of assumptions, estimates and limitations. The forecasts and projections are based on industry surveys and the preparers’ experience in the industry, and there is no assurance that any of the projections or forecasts will be achieved. The Company believes that the surveys and market research others have performed are reliable, but the Company has not independently verified this information.

The industry publications, surveys and forecasts and other public information generally indicate or suggest that their information has been obtained from sources believed to be reliable. None of the third-party industry publications used in this prospectus were prepared on our behalf. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” in this prospectus. These and other factors could cause results to differ materially from those expressed in these publications.

SPIN-OFF TRANSACTION

Contemporaneously with this offering, our parent company and sole shareholder, The OLB Group, Inc. (“OLB”) will complete the spin off (the “Spin-Off”) of DMINT through the distribution of its outstanding shares of common stock (the “common stock”) to the OLB stockholders. The consummation of the Spin-Off and the offering are conditioned on the other transaction occurring. The Company is a Bitcoin mining company that has been a wholly owned subsidiary of OLB, a fintech public company listed on Nasdaq (NASDAQ: OLB), since inception. In the Spin-Off, the shares of DMINT common stock will be distributed to the OLB stockholders on a pro rata basis based on their ownership of OLB. For each [___] shares of OLB common stock held by a OLB stockholder such stockholder was entitled to receive [___] ([___]) share of common stock. Stated differently, for each share of OLB common stock held, an OLB stockholder will receive [___] shares of common stock in the Spin-Off. Following the completion of this offering (assuming a $[___] offering price), the investors in the offering will hold approximately [___]% of the outstanding DMINT common stock and [___]% of all outstanding DMINT common stock.

ii

PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in our securities and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. Before you decide to invest in our shares of common stock, you should read the entire prospectus carefully, including “Risk Factors” beginning on page 10 and the financial statements and related notes included in this prospectus.

Unless the context indicates otherwise, as used in this prospectus, the terms “DMINT,” “we,” “us,” “our,” “our company” and “our business” refer, to DMINT, Inc., including its subsidiaries named herein.

Our Company

DMINT, Inc. (“DMINT” or the “Company” or “we”), a Delaware corporation was formed on July 23, 2021. DMINT is a Bitcoin mining company that has been a wholly owned subsidiary of The OLB Group, Inc. (“OLB”), a fintech public company listed on NASDAQ: OLB, since inception. The Company gained experience operating mining computers (“miners”) during its Beta phase. Currently, we own and have 1,000 mining computers in our Selmer, Tennessee Mining Facility, which is owned by our wholly-owned subsidiary, DMINT Real Estate Holdings, Inc.. The net carrying amount of miners was $0 and $493,750 at September 30, 2025 and December 31, 2024, respectively.  There was no additional impairment recorded for miners for the year ended December 31, 2024 or the nine months ended September 30, 2025. At our Tennessee Mining Facility, we are only able to obtain 0.65MW of electricity due to its current structural capabilities. Therefore, as of the date of this prospectus, we are only able to operate a maximum of 400 mining computers. The facility is approximately 15,000 square feet and has space for further expansion of up to 5,000 miners. We also have all the necessary electrical hardware and cooling solutions, such as transformers, panel guards, direct buses, smart power distribution units, cooling fans, and louvers to operate up to 5,000 miners. However, we currently do not have the cash necessary to pay for the installation of the equipment to allow our Tennessee Mining Facility to have such capabilities. When we are able to obtain enough capital to expand our Tennessee Mining Facilities structural capabilities, we plan to expand our operations to up 5,000 miners. Such planned expansion will occur in two phases. In phase one, we plan to scale the number of miners we operate from the 400 we currently operate to the 1,000 we currently own. To achieve this, we plan to expand our existing power capacity of 0.65MW. We have begun discussions with Pickwick Electric Cooperative (“Pickwick”) to provide us up to 20MW of power capacity. Simultaneously, we intend to expand our infrastructure to accommodate the additional hardware and enhance the cooling and ventilation systems to handle the increased heat output. We believe this phase can be completed within 90 days of receipt of the funds necessary to expand our capabilities. In phase two, we plan to scale the number of miners we operate from 1,000 to 5,000. To achieve this, we will need to purchase an additional 4,000 miners and set them up in our Tennessee Mining Facility. We plan to enter into negotiations with Pickwick in the future to provide this additional power and will further expand our infrastructure to accommodate the additional hardware and enhance the cooling and ventilation systems to handle the increased heat output. In the event that our initial public offering occurs in the first half of 2026 and assuming we can raise capital of at least $16 million from the proceeds of this offering, we plan on purchasing 4,000 new computers as soon as phase one is complete.

The Company plans to focus its Bitcoin mining business in the United States, focusing on Bitcoin and revenue is generated from mining Bitcoin. Due to the increasing difficulty and competitive nature of mining, DMINT may invest more in R&D to enhance its technology and efficiency through more efficient and less costly energy resources. The average hashrate of the mining operation since the Company commenced operations in 2021 is 10 petahash per second. Since commencing operations through September 30, 2025, the Company has mined a total of 60.01 Bitcoin.

The Company’s wholly-owned subsidiary, DMINT Real Estate Holdings, Inc., owns the building and property in Selmer, Tennessee where the mining computers are located.

Digital Asset Investment Strategy

Our Board of Directors approved the identification and pursuit of a digital asset investment strategy intended to complement our existing Bitcoin mining operations. As part of this effort, we envision the establishment of a Bitcoin treasury, to accompany our existing Bitcoin mining operations, as long-term holdings and plan to strategically utilize Bitcoin as a primary treasury reserve asset in the future. The anticipated approach involves using Bitcoin to generate yield and provide liquidity, thereby supporting our current business operations and facilitating growth. To support execution when the strategy becomes operational, we aim to develop partnerships with leading Bitcoin financial service platforms and institutional providers, leveraging their expertise to ensure secure execution, effective governance, and market transparency.

As of now, the Company has authorized and invested in the digital asset strategy only as it pertains to Bitcoin, and no investments outside of Bitcoin mining have been made to date. In the future, the Company plans to begin evaluating potential additional digital asset classes other than Bitcoin, as well as allocation frameworks, and risk management policies, subject to further board review and regulatory compliance. As the strategy progresses and becomes material, updated disclosures will be provided.

Market Opportunity

A Bitcoin mining company is a business that operates and maintains a network of computer servers specifically designed to mine the digital currency known as Bitcoin. New Bitcoin are minted as a reward for these servers’ efforts in creating new Bitcoin blocks and validating transactions on the Bitcoin network.

Bitcoin is considered rare because there is a finite number of coins that can be created. The total number of Bitcoin that can be mined is capped at 21 million. This is a feature built into the Bitcoin protocol to ensure that the currency remains scarce and valuable over time. As more Bitcoin are mined, the process becomes increasingly difficult, and the rate at which new Bitcoin are created slows down.

As of September30, 2025, approximately 19.95 million Bitcoin have been mined, or about 95% of the total 21 million supply. (Source: YCharts Bitcoin Supply). However, as a result of the slowing rate of the mining process, it is currently estimated that the last Bitcoin will be mined around 2140 or later, at which point the last block reward will be released.3

Bitcoin mining is the process of adding new transactions to the Bitcoin blockchain, which is a decentralized public ledger of all Bitcoin transactions. Transactions are grouped into blocks and added to the blockchain through a process called mining. Miners use specialized software and hardware to solve complex mathematical problems that are required to validate and record the transactions in a new block.

The mining process is designed to be difficult and resource-intensive, as it serves to secure the network from malicious actors and to ensure that new Bitcoin are released at a predictable and limited rate. As a reward for their efforts, miners receive newly minted Bitcoin, as well as any transaction fees associated with the transactions included in the block.

[3]	https://www.blockchain-council.org/cryptocurrency/how-many-bitcoins-are-left/#:~:text=The%20maximum%20number%20of%20Bitcoins,more%20Bitcoins%20will%20be%20created

Competition

Bitcoin mining by its nature is a globally competitive business; all miners compete for the same number of bitcoin rewards. Our competitors include large, publicly listed mining companies, large private mining companies, and, in some cases, independent, individual miners who pool resources. We define our principal competitors as other publicly traded bitcoin miners because there is widely available information about their operations. Within North America, our major competitors include:

●	Riot Platforms, Inc.

●	MARA Holdings, Inc.;

●	Core Scientific, Inc.;

●	Bitfarms Ltd.;

●	Iris Energy Limited;

●	Cipher Mining Inc.; and,

●	Hut 8 Corp.

In addition to the foregoing, we compete with other companies that focus all or a portion of their activities on mining activities at scale. We face significant competition in certain operational aspects of our business, including, but not limited to, the acquisition of new miners, obtaining low-cost electricity, obtaining access to energy sites with reliable sources of power and evaluating new technology developments in the industry.

Competitive Strengths

We believe our principal competitive advantage is our significantly lower operational costs, driven primarily by competitive energy pricing at our owned Tennessee Mining Facility, which enables us to operate more efficiently than peers and expand mining capacity at substantially reduced capital and ongoing expenses.

The Tennessee Mining Facility benefits from operational electricity costs of $0.097 per kWh (from June 2023 to September 2025), materially below the national industrial sector average of approximately $0.124 per kWh as of September 2025. This low-cost power structure—achieved through strategic site selection, negotiated power agreements, and investments in energy-efficient technologies—directly translates into lower overall mining costs and higher margins compared to competitors.

We believe this cost advantage extends to expansion. The facility possesses structural capabilities to access 0.65MW of electricity, ample physical space beyond its current 15,000 square feet, and the capacity to accommodate an additional 5,000 miners without requiring proportional increases in energy or infrastructure expenditures. As a result, we can scale operations and hashing capacity at a lower cost per unit than many similarly sized companies in the industry, providing a meaningful barrier to competition and enhancing our ability to grow profitably in varying market conditions.

Risk Factor Summary

Our business and ability to execute our business strategy are subject to a number of risks of which you should be aware before you decide to buy our common stock. In particular, you should carefully consider the following risks, which are discussed more fully in the section entitled “Risk Factors” in this prospectus.

Risks Related to our Company and Business

●	Our substantial and continuing losses, and significant operating expenses incurred since inception, may cause us to be unable to pursue all of our operational objectives if sufficient financing and/or additional cash from revenues is not realized.

●	We have historically relied on our sole shareholder and parent company, The OLB Group, Inc. (“OLB”) to finance our operations, and OLB will continue to finance our operations until we have self-funding capabilities.

●	We may identify material weaknesses in our internal control over financial reporting. If we cannot remediate internal controls weaknesses or if we cannot maintain effective internal controls over financial reporting in the future, it could harm us.

●	We may not be able to integrate new technologies and provide new services in a cost-efficient manner.

●	Disruptions in our equipment and infrastructure may result in loss of business, which could materially and adversely affect our reputation and business.

●	We have an evolving business model.

●	We may not be able to compete with other companies, some of whom have greater resources and experience.

●	Limited transaction capacity and scaling issues may impact our mining results.

●	The properties included in our mining network may experience damages.

●	If we are unable to successfully maintain our power arrangements on acceptable terms or at all or if we must otherwise relocate to replacement sites, our operations may be disrupted, and our business results may suffer.

●	We may not be able to successfully implement or consummate our planned digital asset investment strategy.

●	The further development and acceptance of Bitcoin and other cryptocurrency networks, which represent a relatively new and rapidly changing industry, are subject to a variety of factors that are difficult to evaluate. The slowing or stopping of the development or acceptance of Bitcoin and other cryptocurrency networks may adversely affect an investment in us.

Risks Related to Laws and Regulations

●	Failure to comply with, or changes in, laws, regulations and enforcement activities may adversely affect the products, services and markets in which we operate.

Risks Relating to our Securities and this Offering

●	Our shares of common stock have never been publicly traded and there is no existing market for our common stock.

●	Because our initial public offering price is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

●	Our management will have broad discretion in how we use the net proceeds of this offering and might not use them effectively.

●	Our directors, executive officers and principal stockholders will continue to have substantial control over our company after this offering, which could limit your ability to influence the outcome of key transactions, including a change of control.

●	If securities or industry analysts do not publish research or reports about our business, or publish negative reports about our business, our share price and trading volume could decline.

●	Our historical financial information may not be representative of the results we would have achieved as a stand-alone public company and may not be a reliable indicator of our future results.

●	We may need additional capital, and the sale of additional common stock or other equity and equity-linked securities could result in additional dilution to our shareholders, and the incurrence of additional indebtedness could increase our debt service obligations.

●	Future sales by our stockholders may adversely affect our stock price and our ability to raise funds in new stock offerings.

●	The market price of our common stock may be subject to significant fluctuations.

●	We may have difficulty operating as an independent, publicly traded company.

Corporate Information

We were incorporated in the State of Delaware on July 23, 2021 for the purpose of establishing a Bitcoin mining operation, focused on Bitcoin mining. DMINT is a wholly-owned subsidiary of The OLB Group, Inc. Our Company’s headquarters is located at 1120 Avenue of the Americas, 4th Floor, New York, NY 10036. Our telephone number is (212) 278-0900.

Controlled Company

OLB, currently controls 100% of the voting power of our capital stock (based on shares of common stock outstanding as of the date of this prospectus) and will control approximately [●]% of the combined voting power of our capital stock upon completion of this distribution, and we are therefore a “controlled company” as defined under Nasdaq Marketplace Rules. We do not intend to rely on the controlled company exemptions provided under Nasdaq Marketplace Rules.

Implications of Being an Emerging Growth Company

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”). As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements that are otherwise applicable to public companies/ These provisions include, but are not limited to:

●	being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in our filings with the SEC;

●	not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;

●	reduced disclosure obligations regarding executive compensation in periodic reports, proxy statements and registration statements; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

In addition, an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this extended transition period. We will remain an emerging growth company until the earliest to occur of: (i) our reporting $1.235 billion or more in annual gross revenues; (ii) the end of fiscal year 2031; (iii) our issuance, in a three year period, of more than $1 billion in non-convertible debt; and (iv) the end of the fiscal year in which the market value of our common stock held by non-affiliates exceeded $700 million on the last business day of our second fiscal quarter.

We have elected to take advantage of certain of the reduced disclosure obligations and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than the information you might receive from other public reporting companies in which you hold equity interests.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We may take advantage of certain of the scaled disclosures available to smaller reporting companies until the fiscal year following the determination that our voting and non-voting common stock held by non-affiliates is more than $250 million measured on the last business day of our second fiscal quarter, or our annual revenues are more than $100 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is more than $700 million measured on the last business day of our second fiscal quarter.

THE OFFERING

Common stock offered by us	[●] shares

Common stock to be outstanding after this offering(1)	[●] shares (or [●] shares if the underwriters exercise their over-allotment option in full).

Over-allotment option	We have granted the underwriters a 45-day option to purchase up to an additional [●] shares of our common stock at the initial public offering price to cover over-allotments, if any.

Use of proceeds	We estimate that the net proceeds to us from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $[●] million, based on the assumed initial public offering price of $[●] per share, which is the midpoint of the price range set forth on the cover page of this prospectus.

The net proceeds received by us from this offering will be used for (i) electrical enhancements, (ii) payment of vendor obligations and (iii) working capital and general purpose. See “Use of Proceeds.”

Listing	There is currently no public market for our common stock. We have applied to list our common stock on NASDAQ under the symbol “DMNT.” We expect trading will commence on a “when issued” basis on or around the record date. The successful listing of our common stock does not ensure that an active trading market for our common stock will be available to you.

Risk Factors	Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 10 and the other information in this prospectus for a discussion of the factors you should consider carefully before you decide to invest in our common stock.

Lock-Up	Our executive officers, directors and holders of all of our shares of common stock have agreed with the underwriters not to sell, transfer, or dispose of any shares or similar securities for 90 days following the commencement of sales in this offering without the prior written consent of the Representative. For additional information regarding our arrangement with the underwriters, please see “Underwriting.”

Warrants	Upon the closing of this offering, we have agreed to issue to the Representative, warrants that will expire on the two and one half year anniversary of such date representing the six (6) month anniversary of the commencement of sales in this offering, entitling the Representative to purchase three (3%) of the number of shares of common stock sold in this offering. For additional information regarding our arrangement with the underwriters, please see “Underwriting.”

(1)	The number of shares of our common stock issued and outstanding is based on 100 shares of our common stock outstanding as of the date of this prospectus and excludes:

●	[●] shares of our common stock reserved for future issuance under our 2026 Equity Incentive Plan, which will become effective as of the closing of this offering

Unless otherwise indicated, this prospectus reflects and assumes the following:

●	No exercise by the underwriters of its over-allotment option; and

●	No exercise of the Representative’s warrants.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of the federal securities laws, and that involve significant risks and uncertainties. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, as well as statements in future tense, identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and may not be accurate indications of when such performance or results will be achieved. Forward-looking statements are based on information we have when those statements are made or management’s good faith belief as of that time with respect to future events, and are subject to significant risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

●	Our ability to effectively execute our business plan;

●	Our ability to manage our expansion, growth and operating expenses;

●	Our ability to protect our brands and reputation;

●	Our ability to repay our debts to OLB;

●	Our ability to comply with new regulations that affect our business;

●	Our ability to evaluate and measure our business, prospects and performance metrics;

●	Our ability to compete and succeed in a highly competitive and evolving industry;

●	Our ability to respond and adapt to changes in technology and customer behavior;

●	Risks in connection with completed or potential acquisitions, dispositions and other strategic growth opportunities and initiatives;

●	Fluctuating price of mined Bitcoin;

●	Risks related to our proposed digital asset investment strategy;

●	Risks related to continued listing on NASDAQ; and

●	Risks related to the Bitcoin mining industry.

The foregoing does not represent an exhaustive list of matters that may be covered by the forward-looking statements contained herein or risk factors that we are faced with. Forward-looking statements necessarily involve risks and uncertainties, and our actual results could differ materially from those anticipated in the forward-looking statements due to a number of factors, including those set forth above under “Risk Factors” and elsewhere in this prospectus. The factors set forth above under “Risk Factors” and other cautionary statements made in this prospectus should be read and understood as being applicable to all related forward-looking statements wherever they appear in this prospectus. The forward-looking statements contained in this prospectus represent our judgment as of the date of this prospectus. We caution readers not to place undue reliance on such statements. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained above and throughout this prospectus.

We have never declared or paid any cash dividends on our equity interests and we do not anticipate paying any cash dividends in the foreseeable future. The payment of dividends, if any, in the future will be within the discretion of our board of directors and will depend on our earnings, capital requirements and financial condition and other relevant facts. We currently intend to retain all future earnings, if any, to finance the development and growth of our business.

RISK FACTORS

Any investment in our securities is highly speculative and involves a high degree of risk. You should carefully consider the risks described below, which we believe represent certain of the material risks to our business, together with the information contained elsewhere in this prospectus, before you make a decision to invest in our securities. If any of the following events occur, our business, financial condition and operating results may be materially adversely affected. In that event, the trading price of our securities could decline and you could lose all or part of your investment.

Risks Related to Our Company

The substantial and continuing losses, and significant operating expenses incurred since inception may cause us to be unable to pursue all of our operational objectives if sufficient financing and/or additional cash from revenues is not realized.

We have limited cash resources, recurring cash used in operations and operating losses history. As of September 30, 2025, we had a working capital deficiency of $24,018,393, and a net loss of $1,661,498 for the nine months ended September 30, 2025. Our cash flow used in operating activities for the nine months ended September 30, 2025 was $1,051,536. For the nine months ended September 30, 2025, we received $1,237,069 from related parties and repaid $185,793.

We may not be able to attract financing as needed, or if available, on reasonable terms as required and therefore may not be able to accomplish our business goals or repay certain of our debts. Further, the terms of any such financing may be dilutive to existing stockholders or otherwise on terms not favorable to us or existing stockholders. If we are unable to secure financing, as circumstances require, or do not succeed in meeting our sales objectives, we may be required to change, significantly reduce our operations or ultimately may not be able to continue our operations and there will be substantial doubt as to our ability to continue as a going concern.

We have historically relied on our sole shareholder, OLB, to finance our operations, and OLB will continue to finance operations of DMint until DMint has self-funding capabilities.

To date, we have financed our operations from loans from OLB, our sole shareholder, and shared services provided by OLB for the benefit of the Company. If we are not able to fund operations through cash flow generated by the sale of Bitcoin or attract third-party funding sources, it may be necessary for OLB to fund future needs through a loan to the Company, by continuing to provide shared services on substantially similar terms in place prior to this offering for the purpose of paying for the Company’s incurred expenses. We anticipate entering into an amendment to the SSA (as defined below) concurrently with the consummation of this offering, which will account for the payment of certain expenses by OLB in the event we are unable to fund ourselves. If OLB is not able to finance the operations in the absence of other sources, continued operations could be impacted and there will be doubt as to our ability to continue as a going concern.

We may identify material weaknesses in our internal control over financial reporting. If we cannot remediate internal controls weaknesses or if we cannot maintain effective internal controls over financial reporting in the future, it could harm us.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”). Under standards established by the Public Company Accounting Oversight Board (“PCAOB”), a deficiency in internal control over financial reporting exists when the design or operation of a control does not allow management or personnel, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. The PCAOB defines a material weakness as a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented, or detected and corrected, on a timely basis. We may identify material weaknesses in our internal control over financial reporting.

We may not be able to integrate new technologies and provide new services in a cost-efficient manner.

The Bitcoin mining business is subject to rapid and significant changes in technology, frequent new service introductions and evolving industry standards. We cannot predict the effect of these changes on our competitive position, our profitability or the industry generally. Technological developments may reduce the competitiveness of our processes and equipment. If we fail to adapt successfully to technological advances or fail to obtain access to new technologies, we could lose or limit our ability to produce and sell Bitcoin. In addition, operating in a cost-efficient manner depends upon many factors, including the cost of energy, and we may not generate anticipated revenue from our operations.

Disruptions in our equipment and infrastructure may result in loss of business, which could materially and adversely affect our reputation and business.

Our equipment and systems are an integral part of our business operations. It is critical for our operations that our equipment and systems provide a continued and uninterrupted performance. Sustained or repeated system failures would reduce our ability to mine the Bitcoin.

We face the following risks to our networks, infrastructure and software applications:

●	our territory can have significant weather events which physically damage access lines;

●	power surges and outages, computer viruses or hacking, earthquakes, terrorism attacks, vandalism and software or hardware defects which are beyond our control; and

●	unusual spikes in demand or capacity limitations in our networks and energy sources.

Disruptions may cause interruptions, which could cause us to incur expenses, and thereby adversely affect our business, revenue and cash flow.

We must attract and retain skilled personnel. If we are unable to hire and retain technical, and operational employees, our business could be harmed.

Our ability to grow will be particularly dependent on our ability to hire, develop and retain effective and qualified technical and managerial personnel. The competition for qualified, technical, and managerial personnel in the communications and software industry is intense in the markets where we operate, and we may not be able to hire and retain sufficient qualified personnel. In addition, we may not be able to maintain the quality of our operations, control our costs, maintain compliance with all applicable regulations, and expand our internal management, technical, information and accounting systems in order to support our desired growth, which could have an adverse impact on our operations. Volatility in the stock market and other factors could diminish our use, and the value, of our equity awards as incentives to employees, putting us at a competitive disadvantage or forcing us to use more cash compensation.

We are dependent on the continued services and performance of our senior management and other key employees, the loss of any of whom could adversely affect our business, operating results and financial condition.

Our future performance depends on the continued services and contributions of our senior management, including our Chief Executive Officer, Ronny Yakov, and other key employees to execute on our business plan and to identify and pursue new opportunities and product innovations. The loss of services of senior management or other key employees could significantly delay or prevent the achievement of our strategic objectives. From time to time, there may be changes in our senior management team resulting from the hiring or departure of executives, which could disrupt our business. We do not maintain key person life insurance policies on any of our employees other than a policy providing limited coverage on the life of our Chief Executive Officer. The loss of the services of one or more of our senior management or other key employees for any reason could adversely affect our business, financial condition and operating results and require significant amounts of time, training and resources to find suitable replacements and integrate them within our business and could affect our corporate culture.

Risks Related to Our Business

We have an evolving business model.

As Bitcoin assets and blockchain technologies become more widely available, we expect the services and products associated with them to evolve. In order to stay current with the industry, our business model may need to evolve as well. From time to time, we may modify aspects of our business model relating to our Bitcoin mining. We cannot offer any assurance that any modifications will be successful or will not result in harm to our business. We may not be able to manage growth effectively, which could damage our reputation, limit our growth and negatively affect our operating results. Such circumstances could have a material adverse effect on our ability to continue as a going concern or to pursue our new strategy at all, which could have a material adverse effect on our business, prospects or operations.

We may not be able to compete with other companies, some of whom have greater resources and experience.

We may not be able to compete successfully against present or future competitors. We do not have the resources to compete with larger providers of similar services at this time. The Bitcoin mining industry has attracted various high-profile and well-established operators, some of which have substantially greater liquidity and financial resources than we do. With the limited resources we have available, we may experience great difficulties in building our network of computers and creating an exchange. Competition from existing and future competitors could result in our inability to secure acquisitions and partnerships that we may need to expand our business. This competition from other entities with greater resources, experience and reputations may result in our failure to maintain or expand our business, as we may never be able to successfully execute our business plan.

The Bitcoin network features a large and growing number of miners competing for limited mining rewards. This competition intensifies with each participant added to the network. The competitive environment is exacerbated by the fact that the Bitcoin protocol halves mining rewards approximately every four years, reducing the potential earnings for miners and increasing the importance of operational efficiency. This requires us to continuously invest in new mining equipment to earn consistent Bitcoin mining rewards.

Limited transaction capacity and scaling issues may impact mining results

Bitcoin’s “proof of work” validation mechanism inherently limits the number of transactions that can be processed per second. This limitation poses significant scaling challenges, affecting the network’s ability to handle a high volume of transactions efficiently. As part of mining rewards are related to transaction fees, these issues may cause volatility in the rewards earned. During periods of high-demand and low-capacity, earned fees may exceed the block standard block reward. Conversely, increased capacity may lead to lower transaction fees if demand is reduced.

Efforts to increase transaction capacity, such as sharding and other scalability solutions, are ongoing. However, their effectiveness, implementation timeline, and applicability to Bitcoin remain uncertain. These efforts may change the economics of Bitcoin mining, or potentially require new hardware or software to unlock.

As a participant in the digital asset ecosystem, our business growth and development are closely tied to the widespread acceptance and scalability of digital assets, including Bitcoin. The competitive dynamics in Bitcoin mining, including the limited transaction capacity and the continual halving of mining rewards, present challenges that could impact our operational efficiency and profitability. Efforts to scale digital asset transactions may lead to significant changes in the competitive landscape of the digital asset market. These changes could affect the value of Bitcoin and, by extension, the valuation of the company.

However, there is no certainty that scalability solutions will be universally effective for us or that they will not disadvantage certain participants. Given these challenges, there is a risk that our business, financial condition, and operating results could be materially adversely affected. The value of our common stock may also be impacted by these industry-wide issues.

The properties included in our mining network may experience damages.

Our current Bitcoin mining farm in Tennessee is, and any future mining farms we establish will be, subject to a variety of risks relating to physical condition and operation, including:

●	the presence of construction or repair defects or other structural or building damage;

●	any noncompliance with or liabilities under applicable environmental, health or safety regulations or requirements or building permit requirements;

●	any damage resulting from natural disasters, such as hurricanes, earthquakes, fires, floods and windstorms; and

●	claims by employees and others for injuries sustained at our properties.

For example, a mine could be rendered inoperable, temporarily or permanently, as a result of a fire or other natural disaster or by a terrorist or other attack on the mine. The security and other measures we take to protect against these risks may not be sufficient. Additionally, our mines could be materially adversely affected by a power outage or loss of access to the electrical grid or loss by the grid of cost-effective sources of electrical power generating capacity. Given the power requirement, it would not be feasible to run miners on back-up power generators in the event of a power outage or damage to our primary generators.

We have recently adopted a digital asset treasury strategy with a focus on Bitcoin, and we may be unable to successfully implement this new strategy.

We have recently adopted our Treasury Policy primarily dedicated to Bitcoin, including potential investments in Bitcoin. There is no assurance that we will be able to successfully implement this new strategy or operate Bitcoin-related activities at the scale or profitability currently anticipated. This strategic shift requires specialized employee skillsets and operational, technical and compliance infrastructure to support Bitcoin. This also requires that we implement different security protocols, and treasury management practices. Further, there is ongoing scrutiny and limited formal guidance from regulatory agencies, including Nasdaq and the SEC, with respect to the treatment of public company cryptocurrency strategies. There is no assurance that we will be able to execute this strategy by building out the needed infrastructure within the timeframe that we currently anticipate. Errors by key management could result in significant loss of funds and reduced rewards. As a result, our shift towards a Bitcoin digital asset treasury strategy could have a material adverse effect on our business and financial condition.

In addition, the Bitcoin ecosystem rapidly evolves, with frequent upgrades and protocol changes that may require significant adjustments to our operational setup. The upgrades and protocol changes may require that we incur unanticipated costs and could cause temporary service disruptions. We may also need to employ third-party service providers in our operations, which may introduce risks outside of our control, including significant cybersecurity risks. Any of these operational risks could materially and adversely affect our ability to execute our Bitcoin digital asset treasury strategy, prevent us from realizing positive returns and severely hurt our financial condition.

If we are unable to successfully maintain our power arrangements on acceptable terms or at all or if we must otherwise relocate to replacement sites, our operations may be disrupted, and our business results may suffer.

As part of our initial buildout phase, we set up and began operations across four cities in the United States, with three in Pennsylvania and one in Tennessee. After consolidating our operations, we currently operate out of one location in Selmer, Tennessee. We entered into definitive power arrangements with Pickwick Electric Cooperative, the utility company in Tennessee, which is intended to cover sites for our data centers that we may utilize in the near future.

If we are forced to locate alternative sites because of unacceptable power arrangements, we may not be successful in identifying adequate replacement sites to house our miners. Even if we identify such sites, we may not be successful in leasing the necessary facilities at rates that are economically viable to support our mining activities. Even if we successfully secure the sites for our data centers, in the future, we may not be able to renew those on acceptable terms, in which case we would need to relocate our established mining operations. Relocating any mining operation may force us to incur the costs to transition to a new facility including, but not limited to, transportation expenses and insurance, downtime while we are unable to mine, legal fees to negotiate the new lease, de-installation at our current facility and, ultimately, installation at any new facility we identify. These costs may be substantial, and we cannot guarantee that we will be successful in transitioning our miners to a new facility. Such circumstances could have a material adverse effect on our business, prospects, financial condition, and operating results.

We depend on third parties to provide us with certain critical equipment and rely on components and raw materials that may be subject to price fluctuations or shortages, including ASIC chips that have been subject to an ongoing significant shortage.

In order to build and sustain our operations we will depend on third parties to provide us with ASIC mining equipment, which may be subject to price fluctuations or shortages. For example, the ASIC chip is the key component of a mining machine as it determines the efficiency of the device. The production of ASIC chips typically requires highly sophisticated silicon wafers, which currently only a small number of fabrication facilities, or wafer foundries, in the world are capable of producing. We believe that the current microchip and semiconductor shortage that the entire industry is experiencing leads to price fluctuations and disruption in the supply of key miner components. Specifically, the ASIC chips have been subject to a significant price increases and shortages.

Our ability to source ASIC mining equipment and other critical components in a timely matter and at an acceptable price and quality level is critical to our operational buildout timeline and the development under our current business model. See “Business—Bitcoin Mining Technology”. We will be exposed to the risk of disruptions or other failures in the overall global supply chain for Bitcoin mining hardware. This is particularly relevant to the ASIC mining equipment production since there are only a small number of fabrication facilities capable of such production, which increases our risk exposure to manufacturing disruptions or other supply chain failures. There is also a risk that a manufacturer or seller of ASIC computers or other necessary mining equipment may adjust the prices according to Bitcoin, other Bitcoin prices or otherwise, so the cost of new machines could become unpredictable and extremely high. As a result, at times, we may be forced to obtain miners and other hardware at premium prices, to the extent they are even available. Such events could have a material adverse effect on our business, prospects, financial condition, and operating results.

We may not be able to successfully implement or consummate our planned digital asset investment strategy.

As of the date of this prospectus, we have not executed any material investments beyond Bitcoin mining, and there is a real possibility that the proposed strategy may never be implemented if risk factors prove prohibitive or regulatory standards cannot be met. The Company continues only to evaluate potential asset classes, investment parameters, and risk management practices under the highest scrutiny, with absolute priority placed on security, custody, and regulatory adherence. There can be no assurance that we will proceed with or benefit from any digital asset investments.

We are exposed to risk of nonperformance by counterparties, including our counterparties under our power arrangements.

We are exposed to risk of nonperformance by counterparties, whether contractual or otherwise. Risk of nonperformance includes inability or refusal of a counterparty to perform because of a counterparty’s financial condition and liquidity or for any other reason. For example, our counterparties under our power arrangements may be unable to deliver the required amount of power at the required time for a variety of technical or economic reasons. Furthermore, there is a risk that during a period of power price fluctuations or prolonged or sharp power price increases on the market, our counterparties may find it economically preferable to refuse to supply power to us, despite the contractual arrangements. Any significant nonperformance by counterparties, could have a material adverse effect on our business, prospects, financial condition, and operating results.

Additionally, our mining operations could be materially adversely affected by power outages and similar disruptions. Given the power requirements for our mining equipment, it would not be feasible to run this equipment on back-up power generators in the event of a government restriction on electricity or a power outage. Under some of our power arrangements, our power supply could be automatically reduced or curtailed by the market regulators or grid operators in cases of certain system disruptions or emergencies. If we are unable to receive adequate power supply and are forced to reduce or shut down our operations due to the availability or cost of electrical power, it would have a material adverse effect on our business, prospects, financial condition, and operating results.

Bitcoin mining activities are energy-intensive, which may restrict the geographic locations of miners and have a negative environmental impact. Government regulators may potentially restrict the ability of electricity suppliers to provide electricity to mining operations, such as ours, or even fully or partially ban mining operations.

Mining Bitcoin requires massive amounts of electrical power, and electricity costs are expected to account for a significant portion of our overall costs. The availability and cost of electricity will restrict the geographic locations of our mining activities. Any shortage of electricity supply or increase in electricity costs in any location where we plan to operate may negatively impact the viability and the expected economic return for Bitcoin mining activities in that location.

Further, our business model can only be successful and our mining operations can only be profitable if the costs, including electrical power costs, associated with Bitcoin mining are lower than the price of Bitcoin itself. As a result, any mining operation we establish can only be successful if we can obtain sufficient electrical power for that site on a cost-effective basis, and our establishment of new mining data centers requires us to find sites where that is the case. Even if our electrical power costs do not increase, significant fluctuations in, and any prolonged periods of, low Bitcoin prices may also cause our electrical supply to no longer be cost-effective.

In addition, there may be significant competition for suitable Bitcoin mining sites. Government regulators, including local permitting officials, may also potentially restrict our ability to set up Bitcoin mining operations in certain locations. They can also restrict the ability of electricity suppliers to provide electricity to mining operations in times of electricity shortage, or may otherwise potentially restrict or prohibit the provision of electricity to mining operations.

As Bitcoin mining becomes more widespread, government scrutiny related to restrictions on Bitcoin mining facilities and their energy consumption significantly increases. The considerable consumption of electricity by mining operators may also have a negative environmental impact, including contribution to climate change, which could set the public opinion against allowing the use of electricity for Bitcoin mining activities or create a negative consumer sentiment and perception of Bitcoin, specifically, or Bitcoin generally. This, in turn, could lead to governmental measures restricting or prohibiting Bitcoin mining or the use of electricity for Bitcoin mining activities. Any such development in the jurisdictions where we plan to operate could increase our compliance burdens and have a material adverse effect on our business, prospects, financial condition, and operating results. Government regulators in other countries may also ban or substantially limit their local Bitcoin mining activities, which could have a material effect on our supply chains for mining equipment or services and the price of Bitcoin.

Bitcoin exchanges and other trading venues are relatively new and, in most cases, largely unregulated and may therefore be subject to fraud and failures.

When Bitcoin exchanges or other trading venues are involved in fraud or experience security failures or other operational issues, such events could result in a reduction in Bitcoin prices or confidence and impact our success and have a material adverse effect on our ability to continue as a going concern or to pursue this segment at all, which would have a material adverse effect on our business, prospects and operations.

Bitcoin market prices depend, directly or indirectly, on the prices set on exchanges and other trading venues, which are new and, in most cases, largely unregulated as compared to established, regulated exchanges for securities, commodities or currencies. For example, during the past three years, a number of Bitcoin exchanges have closed due to fraud, business failure or security breaches. In many of these instances, the customers of the closed exchanges were not compensated or made whole for partial or complete losses of their account balances. While smaller exchanges are less likely to have the infrastructure and capitalization that may provide larger exchanges with some stability, larger exchanges may be more likely to be appealing targets for hackers and “malware” (i.e., software used or programmed by attackers to disrupt computer operation, gather sensitive information or gain access to private computer systems) and may be more likely to be targets of regulatory enforcement action. We do not maintain any insurance to protect from such risks, and do not expect any insurance for customer accounts to be available (such as federal deposit insurance) at any time in the future, putting customer accounts at risk from such events. In the event we face fraud, security failures, operational issues or similar events, such factors would have a material adverse effect on our ability to continue as a going concern or to pursue this segment at all, which would have a material adverse effect on our business, prospects and operations.

The concentration of our holdings in Bitcoin could enhance the risks inherent in our Bitcoin treasury strategy.

The concentration of our Bitcoin holdings limits the risk mitigation that we could achieve if we were to purchase a more diversified portfolio of treasury assets, and the absence of diversification enhances the risks inherent in our Bitcoin treasury strategy. Any future significant declines in the price of Bitcoin would have, a more pronounced impact on our financial condition than if we used our cash to purchase a more diverse portfolio of assets.

The availability of spot ETPs for Bitcoin and other digital assets may adversely affect the market price of our listed securities.

Although Bitcoin and other digital assets have experienced a surge of investor attention since Bitcoin was invented in 2008, until recently investors in the United States had limited means to gain direct exposure to Bitcoin through traditional investment channels, and instead generally were only able to hold Bitcoin through “hosted” wallets provided by digital asset service providers or through “unhosted” wallets that expose the investor to risks associated with loss or hacking of their private keys. Given the relative novelty of digital assets, general lack of familiarity with the processes needed to hold Bitcoin directly, as well as the potential reluctance of financial planners and advisers to recommend direct Bitcoin holdings to their retail customers because of the manner in which such holdings are custodied, some investors have sought exposure to Bitcoin through investment vehicles that hold Bitcoin and issue shares representing fractional undivided interests in their underlying Bitcoin holdings. These vehicles, which were previously offered only to “accredited investors” on a private placement basis, have in the past traded at substantial premiums to net asset value, possibly due to the relative scarcity of traditional investment vehicles providing investment exposure to Bitcoin.

On January 10, 2024, the SEC approved the listing and trading of spot Bitcoin and exchange traded products (ETPs), the shares of which can be sold in public offerings and are traded on U.S. national securities exchanges. To the extent investors view our Common Stock as providing exposure to Bitcoin, it is possible that the value of our Common Stock may be influenced by the trading activity and performance of these spot Bitcoin ETPs. Additionally, on May 23, 2024, the SEC approved rule changes permitting the listing and trading of spot ETPs that invest in ether, the main crypto asset supporting the Ethereum blockchain. The listing and trading of spot ETPs for ether offers investors another alternative to gain exposure to digital assets, which could result in a decline in the trading price of Bitcoin as well as a decline in the value of our Class A Ordinary Shares relative to the value of our Bitcoin.

Furthermore, recommendations by broker-dealers to buy, hold, or sell complex products and non-traditional ETPs, or an investment strategy involving such products, may be subject to additional or heightened scrutiny that would not be applicable to broker-dealers making recommendations with respect to our securities. Based on how we are viewed in the market relative to ETPs, and other vehicles which offer economic exposure to Bitcoin, such as Bitcoin futures exchange-traded funds (“ETFs”), leveraged Bitcoin futures ETFs, and similar vehicles offered on international exchanges, any premium or discount in our Common Stock relative to the value of our Bitcoin holdings may increase or decrease in different market conditions.

As a result of the foregoing factors, availability of spot ETPs for Bitcoin and other digital assets could have a material adverse effect on the market price of our listed securities.

Our business may be significantly impacted by reputational risks and may impact how our business is perceived by customers, counterparties, and regulators.

Reputational risks represent a significant concern in our industry, particularly due to the volatile and evolving nature of the Bitcoin markets. Our business faces potential reputational harm from several industry wide factors, including perceived regulatory non-compliance, catastrophic market volatile events, industry association with fraudulent or illegal activities. Such incidents can lead to a loss of trust among our customers, investors, and partners, adversely affecting our business.

In addition, negative public perception, fueled by media coverage or social media discourse, can impact investor confidence and our company’s market valuation. For example, incorrect or misleading statements about the power consumption of the Bitcoin network may damage the Company’s perception as being energy efficient.

Regulatory bodies may also view our operations with increased skepticism in the wake of certain events, potentially leading to stricter scrutiny and additional compliance requirements. Furthermore, as a company operating in a nascent and often misunderstood sector, any perceived ethical missteps or failures in corporate governance can be magnified, causing long-term damage to our brand and standing in the industry.

Effectively managing these reputational risks is critical to maintaining our market position and ensuring sustainable growth. Failure to address or mitigate these risks adequately could have a material adverse effect on our business, financial condition, and operational results.

Regulatory changes or actions may alter the nature of an investment in us or restrict the use of Bitcoin in a manner that adversely affects our business, prospects or operations.

As Bitcoin have grown in both popularity and market size, governments around the world have reacted differently to Bitcoin with certain governments deeming them illegal while others have allowed their use and trade.

Governments may in the future curtail or outlaw the acquisition, use or redemption of Bitcoin. Ownership of, holding or trading in Bitcoin may then be considered illegal and subject to sanction. Governments may also take regulatory action that may increase the cost and/or subject Bitcoin companies to additional regulation. The effect of any future regulatory change on our business or on Bitcoin that may impact our business is impossible to predict, but such change could be substantial and would have a material adverse effect on our business, prospects and operations.

Governments may in the future take regulatory actions that prohibit or severely restrict the right to acquire, own, hold, sell, use or trade Bitcoin or to exchange Bitcoin for fiat currency. Similar actions by governments or regulatory bodies could result in restriction of the acquisition, ownership, holding, selling, use or trading in our securities. Such a restriction could have a material adverse effect on our reputation and ability to continue as a going concern or to pursue this segment at all, raise new capital which would have a material adverse effect on our business, prospects or operations and harm investors in our securities.

Future regulatory actions and regulatory changes related to our business or Bitcoin may impact our ability to continue to operate and such actions could affect our ability to continue as a going concern or to pursue this segment at all, which would have a material adverse effect on our business, prospects or operations.

The development and acceptance of Bitcoin and algorithmic protocols governing the issuance of and transactions in Bitcoin is subject to a variety of factors that are difficult to evaluate.

The use of Bitcoin to, among other things, buy and sell goods and services and complete transactions, is part of a new and rapidly evolving industry that employs digital assets based upon a computer-generated mathematical and/or Bitcoin protocol. The growth of this industry in general, and the use of Bitcoin in particular, is subject to a high degree of uncertainty, and the slowing or stopping of the development or acceptance of developing protocols may occur and is unpredictable. The factors include, but are not limited to:

●	continued worldwide growth in the adoption and use of Bitcoin;

●	governmental and quasi-governmental regulation of Bitcoin and their use, or restrictions on or regulation of access to and operation of the network or similar Bitcoin mining systems;

●	changes in consumer demographics and public tastes and preferences;

●	the maintenance and development of the open-source software protocol of the network;

●	the availability and popularity of other forms or methods of buying and selling goods and services, including new means of using fiat currencies;

●	general economic conditions and the regulatory environment relating to digital assets; and

●	negative consumer sentiment and perception of Bitcoin specifically and cryptocurrency generally.

Such events would have a material adverse effect on our ability to continue as a going concern or to pursue this segment at all, which would have a material adverse effect on our business, prospects or operations and potentially the value of any Bitcoins we hold or expect to acquire for our own account and harm investors in our securities.

The impact of geopolitical events on the supply and demand for Bitcoin is uncertain.

Regional or global crises may motivate large-scale purchases of Bitcoin which could increase the price of Bitcoin rapidly. This may increase the likelihood of a subsequent price decrease as crisis-driven purchasing behavior wanes, adversely affecting the value of any Bitcoin we hold or expect to acquire for our own account. Such risks are similar to the risks of purchasing commodities in general uncertain times, such as the risk of purchasing, holding or selling gold.

As an alternative to gold or fiat currencies that are backed by central governments, Bitcoin, which are relatively new, are subject to supply and demand forces. How such supply and demand will be impacted by geopolitical events is uncertain but could be harmful to us and investors in our securities. Nevertheless, political or economic crises may motivate large-scale acquisitions or sales of Bitcoin either globally or locally. Such events would have a material adverse effect on our ability to continue as a going concern or to pursue this segment at all, which would have a material adverse effect on our business, prospects or operations and potentially the value of any Bitcoin we hold or expect to acquire for our own account.

Acceptance and/or widespread use of Bitcoins is uncertain.

Currently, there is a relatively small use of Bitcoin in the retail and commercial marketplace for goods or services. In comparison there is relatively large use by speculators contributing to price volatility.

The relative lack of acceptance of Bitcoin in the retail and commercial marketplace limits the ability of end-users to use them to pay for goods and services. Such lack of acceptance or decline in acceptances would have a material adverse effect on our ability to continue as a going concern or to pursue this segment at all, which would have a material adverse effect on our business, prospects or operations and potentially the value of any Bitcoin we hold or expect to acquire for our own account.

Political or economic crises may motivate large-scale sales of Bitcoins, which could result in a reduction in value and adversely affect us.

As an alternative to fiat currencies that are backed by central governments, digital assets such as Bitcoin, which are relatively new, are subject to supply and demand forces based upon the desirability of an alternative, decentralized means of buying and selling goods and services, and it is unclear how such supply and demand will be impacted by geopolitical events. Nevertheless, political or economic crises may motivate large-scale acquisitions or sales of Bitcoin either globally or locally. Large-scale sales of Bitcoin would result in a reduction in their value and could adversely affect us. Such circumstances would have a material adverse effect on our ability to continue as a going concern or to pursue this segment at all, which would have a material adverse effect on our business, prospects or operations and potentially the value of any Bitcoin we hold or expect to acquire for our own account and harm investors.

Transactional fees may decrease demand for Bitcoin and prevent expansion.

As the number of Bitcoin awarded for solving a block in a blockchain decreases, the incentive for miners to continue to contribute to the Bitcoin network will transition from a set reward to transaction fees. Either the requirement from miners of higher transaction fees in exchange for recording transactions in a blockchain or a software upgrade that automatically charges fees for all transactions may decrease demand for Bitcoin and prevent the expansion of the Bitcoin network to retail merchants and commercial businesses, resulting in a reduction in the price of Bitcoin that could adversely impact an investment in our securities.

In order to incentivize miners to continue to contribute to the Bitcoin network, the Bitcoin network may either formally or informally transition from a set reward to transaction fees earned upon solving a block. This transition could be accomplished by miners independently electing to record in the blocks they solve only those transactions that include payment of a transaction fee. If transaction fees paid for Bitcoin transactions become too high, the marketplace may be reluctant to accept Bitcoin as a means of payment and existing users may be motivated to switch from Bitcoin to another Bitcoin or to fiat currency. Decreased use and demand for Bitcoin may adversely affect its value and result in a reduction in the price of Bitcoin and the value of our securities.

Bitcoin inventory, including that maintained by or for us, may be exposed to cybersecurity threats and hacks.

As with any computer code generally, flaws in Bitcoin codes may be exposed by malicious actors. Several errors and defects have been found previously, including those that disabled some functionality for users and exposed users’ information. Exploitations of flaws in the source code that allow malicious actors to take or create money have previously occurred. Despite our efforts and processes to prevent breaches, our devices, as well as our servers, computer systems and those of third parties that we use in our operations, are vulnerable to cyber security risks, including cyber-attacks such as viruses and worms, phishing attacks, denial-of-service attacks, physical or electronic break-ins, employee theft or misuse, and similar disruptions from unauthorized tampering with our servers and computer systems or those of third parties that we use in our operations. Such events could have a material adverse effect on our ability to continue as a going concern or to pursue our new strategy, which could have a material adverse effect on our business, prospects or operations and potentially the value of any Bitcoin or other Bitcoin we mine or otherwise acquire or hold for our own account.

Macro-market events or perception of the Bitcoin industry in general could negatively impact our financial condition.

The Bitcoin market has experienced significant volatility and disruptions, characterized by fluctuating prices, regulatory scrutiny, and varying public perception. These market conditions can potentially impact the reputation of firms operating in this space. There may be a heightened sense of caution or skepticism among customers, particularly retail investors, due to market instability. This could affect their investment decisions and trust in Bitcoin-related products and services. Counterparties, including institutional investors and service providers, may exercise increased due diligence and risk assessment when engaging with Bitcoin-focused businesses. Regulatory bodies globally are paying closer attention to Bitcoin assets, leading to a more stringent regulatory environment. This increased oversight can affect the perception of our business, particularly in terms of compliance and transparency.

The market conditions necessitate a robust risk management framework to navigate the volatility and maintain operational stability. We have enhanced our compliance and reporting mechanisms to align with evolving regulatory expectations. While the market disruptions have introduced challenges, our diversified portfolio and adaptive business model have mitigated substantial negative impacts.

In anticipation of these risks, we prioritize transparent communication with all stakeholders about market risks and our business practices, engage in educational initiatives to improve public understanding of Bitcoin assets and their potential and proactively adapt to regulatory changes and work closely with regulators to ensure compliance and build trust.

It may be illegal in the future, to acquire, own, hold, sell or use Bitcoin, participate in the blockchain or utilize similar digital assets in one or more countries, the ruling of which would adversely affect us.

Although currently Bitcoin, the blockchain and digital assets generally are not regulated or are lightly regulated in most countries, including the United States, and the United States may take regulatory actions in the future that could severely restrict the right to acquire, own, hold, sell or use these digital assets or to exchange for fiat currency. If the United States, federally, or individual states, take regulatory action to restrict the right to mine, acquire, hold sell or use digital assets, our business would be impacted. Such circumstances would have a material adverse effect on our ability to continue as a going concern or to pursue this segment at all, which would have a material adverse effect on our business, prospects or operations and potentially the value of any Bitcoin we hold or expect to acquire for our own account and could harm our investors.

Lack of liquid markets, possible manipulation of blockchain/Bitcoin-based assets and lack of effectiveness of safeguards for our Bitcoin may adversely affect us.

Digital assets that are represented and trade on a ledger-based platform may not necessarily benefit from viable trading markets. Stock exchanges have listing requirements and vet issuers, requiring them to be subjected to rigorous listing standards and rules and monitoring investors transacting on such platform for fraud and other improprieties. These conditions may not necessarily be replicated on a distributed ledger platform, depending on the platform’s controls and other policies. We have elected to use Coinbase – the largest US exchange by volume, and a publicly listed company – to sell our Bitcoin in an attempt to combat these issues. Coinbase maintains robust exchange controls, and operates futures markets, custodial services, and is a partner in multiple Bitcoin ETFs. We believe these elements significantly limit the ability of market manipulation due to low-liquidity. However, Coinbase does not have the same vetting of issuers as a national securities exchange, which leads to a higher potential risk for fraud or manipulation of digital assets. Such fraud or manipulation may decrease liquidity or volume, or increase volatility of digital securities or other assets, which may adversely affect us. Such circumstances would have a material adverse effect our ability to sell Bitcoin at profitable prices, which would have a material adverse effect on our business, prospects or operations and potentially the value of any Bitcoin we hold or expect to acquire for our own account and harm investors.

Additionally, other than relying on the security protocols and safeguards provided to Coinbase and Fireblocks account holders, the Company has not implemented any additional safeguards or policies to protect its Bitcoin other than limiting the personnel who have access to the accounts to our executive officers. We also currently do not have our Bitcoin insured against theft, hacking or loss. The risk of using digital wallets is that the possession of the Company’s Bitcoin is reliant upon a third-party maintaining control of its security protocols to protect possession. If Fireblocks were to be infiltrated, all of the Bitcoin held with it could potentially be lost or inaccessible. Further, if Coinbase were to be infiltrated after the Company’s Bitcoin is transferred into its account, such Bitcoin could potentially be lost or inaccessible. If either of those events occur, it could result in a loss of our all or some of our Bitcoin, which would have a material adverse effect on our business and financial condition as the sale of Bitcoin is our only source of revenue and the loss of such assets would mean the loss of our revenue.

If federal or state legislatures or agencies initiate or release tax determinations that change the classification of Bitcoin as property for tax purposes (in the context of when such Bitcoin are held as an investment), such determination could have a negative tax consequence on our Company or our shareholders.

Current IRS guidance indicates that digital assets such as Bitcoin should be treated and taxed as property, and that transactions involving the payment of Bitcoin for goods and services should be treated as barter transactions. While this treatment creates a potential tax reporting requirement for any circumstance where the ownership of a Bitcoin passes from one person to another, usually by means of Bitcoin transactions (including off-blockchain transactions), it preserves the right to apply capital gains treatment to those transactions which may adversely affect an investment in our Company.

Our dependence on third-party software and personnel may leave us vulnerable to price fluctuations and rapidly changing technology.

Competitive conditions within the Bitcoin industry require that we use sophisticated technology in the operation of our business. The industry for blockchain technology is characterized by rapid technological changes, new product introductions, enhancements and evolving industry standards. New technologies, techniques or products could emerge that might offer better performance than the software and other technologies we currently utilize, and we may have to manage transitions to these new technologies to remain competitive. We may not be successful, generally or relative to our competitors in the Bitcoin industry, in timely implementing new technology into our systems, or doing so in a cost-effective manner. During the course of implementing any such new technology into our operations, we may experience the system interruptions and failures discussed above. Furthermore, there can be no assurances that we will recognize, in a timely manner or at all, the benefits that we may expect as a result of our implementing new technology into our operations.

We rely on computer hardware, purchased or leased, and software licensed from and services rendered by third parties in order to provide our solutions and run our business, sometimes by a single-source supplier.

We rely on computer hardware, purchased or leased, and software licensed from and services rendered by third-parties in order to provide our solutions and run our business, sometimes by a single-source supplier. The hardware used are Bitcoin mining computers and related peripherals specifically programmed to mine Bitcoin. This hardware is purchased under standard contract terms, including purchase price, delivery date, and remediation for failures to meet delivery timelines. Third-party hardware may not continue to be available on commercially reasonable terms, or at all. Any loss of the right to use or any failures of third-party hardware could result in delays in our ability to provide our solutions or run our business until equivalent hardware is developed by us or, if available, identified, obtained and integrated, which could be costly and time-consuming and may not result in an equivalent solution, any of which could cause an adverse effect on our business and operating results. While this hardware is specialized, there are several primary vendors for this equipment, and numerous secondary retailers.

The primary software utilized by our business is “pooled mining services”, wherein miners direct their hashrate to a shared service to earn more consistent, predictable Bitcoin returns. We currently have agreed to the general terms and conditions of service with Foundry Digital Mining’s pool services. The pooled mining services are third-party software and services, and may not continue to be available on commercially reasonable terms, or at all. Any loss of the right to use or any failures of software or services could result in delays in our ability to provide our solutions or run our business until equivalent software or services are developed by us or, if available, identified, obtained and integrated, which could be costly and time-consuming and may not result in an equivalent solution, any of which could cause an adverse effect on our business and operating results. In the event that no “pooled mining services” are available at all, we believe our business can operate natively on the Bitcoin network without the use of such services. However, this would cause significant delays in the discovery of new blocks, and therefore payments, but result in a larger reward at the time of discovery. The ultimate effect would be an increased volatility in our earnings when viewed daily, but only a small disruption when viewed at an annual scale.

Risks Related to Laws and Regulations

Failure to comply with, or changes in, laws, regulations and enforcement activities may adversely affect the products, services and markets in which we operate.

We are subject to U.S. financial services regulations, a myriad of consumer protection laws, including economic sanctions, laws and regulations, anticorruption laws, escheat regulations and privacy and information security regulations. Changes to legal rules and regulations, or interpretation or enforcement of them, could have a negative financial effect on us. Any lack of legal certainty exposes our operations to increased risks, including increased difficulty in enforcing our agreements in those jurisdictions and increased risks of adverse actions by local government authorities, such as expropriations. In addition, the company from which we purchase power to run the machines is subject to regulation by federal and state authority and, as a result, could pass through some of those compliance obligations to us, which could adversely affect our business, financial condition or results of operations.

The regulatory landscape for Bitcoin assets is evolving rapidly, with significant jurisdictional variations. This creates uncertainty regarding compliance requirements, operational constraints, and potential legal challenges. U.S. and foreign regulatory bodies are increasingly asserting jurisdiction over Bitcoin assets, leading to a complex regulatory environment.

U.S. regulatory agencies, including the SEC, CFTC, and IRS, among others, have varying stances on Bitcoin assets. Changes in their regulatory approach could lead to significant operational and compliance challenges. The assertion of jurisdiction by U.S. regulators could result in stringent reporting requirements, increased compliance costs, and potential restrictions on certain Bitcoin-related activities.

●	Securities and Exchange Commission (SEC) Oversight: The SEC may assert that certain Bitcoin assets are securities and therefore subject to its regulatory purview. This could lead to stricter compliance requirements for token issuances and trading platforms. Though DMINT does not participate in the issuance or trading of these tokens, such scrutiny may materially impact the price of Bitcoin and our core business.

●	Commodity Futures Trading Commission (CFTC) Actions: The CFTC could enhance its oversight of Bitcoin derivatives and futures markets, impacting firms involved in these areas of the Bitcoin market. DMINT does not actively participate in these businesses, but Bitcoin is regulated by the CFTC as a commodity. Any change in regulation may impact the price of Bitcoin and our business, or otherwise change our handling of the sales and hedging of mined Bitcoin.

●	Anti-Money Laundering (AML) and Know Your Customer (KYC) Regulations: Regulatory bodies like the Financial Crimes Enforcement Network (FinCEN) may implement more stringent AML and KYC requirements for Bitcoin transactions. This could lead to enhanced customer due diligence and reporting obligations.

●	Taxation and Reporting Requirements: The Internal Revenue Service (IRS) in the U.S. and other national tax authorities may introduce or clarify tax reporting requirements for Bitcoin transactions, impacting the tax liabilities and compliance burden for Bitcoin businesses.

Foreign governments may impose their own regulatory frameworks, which could be more restrictive than those in the U.S. This can affect our ability to operate in international markets and may limit market accessibility. Differing regulations across jurisdictions can complicate compliance efforts, especially for a global operation like DMINT Inc.

●	European Union’s Markets in Bitcoin-Assets (MiCA) Regulation: The EU’s proposed MiCA framework aims to regulate Bitcoin asset issuers and service providers in the EU, setting standards for consumer protection, operational resilience, and market integrity. While MiCA is unlikely to directly impact our operations, it may require additional compliance costs for interacting with counterparties and service providers in these jurisdictions.

●	Global Regulatory Coordination Efforts: Efforts by international bodies like the Financial Action Task Force (FATF) and the G20 to establish global standards for Bitcoin regulation may require us to change regulatory reporting or adopt new compliance requests. Recognition of OFAC and FATF restricted parties lists may also increase the burden of meeting compliance requirements.

●	Data Privacy Regulations: Data privacy laws, like the General Data Protection Regulation (GDPR) in the EU, could affect how Bitcoin businesses handle user data and execute transactions. This may force DMINT to alter our business retention policies, compliance and regulation standards, or change our approach to expansion in these jurisdictions.

Specific regulatory actions in key markets like the U.S., EU, Asia, and others, such as licensing requirements, operational restrictions, or outright bans on certain Bitcoin activities, could significantly impact global Bitcoin asset markets. These impacts may have direct and secondary impacts on the price of Bitcoin, and, by extension, DMINT’s business.

Further, legislation enacted in New York restricted mining of Bitcoin to, in general, existing mining operations. As a result, we were forced to abandon certain endeavors to build out Bitcoin mining operations within New York. The title of the law signed by New York Governor Kathy Hochul on November 22, 2022 is “An act to amend the environmental conservation law, in relation to prohibiting certain Bitcoin mining operations that use carbon-based power sources”. The law bans certain Bitcoin mining operations that run on carbon-based power sources for the next two years, unless a proof-of-work mining company uses 100% renewable energy. The law also prohibits new entrants from coming online and existing companies from expanding or renewing permits if they do not meet the renewable energy requirement. The law is the first of its kind in the country and is aimed at curbing the state’s carbon footprint.

Risks Relating To Our Securities and this Offering

Our shares of common stock have never been publicly traded and there is no existing market for our common stock. An active trading market that will provide you with adequate liquidity for our common stock may not develop.

There is currently no public market for our common stock. We cannot predict the extent to which investor interest will lead to the development of an active and liquid trading market on Nasdaq for our common stock or, if such market develops, whether it will be maintained. In addition, all of the shares of DMINT held by Ronny Yakov, the chairman of the Company, will be restricted from sale in the public market for a period of six months commencing on the closing of our initial public offering. The lack of an active trading market on Nasdaq and low trading volume for our common stock may make it more difficult for you to sell our common stock and could lead to our share price becoming depressed or volatile. There can be no assurance that an active trading market for our common stock on either Nasdaq or any other exchange will develop. If an active and liquid trading market does not develop, relatively small sales of our common stock could have a significant negative impact on the price of our common stock.

Because our initial public offering price is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

If you purchase shares in this offering, you will pay more for your shares than the amount paid per share by our existing shareholders for their shares. As a result, you will experience immediate and substantial dilution of approximately $[●] per share, representing the difference between the initial public offering price of $[●] per share (the midpoint of the estimated price range set forth on the cover page of this prospectus), and our net tangible book value per share after giving effect to the net proceeds to us from this offering. In addition, you may experience further dilution to the extent that our shares are issued upon the exercise of any share options. See “Dilution” for a more complete description of how the value of your investment in the shares will be diluted upon completion of this offering.

Following the Spin-Off Distribution, the aggregate trading value of DMINT common stock and OLB common stock may be less than the trading value of OLB’s common stock before the Spin-Off Distribution.

The Spin-Off Distribution will result in two separate and distinct companies: OLB will own only assets related to the payment processing business and DMINT will own all assets related to Bitcoin mining. Although we expect that the Spin- Off Distribution will result in an increase in shareholder value, the aggregate trading value of the two separate entities after the Spin- Off Distribution may be less than the trading value of OLB common stock before the Spin-Off Distribution.

Our management will have broad discretion in how we use the net proceeds of this offering and might not use them effectively.

Our management will have considerable discretion over the use of proceeds from this offering. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used in a manner which you may consider most appropriate. Our management might spend a portion or all of the net proceeds from this offering in ways that our stockholders do not desire or that might not yield a favorable return. The failure by our management to apply these funds effectively could harm our business. Furthermore, you will have no direct say on how our management allocates the net proceeds of this offering. Until the net proceeds are used, they may be placed in investments that do not produce significant income or that may lose value.

Our directors, executive officers and principal stockholders will continue to have substantial control over our company after this offering, which could limit your ability to influence the outcome of key transactions, including a change of control.

Upon completion of this offering, our executive officers, directors and principal stockholders and their affiliates will own [●] shares of our common stock, or approximately [●]% of the outstanding shares of our common stock, based on the number of shares outstanding as of the date of this prospectus and assuming the sale of [●] shares of common stock in this offering at an assumed initial public offering price of $[●] per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and underwriters’ over-allotment option is not exercised. As a result, these stockholders will be able to exercise a significant level of control over all matters requiring stockholder approval, including the election of directors and the approval of mergers, acquisitions or other extraordinary transactions. They may also have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentration of ownership may have the effect of delaying, preventing or deterring a change of control of our company, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company and might ultimately affect the market price of our common stock.

[OLB will beneficially own greater than 50% of our common stock after the consummation of our initial public offering, which may cause us to be deemed a “controlled company” under the rules of Nasdaq.

OLB currently controls 100% of the voting power of our capital stock and will control approximately [●]% of the combined voting power of our capital stock upon consummation of our initial public offering. As a result, OLB owns more than 50% of our outstanding shares (and will continue to own more than 50% of our outstanding shares upon consummation of our initial public offering), and as such, we may be a “controlled company” under the rules of Nasdaq. Under these rules, a company of which more than 50% of the voting power is held by an individual, a group or another company is a “controlled company” and, as such, can elect to be exempt from certain corporate governance requirements, including requirements that:

●	a majority of the Board of Directors consist of independent directors;

●	the board maintain a nominations committee with prescribed duties and a written charter; and

●	the board maintain a compensation committee with prescribed duties and a written charter and comprised solely of independent directors.

As a “controlled company,” we may elect to rely on some or all of these exemptions, however, we do not intend take advantage of any of these exemption. Despite the fact we do not intend to take advantage of these exemptions, our status as a controlled company could make our common stock less attractive to some investors or otherwise harm our stock price.]

If securities or industry analysts do not publish research or reports about our business, or publish negative reports about our business, our share price and trading volume could decline.

As a newly-incorporated company, there is currently no analyst coverage of the Company. The trading market for our common stock will depend, in part, upon the research and reports that securities or industry analysts publish about us or our business. We do not have any control over analysts as to whether they will cover us, and if they do, whether such coverage will continue. If analysts do not commence coverage of the Company, or if one or more of these analysts cease coverage of the Company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline. In addition, if one or more of the analysts who cover us downgrade our shares or change their opinion of our shares, our share price may likely decline.

Our historical financial information may not be representative of the results we would have achieved as a stand -alone public company and may not be a reliable indicator of our future results.

The costs and expenses reflected in our historical financial information include an allocation for certain corporate functions historically provided by OLB that may be different from the comparable expenses that we would have incurred had we operated as a stand-alone company. Our historical financial information does not reflect changes that will occur in our cost structure, financing and operations as a result of our transition to becoming a stand -alone public company following the consummation of our initial public offering, including potential increased costs associated with reduced economies of scale and increased costs associated with SEC reporting and Nasdaq requirements.

We have made allocations based upon available information and assumptions that we believe are reasonable to reflect these factors, among others, in our historical financial data. However, our assumptions may prove not to be accurate, and accordingly, the historical financial data presented in this prospectus forms apart should not be assumed to be indicative of what our financial condition or results of operations would have actually been as an independent publicly traded company nor to be a reliable indicator of what our financial condition or results of operations actually may be in the future.

We may need additional capital, and the sale of additional common stock or other equity and equity-linked securities could result in additional dilution to our shareholders, and the incurrence of additional indebtedness could increase our debt service obligations.

We may require additional cash resources due to changed business conditions, strategic acquisitions or other future developments. If these resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity and equity-linked securities could result in additional dilution to our shareholders. The sale of substantial amounts of our common stock could dilute the interests of our shareholders and adversely impact the market price of our common stock. The incurrence of indebtedness would increase debt service obligations and result in operating and financing covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

Future sales by our stockholders may adversely affect our stock price and our ability to raise funds in new stock offerings.

Sales of our common stock in the public market following this offering or at the conclusion of any required lock-up periods could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Of the shares to be outstanding immediately after completion of the offering, all [●] shares sold in this offering will be freely tradable unless held by an affiliate of ours. Of the remaining [●] shares of common stock outstanding after this offering, no shares are, or will be, freely tradable without restriction immediately after the consummation of this offering. Approximately [●] of these shares, representing shares not held by our “affiliates,” may generally be resold under SEC Rule 144 beginning 90 days from the effectiveness of the registration statement of which this prospectus forms a part, subject to any lock-up agreements entered into between such stockholders and D. Boral Capital, LLC.

Additionally, we intend to register shares of common stock that are reserved for issuance under our 2026 Equity Incentive Plan4. For more information, see the section entitled “Shares Eligible for Future Sale — Registration Statements on Form S-8.”

Sales of substantial amounts of our common stock in the public market after this offering, or the perception that such sales will occur, could adversely affect the market price of our common stock and make it difficult for us to raise funds through securities offerings in the future. Of the shares to be outstanding after this offering, the shares offered by this prospectus will be eligible for immediate sale in the public market without restriction by persons other than our affiliates.

You may experience future dilution as a result of future equity offerings and other issuances of our common stock, preferred shares or other securities.

In order to raise additional capital, including to support our growth plans, or in connection with equity awards, strategic transactions or otherwise, we may in the future offer additional common stock, preferred shares, or other securities convertible into or exchangeable for our common stock, including convertible debt. We expect that a significant component of a future financing will be for additional mining computers will be through equity offerings. We cannot predict the size of future issuances or sales of our common stock, preferred shares or other securities, including those made in connection with future acquisitions or capital raising activities, or the effect, if any, that such issuances or sales may have on the market price of our common stock. The issuance and sale of substantial amounts of common stock, preferred shares or other equity-linked securities, or announcement that such issuance and sales may occur, could adversely affect the market price of our common stock. In addition, we cannot assure you that we will be able to make future sales of our common stock, preferred shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors, and investors purchasing shares or other securities in the future could have rights that are superior to existing shareholders. The issuance of additional common stock, preferred shares or other securities could adversely impact the trading price of our common stock.

[4]	NTD: To discuss and confirm with company.

The market price of our common stock may be subject to significant fluctuations.

The market price of our common stock may be subject to significant fluctuations as a result of many factors, some of which are beyond our control. Such factors include:

●	actual or anticipated fluctuations in quarterly and annual variations in our results of operations;

●	changes in market valuations or sales or earnings estimates or publication of research reports by analysts;

●	changes in earnings estimates or shortfalls in our operating results from levels forecasted by securities analysts;

●	speculation in the press or investment community about our business or the Bitcoin mining industry;

●	changes in market valuations of similar companies and stock market price and volume fluctuations generally;

●	strategic actions by us or our competitors such as mergers, acquisitions, joint ventures, strategic alliances or restructurings;

●	changes in government and other regulatory developments;

●	additions or departures of key personnel;

●	general market conditions and the state of the securities markets; and

●	domestic and international economic, market and currency factors unrelated to our performance.

The Bitcoin mining industry has been highly unpredictable. In addition, the stock markets in general, and the markets for Bitcoin in general, have experienced extreme volatility that has sometimes been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock.

We may have difficulty operating as an independent, publicly traded company.

As an independent, publicly traded company, we believe that our business will benefit from, among other things, allowing us to better focus our financial and operational resources on our specific business, allowing our management to design and implement corporate strategies and policies that are based primarily on the business characteristics and strategic decisions of our business, allowing us to more effectively respond to Bitcoin market dynamics. However, we may not be able to achieve some or all of the benefits that we believe we can achieve as an independent company in the time we expect, if at all. Because our business has previously operated as part of the wider OLB organization, we may not be able to successfully implement the changes necessary to operate independently and may incur additional costs that could adversely affect our business.

We will incur significant increased costs as a result of operating as a public company and our management will be required to devote substantial time to new compliance initiatives.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company and subsidiary of OLB. The Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC and Nasdaq, has imposed various requirements on public companies. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, we anticipate that compliance with these rules and regulations will increase our legal, accounting and financial compliance costs substantially. A number of those requirements will require us to carry out activities we have not done previously. For example, we will create new board committees and adopt new internal controls and disclosure controls and procedures. In addition, these rules and regulations may make our activities related to legal, accounting and financial compliance more difficult, time-consuming and costly and may also place undue strain on our personnel, systems and resources. Furthermore, if we identify any issues in complying with those requirements (for example, if we or our auditors identify a material weakness or significant deficiency in our internal control over financial reporting), we could incur additional costs rectifying those issues, and the existence of those issues could adversely affect us, our reputation or investor perceptions of us. If these requirements divert the attention of our management and personnel from other business concerns, they could have a material adverse effect on our business, financial condition and results of operations. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantial costs to maintain our current levels of such coverage. These increased costs will require us to divert a significant amount of money that we could otherwise use to expand our business and achieve our strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase our costs.

Failure to establish and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and stock price.

We are not currently required to comply with the rules of the SEC implementing Section 404 of the Sarbanes-Oxley Act and therefore are not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Upon becoming a publicly traded company, we will be required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which will require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of controls over financial reporting. Though we will be required to disclose changes made in our internal controls and procedures on a quarterly basis, we will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 until the year following our first annual report required to be filed with the SEC. As an “emerging growth company,” as defined in the JOBS Act, we may take advantage of certain temporary exemptions from various reporting requirements, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes Oxley Act (and the rules and regulations of the Securities and Exchange Commission thereunder). Once we no longer qualify as an “emerging growth company” under the JOBS Act and lose the ability to rely on the exemptions related thereto discussed above and depending on our status as per Rule 12b-2 of the Exchange Act, our independent registered public accounting firm may also need to attest to the effectiveness of our internal control over financial reporting under Section 404.

Based on the number of personnel available to serve the Company’s accounting function, management believes we are not able to adequately segregate responsibility over financial transaction processing and reporting. Further, the Company does not have a formal internal control environment in place and operating effectively. If we fail to develop and maintain an effective system of internal controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable laws and regulations could be materially and adversely affected and the market price of our common stock could be negatively affected, which could require additional financial and management resources.

If our common stock does not meet Nasdaq’s minimum share price requirement, and if we cannot cure such deficiency within the prescribed timeframe, our common stock could be delisted.

Under the rules of Nasdaq, listed companies are required to maintain a share price of at least $1.00 per share. If the share price declines below $1.00 for a period of 30 consecutive business days, then the listed company has a cure period of at least 180 days to regain compliance with the $1.00 per share minimum. If the price of our common stock closes below $1.00 for 30 consecutive days, and if we cannot cure that deficiency within the 180-day timeframe, then our common stock could be delisted.

If the market price of our common stock is below $5.00 per share, and we are not then on an exchange, under stock exchange rules, our shareholders will not be able to use such shares as collateral for borrowing in margin accounts. This inability to continue to use our common stock as collateral may lead to sales of such shares creating downward pressure and increased volatility in the market price of our common stock.

We are an emerging growth company and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an emerging growth company, as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our share price may be more volatile.

In addition, under the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 for so long as we are an emerging growth company.

For as long as we take advantage of the reduced reporting obligations, the information that we provide our shareholders may be different from information provided by other public companies.

If our estimates or judgments relating to our critical accounting policies prove to be incorrect, our results of operations could be adversely affected.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in our financial statements and accompanying notes appearing elsewhere in this prospectus. We base our estimates on short duration historical experience and on various other assumptions that we believe to be reasonable under the circumstances, as provided in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates.” The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities, and equity, and the amount of revenue and expenses. Significant estimates and judgments involve: revenue recognition, including revenue-related reserves; legal contingencies; valuation of our common stock and equity awards; income taxes; and sales and indirect tax reserves. Our results of operations may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our results of operations to fall below the expectations of securities analysts and investors, resulting in a decline in the market price of our common stock.

Techniques employed by short sellers may drive down the market price of our common stock.

Short selling is the practice of selling securities that the seller does not own but rather has borrowed from a third party with the intention of buying identical securities back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the securities between the sale of the borrowed securities and the purchase of the replacement common stock, as the short seller expects to pay less in that purchase than it received in the sale. As it is in the short seller’s interest for the price of the security to decline, many short sellers publish, or arrange for the publication of, negative opinions regarding the relevant issuer and its business prospects in order to create negative market momentum and generate profits for themselves after selling a security short.

An investment in our company may involve tax implications, and you are encouraged to consult your own advisors as neither we nor any related party is offering any tax assurances or guidance regarding our company or your investment.

An investment in our company generally, involves complex federal, state and local income tax considerations. Neither the Internal Revenue Service nor any State or local taxing authority has reviewed the transactions described herein, and may take different positions than the ones contemplated by management. You are strongly urged to consult your own tax and other advisors prior to investing, as neither we nor any of our officers, directors or related parties is offering you tax or similar advice, nor are any such persons making any representations and warrants regarding such matters.

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our financial condition and results of operations.

Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

●	changes in the valuation of our deferred tax assets and liabilities;

●	expected timing and amount of the release of any tax valuation allowances;

●	tax effects of stock-based compensation;

●	costs related to intercompany restructurings; or

●	changes in tax laws, regulations or interpretations thereof.

In addition, we may be subject to audits of our income, sales and other transaction taxes by federal, state and local authorities. Outcomes from these audits could have an adverse effect on our financial condition and results of operations.

As an “emerging growth company” under applicable law, we will be subject to lessened disclosure requirements, which could leave our stockholders without information or rights available to stockholders of more mature companies.

For as long as we remain an “emerging growth company”, we have elected to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●	taking advantage of an extension of time to comply with new or revised financial accounting standards;

●	reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We expect to take advantage of these reporting exemptions until we are no longer an “emerging growth company.” Because of these lessened regulatory requirements, our stockholders would be left without information or rights available to stockholders of more mature companies.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the shares of common stock we are offering will be approximately $[●] million based on an assumed offering price of $[●] per share (which represents the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus). If the underwriters fully exercise the over-allotment option, the net proceeds of the shares we sell will be approximately $[●] million. “Net proceeds” is what we expect to receive after deducting the underwriting discount and commission and estimated offering expenses payable by us.

We intend to use the net proceeds of this offering primarily for (i) electrical enhancements, (ii) payment of vendor obligations and (iii) working capital and general purpose.

We anticipate an approximate allocation of the use of net proceeds as follows:

Use of Net Proceeds	$ (in millions)*	%
Data Center Structural and Electrical Enhancements
Additional New Bitcoin Mining Equipment
Payment of Vendor Obligations(1)
Working Capital and General Purposes
Total		100%

*	Assuming the over-allotment option is not exercised.

(1)	We intend to use approximately $[●] million of the net proceeds to satisfy outstanding obligations to a certain contractor, arising from a contract dispute with the contractor relating to disputed invoices for services provided during 2023. These obligations do not bear interest and do not have a maturity date, as they are not indebtedness under a loan agreement, credit facility, or similar borrowing arrangement. The matter is pending before the Circuit Court of McNairy County, Tennessee, discovery is ongoing, and the case is not currently set for trial. The actual amount used for this purpose may vary depending on the final outcome of the litigation, any negotiated settlement, or other developments. For additional information regarding this pending matter, including the nature of the claims and potential outcomes, see “Business—Legal Proceedings.”

While we expect to use the net proceeds for the purposes described above, the amounts and timing of our actual expenditures will depend upon numerous factors, including the aggregate amount raised in this offering. The expected net proceeds from the sale of the shares of common stock offered hereby, if added to our current cash and cash equivalents is anticipated to be sufficient to fund our operations for at least the next 12 months. In the event that our plans change, our assumptions change or prove to be inaccurate, or the net proceeds of this offering are less than as set forth herein or otherwise prove to be insufficient, it may be necessary or advisable to reallocate proceeds or curtail certain activities, or we may be required to seek additional financing or curtail our operations. As a result of the foregoing, our success will be affected by our discretion and judgment with respect to the application and allocation of the net proceeds of this offering.

Each $1.00 increase (decrease) in the assumed initial public offering price of $[●] per share (the midpoint of the estimated price range set forth on the cover page of this prospectus) would increase (decrease) the net proceeds to us from this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, by approximately $[●], assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same. We may also increase or decrease the number of shares we are offering. An increase (decrease) of 500,000 in the number of shares we are offering would increase (decrease) the net proceeds to us from this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, by approximately $[●], assuming the initial public offering price stays the same. An increase of 500,000 in the number of shares we are offering, together with a $1.00 increase in the assumed initial public offering price of $[●] per share (the midpoint of the estimated price range set forth on the cover page of this prospectus), would increase the net proceeds to us from this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, by approximately $[●]. We do not expect that a change in the offering price or the number of shares by these amounts would have a material effect on our intended uses of the net proceeds from this offering, although it may impact the amount of time prior to which we may need to seek additional capital.

Pending their use, we plan to invest the net proceeds from this offering in short- and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our equity interests and we do not anticipate paying any cash dividends in the foreseeable future. The payment of dividends, if any, in the future is within the discretion of our board of directors and will depend on our earnings, capital requirements and financial condition and other relevant facts. We currently intend to retain all future earnings, if any, to finance the development and growth of our business.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2025.

●	on an actual basis;

●	on a pro forma basis to give effect to (i) the issuance of [___] shares of common stock to the OLB shareholders and (ii) the issuance of [____] shares to OLB to eliminate the outstanding liabilities of $[___] related to the services performed by OLB under the Shared Services Agreement at a price of $[___] per share; and

●	on a pro forma as adjusted basis to additionally give effect to the sale of shares of our common stock in this offering, assuming an initial public offering price of $[___] per share (the mid-point of the price range set forth on the cover page of this prospectus), after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

You should read the information in this table together with our financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus.

	As of September 30, 2025 (Unaudited)
	Actual	Pro Forma	Pro Forma as Adjusted
Cash	$51	$	$
Total Liabilities	$24,431,662
Stockholders’ Deficit
Preferred Stock, $0.001 par value, 100,000 shares authorized; no shares issued and outstanding on an actual basis, pro forma basis and pro forma, adjusted basis, respectively
Common Stock, $0.001, 1,000,000 shares authorized; 100, [ ] and [_] shares issued and outstanding on an actual basis, pro forma basis and pro forma, adjusted basis, respectively
Additional paid-in capital	$100
Accumulated deficit	$(21,289,962)
Total Stockholders’ equity (deficit)	$(21,289,862)
Total capitalization	$3,141,800

The number of shares of our common stock issued and outstanding, actual, is based on 100 shares of our common stock outstanding as of the date of this prospectus and excludes:

●	[●] shares of our common stock reserved for future issuance under our 2026 Equity Incentive Plan.

Each $1.00 increase (decrease) in the assumed initial public offering price of $[●] per share (the midpoint of the estimated price range set forth on the cover page of this prospectus) would increase (decrease) the amount of cash, additional paid-in capital, total stockholders’ equity (deficit) and total capitalization by approximately $[●], assuming the number of shares, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of 500,000 shares offered by us would increase (decrease) cash, total stockholders’ equity (deficit) and total capitalization by approximately $[●], assuming the assumed initial public offering price of $[●] per share (the midpoint of the estimated price range set forth on the cover page of this prospectus) remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

DILUTION

If you purchase shares of our common stock in this offering, your interest will be diluted immediately to the extent of the difference between the assumed initial public offering price of $[●] per share (the mid-point of the range appearing on the front cover of this prospectus) and the net tangible deficit per share of our common stock immediately upon the consummation of this offering. As of September 30, 2025, we had a historical net tangible deficit of [●], or [●] per share of common stock. Our historical net tangible deficit per share represents total tangible assets less total liabilities, divided by the number of shares of our common stock outstanding as of September 30, 2025.

Our pro forma net tangible book value as of September 30, 2025 was ($[____]), or ($[___]) per share of our common stock. Pro forma net tangible book value represents the amount of our total tangible assets less our total liabilities, after giving effect to the (i) the issuance of [___] shares of common stock to the OLB shareholders and (ii) the issuance of [____] shares to OLB to eliminate the outstanding liabilities of $[___] related to the services performed by OLB under the Shared Services Agreement at a price of $[___] per share.

After giving effect to the pro forma adjustments and our sale of [●] shares of common stock in this offering at an assumed initial public offering price of $[●] per share, and after deducting underwriters’ commissions and estimated offering expenses, our pro forma as adjusted net tangible book value as of September 30, 2025 would have been $[●], or $[●] per share of common stock. This represents an immediate increase in net tangible book value of $[●] per share of common stock to existing stockholders and an immediate dilution in net tangible book value of $[●] per share to purchasers of shares in this offering.

The following table illustrates this dilution on a per share of common stock basis assuming the underwriters do not exercise their option to purchase additional shares of common stock:

Assumed initial public offering price per share			$
Net tangible deficit per share as of September 30, 2025	$(	)
Pro forma net tangible book value per share	$			(	)
Pro forma increase in net tangible book value per share attributable to new investors	$
Pro forma as adjusted net tangible book value per share as of September 30, 2025, after giving effect to the offering	$
Dilution per share to new investors in the offering			$

The dilution information discussed above is illustrative only and may change based on the actual initial public offering price and other terms of this offering.

A $1.00 increase in the assumed initial public offering price of $[●] per share of common stock would increase our pro forma as adjusted net tangible book value after giving effect to this offering by $[●] million, or by $[●] per share of common stock, assuming the number of shares offered by us remains the same and after deducting the estimated underwriting discount. A $1.00 decrease in the assumed initial public offering price per share would result in equal changes in the opposite direction.

If the underwriters exercise their option in full to purchase [●] additional shares of common stock in this offering at the assumed offering price of $[●] per share, the pro forma as adjusted net tangible book value per share after this offering would be $[●] per share of common stock, the increase in the net tangible book value per share to existing stockholders would be $[●] per share of common stock and the dilution to new investors purchasing securities in this offering would be $[●] per share of common stock.

The following charts illustrate our pro forma proportionate ownership, upon completion of this offering by present stockholders and investors in this offering, compared to the relative amounts paid by each. The charts reflect payment by present stockholders as of the date the consideration was received and by investors in this offering at the public offering price. The charts further assume no changes in net tangible book value other than those resulting from the offering.

	Shares Purchased				Total Consideration			Average Price
	Amount (#)		Percent (%)		Amount ($)	Percent (%)		Per Share ($)
Existing stockholders	[●]	(1)	[●]	%	[●]	[●]	%	$	[●]
New investors	[●]		[●]	%	[●]	[●]	%	$	[●]
Total	[●]		100.0%		[●]	100.0%		$	[●]

(1)	The number of shares of our common stock issued and outstanding is based on 100 shares of our common stock outstanding as of the date of this prospectus and excludes:

●	[●] shares of our common stock reserved for future issuance under our 2026 Equity Incentive Plan, which will become effective as of the closing of this offering[5].

The table below assumes the underwriters’ exercise their over-allotment option in full:

	Shares Purchased				Total Consideration			Average Price
	Amount (#)		Percent (%)		Amount ($)	Percent (%)		Per Share ($)
Existing stockholders	[●]	(1)	[●]	%	[●]	[●]	%	$	[●]
New investors	[●]		[●]	%	[●]	[●]	%	$	[●]
Total	[●]		100.0%		[●]	100.0%		$	[●]

(1)	The number of shares of our common stock issued and outstanding is based on 100 shares of our common stock outstanding as of the date of this prospectus and excludes:

●	[●] shares of our common stock reserved for future issuance under our 2026 Equity Incentive Plan, which will become effective as of the closing of this offering.

[5]	NTD: To discuss and confirm with client.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes included elsewhere in this prospectus. Data as of and for the nine months ended September 30, 2025 and 2024 has been derived from our unaudited financial statements appearing at the end of this prospectus. Data as of and for the years ended December 31, 2024 and 2023 has been derived from our audited financial statements appearing at the end of this prospectus. Results for any interim period should not be construed as an inference of what our results would be for any full fiscal year or future period. This discussion and other parts of this prospectus contain forward-looking statements, such as those relating to our plans, objectives, expectations, intentions, and beliefs, which involve risks and uncertainties. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the sections titled “Special Note Regarding Forward-Looking Statements” and “Risk Factors” included elsewhere in this prospectus

Overview

Results of Operations

Year Ended December 31, 2024 Compared to the Year Ended December 31, 2023

For the year ended December 31, 2024, we had total revenue of $413,332 compared to $538,718 of revenue for the year ended December 31, 2023, a decrease of $125,386 or 23.3%. The decrease was a result of the fewer Bitcoin mined during 2024 offset by higher prices of Bitcoin during 2024 when compared to 2023.

Depreciation expense for the year ended December 31, 2024, was $2,542,818 compared to $3,212,510 for the year ended December 31, 2023, a decrease of $669,692 or 20.8%. The decrease is due to assets becoming fully depreciated over time.

Amortization expense for the year ended December 31, 2024, was $449,995 compared to $449,996 for the year ended December 31, 2023.

Contracted services expense for the year ended December 31, 2024, was $18,976 compared to $121,006 for the year ended December 31, 2023, a decrease of $102,030 or 84.3%. The decrease was due the closing of our Pennsylvania facility.

Wage expenses for the year ended December 31, 2024, were $1,000,420 compared to $1,058,327 for the year ended December 31, 2023, a decrease of $57,907 or 5.5%. The decrease is due to a decrease in headcount.

Professional fees for the year ended December 31, 2024, were $330,439 compared to $168,933 for the year ended December 31, 2023, an increase of $161,506 or 95.6%. Professional fees consist mainly of audit and legal fees and increased mainly due to an increase in legal fees.

Utilities expense for the year ended December 31, 2024, was $325,671 compared to $677,493 for the year ended December 31, 2023, a decrease of $351,822 or 51.9%. Much of the utility expense is incurred for running our miners. In the current period we used less electricity due to less miners in operation. We had 400 miners operating; however, at times the miners were turned off for a brief period so maintenance could be done on the building.

Equipment and maintenance expense for the year ended December 31, 2024, was $24,616 compared to $136,274 for the year ended December 31, 2023, a decrease of $111,658 or 81.9%. In the current year we had fewer minors running therefore requiring less maintenance.

Impairment expense for the year ended December 31, 2024, was $2,962,469 compared to $259,931 for the year ended December 31, 2023, an increase of $2,702,538.  Our impairment expense in the current year relates to our exclusive agreement to purchase natural gas. During the year ended December 31, 2023, the Company wrote off $985,000 worth of bitcoin mining equipment that were in need of repair, therefore their recoverability was questionable, recognizing a loss on impairment of $259,931.

General and administrative expenses for the year ended December 31, 2024 were $393,918 compared to $464,390 for the year ended December 31, 2023, a decrease of $70,472 or 15.2%. In the current period we had a decrease in travel expense of approximately $22,000, internet expense of $24,000, conference related expense of $9,800 and rent expense of $$74,000. These decreases were offset with an increase of our insurance expense of approximately $100,700.

For the year ended December 31, 2024, we recognized a realized gain on the sale of our bitcoin of $222,751 and an unrealized gain on investment of $274,731.

For the year ended December 31, 2023, we recognized a realized gain on the sale of our bitcoin of $288,584 and an unrealized gain on investment of $23,662.

Our net loss for the year ended December 31, 2024, was $7,138,508 compared to $5,697,896 for the year ended December 31, 2023. This was an increase in our net loss of $1,440,612 for the reasons discussed above.

Results of Operations

Three Months Ended September 30, 2025 Compared to the Three Months Ended September 30, 2024

For the three months ended September 30, 2025, we had total revenue of $78,814 compared to $71,056 of revenue for the three months ended September 30, 2024, an increase of $7,758 or 10.9%. The increase was a result of the more Bitcoin mined during 2025.

Depreciation expense for the three months ended September 30, 2025, was $120,694 compared to $638,075 for the three months ended September 30, 2024, a decrease of $517,381 or 81.1%. The decrease is due to assets becoming fully depreciated over time.

Amortization expense for the three months ended September 30, 2025, was $0 compared to $112,498 for the three months ended September 30, 2024, a decrease of $112,498. The decrease is due to assets becoming fully depreciated over time.

Wage expenses for the three months ended September 30, 2025, were $242,647 compared to $244,514 for the three months ended September 30, 2024, an decrease of $1,867 or 0.8%.

Professional fees for the three months ended September 30, 2025, were $44,500 compared to $28,632 for the three months ended September 30, 2024, an increase of $15,868 or 55.4%. Professional fees consist mainly of audit and legal fees and increased mainly due to an increase in legal fees.

Utilities expense for the three months ended September 30, 2025, was $192,321 compared to $(6,370) for the three months ended September 30, 2024, an increase of $198,691. Much of the utility expense is incurred for running our miners. In the prior period, miners were temporarily taken offline due to work required to complete electrical enhancement to the building.

General and administrative expenses for the three months ended September 30, 2025 were $28,432 compared to $101,589 for the three months ended September 30, 2024, a decrease of $73,157 or 72%. In the current period we had a decrease in travel-related expenses of approximately $10,190, and insurance expense of $67,872.

For the three months ended September 30, 2025, we had $191 of interest expense compared to a realized loss on the sale of our bitcoin of $2,478 for the three months ended September 30, 2024.

Our net loss for the three months ended September 30, 2025, was $549,971 compared to $1,050,360 for the three months ended September 30, 2024. This was a decrease in our net loss of $500,389 for the reasons discussed above.

Nine Months Ended September 30, 2025 Compared to the Nine Months Ended September 30, 2024

For the nine months ended September 30, 2025, we had total revenue of $224,486 compared to $334,992 of revenue for the nine months ended September 30, 2024, a decrease of $110,506 or 33%. The decrease was a result of the less Bitcoin mined during 2025.

Depreciation expense for the nine months ended September 30, 2025, was $503,982 compared to $2,175,890  for the nine months ended September 30, 2024, a decrease of $1,671,908 or 76.8%. The decrease is due to assets becoming fully depreciated over time.

Amortization expense for the nine months ended September 30, 2025, was $0 compared to $337,496 for the nine months ended September 30, 2024. The decrease is due to assets becoming fully amortized.

Wage expenses for the nine months ended September 30, 2025, were $754,220 compared to $745,731 for the nine months ended September 30, 2024, an increase of $8,489 or 1.1%.

Professional fees for the nine months ended September 30, 2025, were $162,333 compared to $213,133 for the nine months ended September 30, 2024, a decrease of $50,800 or 23.8%. Professional fees consist mainly of audit and legal fees and decreased mainly due to a decrease in legal fees.

Utilities expense for the nine months ended September 30, 2025, was $385,186 compared to $385,676 for the nine months ended September 30, 2024, a decrease of $490 or 0.1%. Much of the utility expense is incurred for running our miners.

General and administrative expenses for the nine months ended September 30, 2025 were $80,072 compared to $382,410 for the nine months ended September 30, 2024, a decrease of $302,338 or 79.1%. In the current period we had a decrease in computer related expenses of approximately $52,800, and insurance expense of $241,000.

For the nine months ended September 30, 2025, we had $191 of interest expense. For the nine months ended September 30, 2024, we recognized a realized gain on the sale of our bitcoin of $222,751 and an unrealized gain on investment of $274,731.

Our net loss for the nine months ended September 30, 2025, was $1,661,498 compared to $3,407,862  for the nine months ended September 30, 2024. This was a decrease in our net loss of $1,746,364 for the reasons discussed above.

Liquidity and Capital Resources

For the nine months ended September 30, 2025, we used $1,051,536 of cash in operating activities, which included our net loss of $1,661,498 offset by $503,982 for depreciation expense, and net changes in operating assets and liabilities of $105,980. For the nine months ended September 30, 2025, we received $1,237,069 of proceeds from related parties and repaid $185,793.

For the year ended December 31, 2024, we used $931,985 of cash from operating activities, which included our net loss of $7,138,508 offset by $2,992,813 for amortization and depreciation expense, $2,962,469 for impairment expense, $222,751 from the gain on sale of Bitcoin, a gain on investment of $274,731 and net changes in operating assets and liabilities of $748,723. For the year ended December 31, 2024, we had cash flows from investing activities of $548,393 from the sale of an investment and received $383,258 of proceeds from related parties.

At September 30, 2025, the Company had cash of $51 and a working capital deficit of $24,018,394.

Since inception, the cost of the Company’s operations has been solely funded by our sole stockholder and parent company The OLB Group, Inc.(“OLB”), which owns 100% of the Company prior to our initial public offering. Prior to entry into the SSA (as further discussed below), we would send all invoices to OLB for payment and OLB would pay them. OLB did not charge any interest on the payments and no formal agreement was entered into governing the payments due to the fact that we were a wholly owned subsidiary of OLB. During the nine months ended September 30, 2025 the Company received $1,237,069 in funding from OLB and repaid $185,793. The amounts due to OLB are inclusive of liabilities incurred under the Shared Services Agreement. As of September 30, 2025, the total amount due to related parties was $23,712,677. Concurrently with the consummation of our initial public offering, we plan to enter into an agreement with OLB to convert the entire amount due to OLB into common stock of the Company at $5.00 per share, the amount that the Company and OLB believe is the fair market value of the DMINT shares (based on a total Equity Valuation report as of August 28, 2025).

Bitcoin has been converted to fiat on an as needed basis. Converting Bitcoin to fiat is done using the Bitcoin exchange Coinbase. Coinbase charges a fee between 0.05% and 0.6% of the trade amount. After our Bitcoins are mined, they are held at Fireblocks in a storage wallet until the Company is ready to sell and then it transfers the Bitcoin to its Coinbase account to sell on the Coinbase exchange. Our Fireblocks is a hot wallet, and we pay Fireblocks an annual fee of $4,500 to hold our Bitcoin. Our CEO and VP of Finance virtually hold the private keys to our Fireblocks and Coinbase accounts and they are the only individuals able to access the accounts. Fireblocks and Coinbase are unable to access the accounts without our approval. To make a trade, either our CEO or VP of Finance has to initiate the trade while the other executive has to approve the trade. The dual authentication does not allow a single person to make a trade. The Company currently does not sell Bitcoins using a calculated turnover schedule or using any pricing strategy. It sells when there is a need for capital. Other than relying on the security protocols and safeguards provided to Coinbase and Fireblocks account holders, the Company has not implemented any additional safeguards or policies other than limiting the personnel who have access to the accounts.

The average hold period will vary depending on market conditions. At December 31, 2021, we had 5.28 Bitcoin held for an average of 2 months. At December 31, 2022, we had 30.81 Bitcoin held for an average 8 months. At December 31, 2023, we had 1.01 Bitcoin held for 1 month. Due to the extreme volatility in the price of Bitcoin, it is hard to determine how much the proceeds will be when we decide to sell Bitcoin and we may be forced to sell Bitcoin at a price much lower than Bitcoin is valued at today to cover our accountable expenses. We would try to avoid selling at prices we deem too low, which could last for months, which would impact our liquidity and our ability to expand our business as we would be solely selling Bitcoin to pay for accountable expenses.

On November 29, 2021, OLB entered into a Master Equipment Finance Agreement (“MFA”) with VFS, LLC (“VFS”) in connection with DMINT’s initial purchase of 100 mining computers. The MFA requires that OLB pay $24,837 per month to VFS for 36 months until March 2025. The mining computers have been pledged as collateral and, in the event of default by OLB, VFS has the option to take possession of all or a portion of the mining computers to satisfy any outstanding indebtedness. During the nine months ended September 30, 2025, OLB settled the amount outstanding with the issuance of its common stock.

The Company has plans to grow its Bitcoin mining business by purchasing more mining computers. It will need to raise capital through either selling Bitcoin mined from mining operations, the sale of the Company’s equity or borrowing. In the event that our initial public offering occurs in the first quarter of 2026 and assuming we can raise capital of at least $16  million, we plan on purchasing 4,000 new computers and would expect to pay approximately $5,500 per computer. We do not anticipate using any proceeds we can receive in connection with the SSA to pay for the new computers and will only proceed with the purchases if we are able to obtain third-party funding. If our initial public offering is not consummated by the first half of 2026 or we are unable to raise additional capital, we would be forced to utilize proceeds from the sale of Bitcoin to purchase additional computers, which due to the high volatility of the price of Bitcoin, it would be hard to ascertain the amount of computers we could purchase.

In order for the Company to execute all of its future plans to do business in the Bitcoin-mining marketplace, it may be necessary to obtain additional capital. This can be done by the sale of equity or debt securities or obtaining a loan utilizing the property and equipment as collateral. There can however be no assurances that the Company will be able to raise additional funds to expand its Bitcoin-mining business. The Company has reviewed its cash flow activity during 2024 and projected cash flow forecast for 2025 and performed an overall analysis of market trends to determine whether or not it has sufficient liquidity to continue as a going concern for a period of at least twelve months from the date of this prospectus. Based on projected cash to be used in operations to be offset by expected proceeds from the this offering and loan proceeds from Ronny Yakov under the loan agreement, the Company believes it has sufficient liquidity in order to sustain operations for at least the twelve months following the consummation of our initial public offering. However, management recognizes that it may be required to obtain additional resources to successfully execute its business plans. No assurances can be given that management will be successful in raising additional capital, if needed, or on acceptable terms. Without raising additional capital, either via additional advances made pursuant to the sale of our equity securities, related party loan or from other sources, there is substantial doubt about the Company’s ability to continue as a going concern through September 30, 2026. The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. This basis of presentation contemplates the recovery of the Company’s assets and the satisfaction of liabilities in the normal course of business.

The following is a summary of a “breakeven” analysis illustrating the number of Bitcoin that need to be mined for the company to have positive working capital.

Bitcoin breakeven analysis

Current Cost - 400 miners

	2021	2022	2023	2024	Nine months September 30, 2025
Mining Revenues	$304,004	$726,179	$538,718	$413,332	$224,486
Bitcoin mined	5.28	25.53	20.87	7.62	2.11
Value of one mined bitcoin	$57,577	$28,444	$25,813	$54,243	$106,291
Depreciation Expense	$346,475	$2,773,519	$3,212,510	$2,542,818	$503,982
Other Expense	$136,981	$833,481	$818,633	$346,729	$384,881
Total Cost of Revenue	$483,456	$3,604,001	$4,031,143	$2,889,547	$888,863
Breakeven of One Bitcoin	$91,564	$141,285	$193,155	$379,206	$421,262
Breakeven of One Bitcoin - excluding depreciation expense	$25,943	$32,647	$39,225	$45,503	$182,408

The breakeven analysis is computed by taking the cost of revenues for the given period and dividing that sum by the number of bitcoins mined during the same period. For instance, in 2024 the $2,889,547 cost of revenues is divided by 7.62 bitcoins mined, resulting in an average cost of $379,206 per coin.

The breakeven analysis is an operational metric that considers direct operational costs, such as depreciation expense, electricity, financing expenses, internet expense, and maintenance and repair expenses. The mining equipment was originally financed primarily through equity capital raises and cash flows resulting from the sale of bitcoin generating by mining operations. The Company currently has one financing lease agreement related to 100 mining machines. The depreciation expense includes total expense for the purchase of all 1,000 miners, even though only 400 are in use.

The breakeven analysis is a non-GAAP measure, similar to the way the gold industry reports gold-equivalent ounces to provide uniform measures of various revenue streams from different commodities (such as gold, copper, nickel, etc.). Much like the gold industry, the purpose of this calculation is to offer the reader a bitcoin-equivalent datapoint for DMint within the context of its primary revenue stream. This enables readers to easily compare DMint’s operations with other bitcoin mining companies.

By dividing the total cost of revenues by the number of bitcoins generated, we arrive at the breakeven point. Therefore, if DMint sold a bitcoin at the same price, it would have achieved a breakeven.

The breakeven cost of mining bitcoin is influenced primarily by two factors. First, the cost of electricity. Second, it’s affected by the global hashrate of the Bitcoin network. Currently DMint only has access to 0.65MW of electricity. This allows the company to run 400 miners. Due to this, the current cost of electricity is higher than it will be once the facility has been completed to full capacity. For the last nine months, DMint has paid an average of $0.101 per kWh compared to $0.035 per kWh once the facility is completed. This price includes curtailment rate reduction. Conversely, the global hashrate of the Bitcoin network has shown a consistent upward trend. This increase in the global hashrate has led to fewer bitcoins being mined for the same amount of energy consumption. The combined effect of these changes in the two key cost drivers has resulted in an increase in the overall breakeven level as of September 30, 2025 compared to September 30, 2024.

Significant Accounting Policies

Refer to Note 2 of our December 31, 2024, consolidated financial statements contained elsewhere in this prospectus for a summary of our significant accounting policies and recently adopted and issued accounting standards.

BUSINESS

Overview

Dmint, Inc. (“DMINT” or the “Company”), a Delaware corporation was formed on July 23, 2021. DMINT is a Bitcoin mining company that has been a wholly owned subsidiary of The OLB Group, Inc. (“OLB”), a fintech public company listed on NASDAQ: OLB. Currently, we own and have 1,000 mining computers in our Selmer, Tennessee Mining Facility, which is owned by DMINT’s wholly owned subsidiary, DMINT Real Estate Holdings, Inc. At our Tennessee Mining Facility, we are only able to obtain 0.65MW of electricity due to its current structural capabilities. Therefore, as of the date of this prospectus, we are only able to operate a maximum of 400 mining computers. The facility is approximately 15,000 square feet and has space for further expansion of up to 5,000 miners. We also have all the necessary electrical hardware and cooling solutions, such as transformers, panel guards, direct buses, smart power distribution units, cooling fans, and louvers to operate up to 5,000 miners. However, we do not have the capital necessary to pay for the installation of the equipment currently to allow our Tennessee Mining Facility to have such capabilities. When we are able to obtain enough capital to expand our Tennessee Mining Facilities structural capabilities, we plan to expand our operations to up 5,000 miners. Such planned expansion will occur in two phases. In phase one, we plan to scale the number of miners we operate from the 400 we currently operate to the 1,000 we currently own. To achieve this, we plan to expand our existing power capacity of 0.65MW. We have begun discussions with Pickwick on providing up to 20MW. Simultaneously, we will expand our infrastructure to accommodate the additional hardware and enhance the cooling and ventilation systems to handle the increased heat output. We believe this phase can be completed within 90 days of receipt of the funds necessary to expand our capabilities. In phase two, we plan to scale the number of miners we operate from 1,000 to 5,000. To achieve this, we will need to purchase an additional 4,000 miners and set them up in our Tennessee Mining Facility. We plan to enter into negotiations with Pickwick in the future to provide this additional power and will further expand our infrastructure to accommodate the additional hardware and enhance the cooling and ventilation systems to handle the increased heat output. In the event that our initial public offering is consummated in the first half of 2026 and assuming we can raise capital of at least $16 million, we plan on purchasing 4,000 new computers as soon as phase one is complete6. We also have six data centers at this location but none of them are currently operational.

Model	Number of Miners	Number in Operation on September 30, 2025
ASIC S19jPro 96th	676	296
ASIC S19jPro 100th	232	56
ASIC S19jPro 104th	92	48
Total	1,000	400

The Company focuses its Bitcoin mining business in the United States, specifically focusing solely on mining of Bitcoin. Revenue is generated from mining Bitcoin. Due to the increasing difficulty and competitive nature of mining, DMINT may invest more in R&D to enhance its technology and efficiency through more efficient and less costly energy resources. The Company has no plans at this time to mine, invest or transact in assets other than Bitcoin.

The Company’s focus has been on operating the mining operation in a manner that is least impactful on the environment. The following is a summary of the mining process utilizing an existing electricity network.

[6]	NTD: Company to confirm.

Pickwick Electric Co-Op in Tennessee

We currently source all of the power utilized for our mining computers from the local electric utility company, Pickwick Electric Cooperative. We source this power pursuant to three agreements with Pickwick, dated September 26, 2022, November 11, 2022 and December 7, 2023, respectively, pursuant to which Pickwick has agreed to supply all electricity purchased for use at the Company’s facility located at 565 Industrial Park Drive, Selmer, Tennessee, up to an aggregate amount of 16,575 KW. The electricity furnished under the agreement is to be provided in the form of a three-phase alternating current, at approximately 60 Hertz and 120/208 volts. The cost of electricity is calculated by the number of Kilowatt hours we use during the billing cycle multiplied by the cost per Kilowatt. Pickwick is responsible for all maintenance of the point of delivery for the electricity. Pickwick receives the electricity from the Tennessee Valley Authority. The power agreements each have a one-year term that automatically renews annually unless either party provides 30 day written notice prior to the expiration of the one-year term. We expect that by the end of 2026, we will be able to have access of 85MW of electrical power to operate our mining computers.

To maximize computing power per MW, we plan to utilize leading technology and mining equipment. Currently, we consider the United States to be the most suitable geographical location for Bitcoin mining. There are both transparency and regulatory protections afforded by the U.S. legal system, including access to capital markets.

The Company’s operational cost from June 2023 to September 2025 of $0.097 per kWh is lower than the national average in the industrial section as of September 2025 of approximately $0.124 per kWh  (https://shrinkthatfootprint.com/commercial-vs-residential-electricity-rates-across-the-us/), reflecting its efficiency and cost-effective operations in power services. This cost efficiency is attributed to our strategic choices in location, investment in energy-efficient technologies, and negotiated power agreements that allow us to maintain lower operational costs. Cost efficiency in power services is crucial for our business where power costs significantly impact overall profitability.

We believe that our management’s track record of expertise and capabilities in the electronic payment marketplace, computer programming and banking industries that places us in a strong position to take advantage of long-term Bitcoin opportunities.

Market Opportunity

A Bitcoin mining company is a business that operates and maintains a network of computer servers specifically designed to mine the digital currency known as Bitcoin. New Bitcoin are minted as a reward for these servers’ efforts in creating new Bitcoin blocks and validating transactions on the Bitcoin network.

Bitcoin is considered rare because there is a finite number of coins that can be created. The total number of Bitcoin that can be mined is capped at 21 million. This is a feature built into the Bitcoin protocol to ensure that the currency remains scarce and valuable over time. As more Bitcoin are mined, the process becomes increasingly difficult, and the rate at which new Bitcoin are created slows down.

As of September 30, 2025, approximately 19.95 million Bitcoin have been mined, or about 95% of the total 21 million supply. (Source: YCharts Bitcoin Supply). However, as a result of the slowing rate of the mining process, it is currently estimated that the last Bitcoin will be mined around 2140 or later, at which point the last block reward will be released. https://www.blockchain-council.org/cryptocurrency/how-many-bitcoins-are-left/#:~:text=The%20maximum%20number%20of%20Bitcoins,more%20Bitcoins%20will%20be%20created

The Company’s revenue is generated from mining Bitcoin. As the mining process becomes increasingly difficult and competitive, the company may also invest in research and development to improve its mining technology and efficiency.

Bitcoin mining is the process of adding new transactions to the Bitcoin blockchain, which is a decentralized public ledger of all Bitcoin transactions. Transactions are grouped into blocks and added to the blockchain through a process called mining. Miners use specialized software and hardware to solve complex mathematical problems that are required to validate and record the transactions in a new block.

The mining process is designed to be difficult and resource-intensive, as it serves to secure the network from malicious actors and to ensure that new Bitcoin are released at a predictable and limited rate. As a reward for their efforts, miners receive newly minted Bitcoin, as well as any transaction fees associated with the transactions included in the block.

The business model of a Bitcoin mining company revolves around the operation and maintenance of a network of computer servers specifically designed for mining Bitcoin.

Research and development can also be invested in by the company to improve its mining technology and efficiency by using more efficient energy resources and energy reserves. This scarcity is different from traditional fiat currency, which can be printed or minted in unlimited quantities. Bitcoin’s scarcity is also a fundamental aspect of its value as a store of wealth and a means of exchange.

In addition to its scarcity, Bitcoin is also unique in that it is the first and most well-known decentralized blockchain. A decentralized blockchain is a public ledger that is not controlled by any single entity, such as a government or financial institution. Instead, it is maintained by a network of individuals and organizations who contribute their computing power to validate transactions and add them to the blockchain.

This decentralization is achieved through the use of a consensus mechanism called “proof -of-work,” which allows the network to reach consensus on the state of the blockchain without the need for a central authority. It is believed that decentralization has several key advantages over centralized systems, such as increased security and resistance to censorship.

There has been no impact on the business by indirect exposures other than the fluctuation in the value of Bitcoin. There has been no direct impact from any counterparty, customer, custodian or other participant in the Bitcoin asset market which has been decreed insolvent or bankrupt, assigned for the benefit of creditors or had a received appointed for them.

Our Business Strategy

In its Selmer, Tennessee location, DMINT has built its own data center, a mining facility of 15,000 square feet equipped with all the connectivity and resources needed to operate mining servers, backed up with 20MW of electricity from the grid. DMINT’s operations team that is responsible for maintaining the service is a certified team for operating and repairing the types of minting computers in operation. The facility has the estimated capacity to operate up to 5,000 miners (ASICs servers) and management believes that it can be scaled to this capacity within a year at a cost of approximately $10 million to be raised through debt and/or equity financing. The Company’s ability to purchase more computers is contingent on the consummation of our initial public offering and infusion of additional capital from the sale of Bitcoin, or the availability of credit for the purchase of additional mining computers.

Given the high levels of competition and the ever-increasing difficulty of Bitcoin mining, DMINT uses pools services, where a group of miners combine their resources to increase their chances of solving the mathematical problems and receiving rewards, thus making the business more profitable and sustainable.

The Company has no plans at this time to mine, invest or transact in Bitcoin assets other than Bitcoin.

Mining Pool Participation:

DMINT utilizes the Foundry USA mining pool (“Foundry”), a U.S.-based, institutional-grade mining pool focused on security and reliability, as its sole mining pool. The operators are well-established entities in the digital asset mining industry.

Foundry aggregates the hashrate of all participants to increase the chances of successfully mining a block. Rewards are then distributed among participants based on their contributed computing power.

With Foundry, the proportion of the contributed computing power and the resulting Bitcoin rewards are calculated using the Full Pay Per Share (“FPPS”) payout methodology. FPPS includes all mining fees and transaction fee rewards. The FPPS payout is calculated based on the miner’s contributed hashrate of the total network mining fees divided by the total coinbase rewards of the past one day earned by Foundry.

Foundry is both SOC 2 Type 1, SOC 2 Type 2, and SOC 1 Type 2 accredited, and provides real-time data on all earned shares. We verify the accuracy of these calculations by comparing them against our own recorded hashrate and provide all data to our audit and accounting teams for annual review. Foundry charges a fee for its services which are calculated based on the amount of hashrate contributed by each participant and are deducted from the shared mining rewards.

100% of our total Bitcoin hashing power is contributed to Foundry. We represent .0000117711% of Foundry’s total hashing power. Foundry USA Pool pays out all pool members daily. Daily earnings are calculated from midnight-to-midnight UTC time, and then paid out the next day. The Company uses the Foundry auto-withdrawal function to move the bitcoin paid to us by Foundry to our Fireblocks wallet as soon as it is available.

Foundry Terms and Conditions of Service Summary:

The general service terms with Foundry includes terms related to the duration of the agreement, service levels, fees, and termination provisions. The terms of this service are provided below and filed as an exhibit to this Registration Statement.

Services Provided

a. Foundry uses its own system, through the Internet and other means to provide User with a digital currency mining Pool and other services/products that may be added based on the Pool site (“Service”). For the avoidance of doubt, the Pool and Service does not include wallet or custodial services from Foundry to User.

b. DMINT is responsible for preparing the necessary equipment and bearing the expenses related to using such necessary equipment to participate in the Pool and Service.

c. DMINT authorizes Foundry to be fully responsible for disposal and distribution of the profit from the Service.

d. Foundry reserves the right to modify or interrupt the Service at any time without informing DMINT and without liability to DMINT or any third party not directly related.

Pool Fees

The fees we pay to Foundry are assessed quarterly and are calculated using different pricing tiers based on our prior quarter’s average hashrate. The average quarterly hashrate is calculated by summing the daily hashrate (as recorded by Foundry USA Pool) for the given quarter (excluding the lowest 30 days) and dividing it by the number of remaining days in the quarter. Hashrate is calculated at the group level, meaning all subaccounts within a group are considered in the calculation.

Term and Termination

a. DMINT may terminate the Service Agreement at any time upon settlement of any pending transactions.

b. Further, Foundry may, at its sole discretion, limit, suspend or terminate DMINT’s access to the Pool and Service if:

i. User becomes subject to bankruptcy/insolvency proceedings,

ii. User’s liquidates, dissolves, terminates, or suspends its business,

iii. User breaches the Service Agreement, or

iv. User performs any act or omission that materially impacts its ability to adhere to the Service Agreement.

Risks of Asset Transfer

Transferring bitcoin from the pool operator to us involves risks such as potential cyber-attacks, technical failures, or operational errors by the pool operator. We mitigate these risks through the following strategies:

1.	Secure Wallet Infrastructure: DMINT utilizes highly secure, multi-signature wallet infrastructure provided by Fireblocks for receiving transfers from mining pools. This ensures that multiple authentications are required for transactions, reducing the risk of unauthorized access. These wallets are regularly updated and procedures reviewed to ensure security protocols.

2.	Regular Audits and Compliance Checks: DMINT conducts periodic audits of transactions and balances to ensure accuracy and detect any discrepancies in expected versus received rewards.

3.	DMINT will only engage with well-established and vetted mining pools that have a strong track record of security and reliability. Regular review of these Pools procedures and discussions with the operators will also ensure that mining pools comply with standard security protocols and best practices.

4.	Prior to entering into any agreement with a new mining pool, DMINT will perform due diligence before entering into agreements with new mining pools. This involves reviewing their security, audit, transfer, and compliance policies, as well as reviewing the historic accuracy and reputation of the pool.

5.	DMINT has a standard policy to transfer the bitcoin we earn from mining pools into its Fireblocks wallet as soon as it is received.

Bitcoin Halvening

The Bitcoin halving, also known as “halvening,” is a mechanism built into the Bitcoin protocol that reduces the number of newly minted Bitcoin awarded to miners for verifying transactions on the network. This mechanism is programmed to occur every 210,000 blocks, or roughly every four years, and it results in the reduction of the mining reward by 50%.

The halving also affects the overall supply and demand of Bitcoin. As the rate of new Bitcoins entering circulation slows down, the scarcity of Bitcoin increases which can drive the price up. This, in turn, can make mining profitable again even with the reduced rewards.

Further, the halving has a direct impact on the cost of mining. As the mining reward is halved, the cost of mining will increase as the miners will have to cover the costs of their operations with fewer Bitcoin. Miners will have to find ways to increase their revenues or decrease their costs to maintain profitability.

The most recent halving event occurred in April 2024.

Post-halving, the amount of Bitcoin received as a reward decreased by 50%. This reduction directly impacts the revenue potential from mining activities.

A halving event could adversely affect the economics of our mining operations. The reduced rewards mean that the profitability of mining will depend more heavily on factors such as operational efficiency, electricity costs, and the market value of Bitcoin.

This is the actual DMINT facility.

Master Equipment Finance Agreement

On November 29, 2021, OLB entered into a Master Equipment Finance Agreement (“MFA”) with VFS, LLC (“VFS”) in connection with the initial purchase of 100 mining computers. The MFA requires that OLB pay $24,837 per month to VFS for 36 months until March 2025. 100 mining computers have been pledged as collateral and, in the event of default by OLB, VFS has the option to take possession of all or a portion of the mining computers to satisfy any outstanding indebtedness. During the nine months ended September 30 2025, OLB settled the amount outstanding with the issuance of its common stock.

Organization Chart

The Company is a wholly-owned subsidiary of OLB and is the sole owner of all outstanding shares of DMINT Real Estate Holdings, Inc. The following diagram depicts our organizational structure before and following the completion of our initial public offering.

Before (all subsidiaries are 100% directly-owned unless otherwise indicated) and after with DMINT as a stand-alone parent and DMINT Real Estate Holdings, Inc. as its 100% directly-owned subsidiary:

Digital Asset Investment Strategy

Our Board of Directors approved the identification and pursuit of a digital asset investment strategy intended to complement our existing Bitcoin mining operations. As part of this effort, we envision the establishment of a Bitcoin treasury, to accompany our existing Bitcoin mining operations, as long-term holdings and plan to strategically utilize Bitcoin as a primary treasury reserve asset in the future. The anticipated approach involves using Bitcoin to generate yield and provide liquidity, thereby supporting our current business operations and facilitating growth. To support execution when the strategy becomes operational, we aim to develop partnerships with leading Bitcoin financial service platforms and institutional providers, leveraging their expertise to ensure secure execution, effective governance, and market transparency.

While this strategy has been authorized, it is not yet effective, and no investments outside of Bitcoin mining have been made to date. The Company plans to begin evaluating potential asset classes, allocation frameworks, and risk management policies, subject to further board review and regulatory compliance. As the strategy progresses and becomes material, updated disclosures will be provided.

Government Regulations

Blockchain and Bitcoin regulations are in a nascent state with agencies investigating businesses and their practices, gathering information, and generally trying to understand the risks and uncertainties in order to protect investors in these businesses and in Bitcoin generally. Bitcoin mining operations, such as those conducted by the Company, are more fully developed, but may change as new conditions arise.

Within the U.S., government regulation of blockchain and Bitcoin is under review with a number of government agencies, including the Securities and Exchange Commission (SEC), the Commodity Futures Trading Commission (CFTC), the Federal Trade Commission and the Financial Crimes Enforcement Network (FinCEN) of the U.S. Department of the Treasury. State government regulations also may apply to certain activities such as Bitcoin exchanges (NY’s BitLicense), state level banking and money transmission regulations, and other activities. Other bodies which may have an interest in regulating or investigating companies engaged in the blockchain or Bitcoin business include the national securities exchanges and the Financial Industry Regulatory Authority (FINRA). Various bills have also been proposed in Congress for adoption related to our business which may be adopted and have an impact on us. The offer and sale of digital assets in initial coin offerings, which is not an activity we expect to pursue, has been a central focus of recent regulatory inquiries.

As the regulatory and legal environment evolves within the U.S., the Company may in its mining activities become subject to new laws, and further regulation by these or other agencies. For example, the state of New York has partially banned Bitcoin mining that uses certain power types and has proposed moratoriums on these activities in the past. By contrast, the States of Texas has presented bills to support the industry for using expendable natural gas wells but also requires miners utilizing over 75MW of power to register with Public Utilities Commission (PUC)

On November 16, 2018, the SEC issued a Statement on Digital Asset Securities Issuance and Trading, in which it emphasized that market participants must still adhere to the SEC’s well-established and well-functioning federal securities law framework when dealing with technological innovations, regardless of whether the securities are issued in certificated form or using new technologies, such as blockchain. This position was further confirmed through statements from Former SEC Chair Gary Gensler on December 15, 2023 “Existing laws and regulations apply to the Bitcoin securities markets.”

Legal Proceedings

From time to time we may be involved in claims and legal actions that arise in the ordinary course of business. We do not believe that the ultimate resolution of any of these actions, individually or in the aggregate, will have a material adverse effect on our financial position, results of operations, liquidity or capital resources.

The Company is currently in a contract dispute with a contractor.  The Company has paid $100,000 to the contractor for work completed and materials provided and returned materials to offset the potential liability of approximately $444,000. The Company has recorded just over $315,000 in accounts payable related to the matter.  The matter is pending in the Circuit Court of McNairy County, Tennessee, and is styled Savannah Electric & Supply, Inc. v. The OLB Group, Inc. and DMint Real Estate Holdings, Case No. 2023-cv-19.  Discovery is ongoing, and the case is not currently set for trial.

Employees

As of September 30, 2025, we had overall staff of three full-time employees and two part-time employees serving as the chief executive officer and interim chief financial officer, respectively. Our risk, compliance, underwriting and analyst’s accounting and customer service functions are performed with the assistance from our sole stockholder and current parent company, OLB. None of our employees are represented by a labor union or covered by a collective bargaining agreement. We consider our relationship with our employees to be good.

Description of Property

We currently own land and a building of approximately 15,000 square feet in Selmer, Tennessee where we operate our mining computers. We share office space rented by OLB as our corporate office.

Listing

There is currently no public market for our common stock. We have applied to list our common stock on NASDAQ under the symbol “DMNT.” We expect trading will commence on a “when issued” basis on or around the record date. The successful listing of our common stock does not ensure that an active trading market for our common stock will be available to you.

We intend to conduct the Spin-Off and the offering contemporaneously as the consummation of each transaction is conditioned on the other transaction occurring. The Spin-Off will become effective and the offering will be priced on the same day. On the trading day following pricing (the “Initial Trading Day”), (1) assuming listing is approved, the common stock will commence trading on Nasdaq exchange and settlement will occur on a “T plus 1” basis, (2) the record holders of OLB will be issued the DMINT common stock from the Spin-Off (the “Spin-Off Shares”) and (3) our transfer agent will also release the Spin-Off Shares to [the Depository Trust Company (DTC) for further distribution to the OLB record holders and beneficial holders]7. If the common stock does not commence trading or Nasdaq exchange suspends the listing on the Initial Trading Day, the Spin-Off Shares will not be issued and the transfer agent will not release the shares.

[7]	To be confirmed.

MANAGEMENT

Executive Officers and Directors

The following table sets forth information concerning our executive officers and directors and their ages as of the date of this prospectus:

Name	Age	Position(s)
Ronny Yakov	66	Interim Chief Executive Officer and Chairman of the Board of Directors
Patrick Smith	52	Interim Chief Financial Officer and Vice President of Corporate Finance
Tom Fontanilla	45	Chief Operating Officer
Ehud Ernst	66	Director Nominee
Alina Dulimof	58	Director Nominee
Amir Sternhell	62	Director Nominee

Ronny Yakov has served the Company since its inception and is currently acting as the Interim Chief Executive Officer and Chairman of the Board of Directors. He will continue to serve in these interim roles until a full-time Chief Executive Officer and Chief Financial Officer are appointed. Mr. Yakov has over 25 years of experience of concept-to-print, software and e-commerce marketing experience with Fortune 500 and 1,000 companies and a proven track record of helping clients adapt their businesses to technological developments. He currently serves as Chairman of the Board, Chief Executive Officer and President of The OLB Group, Inc. where he has served since 2004. In 1996, Mr. Yakov entered into the electronic mail-order catalog business with Playboy Enterprises, creating and hosting two e-commerce sites: Critics’ Choice Video and Collectors’ Choice Music. Other significant accomplishments of Mr. Yakov have included establishing an AT&T wholesale e-commerce platform for 180,000 employees and working with high-profile clients such as Disney, Cisco Systems, Pfizer, Motorola, and Microsoft, among many others. Mr. Yakov also developed and maintains a complex extranet/intranet infrastructure that allows Doremus, an Omnicom Communication subsidiary, to provide its advertising services to 50 of the top financial institutions on a real-time basis.

Patrick Smith has served the Company since its inception and is currently acting as currently the Interim Chief Financial Officer and Vice President of Corporate Finance. Mr. Smith has more than twenty-seven years of finance and accounting experience in the electronic payments and financial services industry. During this time, Mr. Smith has held positions including internal auditor, senior analyst, division controller and vice president of business development. He built and managed financial staff, worked to raise capital, and managed due diligence processes for different mergers and acquisitions. Since 2018, Mr. Smith has served as vice president of finance for The OLB Group, Inc. (Nasdaq: OLB) where he assists the Company with its finance accounting processes. Mr. Smith began his career in 1997 as an internal auditor with Concord EFS (“Concord”), an electronic payments processor. During his eight years with Concord, Mr. Smith progressed to vice president-controller of EFS Federal Savings Bank, a subsidiary of Concord. After the acquisition of Concord by First Data, Mr. Smith worked as director of finance with Pay By Touch, Inc. a biometric payments startup based in San Francisco, CA. As director of finance, Mr. Smith worked with the chief financial officer and other members of the finance team to prepare financial plans and models to present to investors while raising capital for growth. Mr. Smith was also responsible for due diligence and integration of acquisitions for the company. After the liquidation of Pay by Touch, Mr. Smith was hired as corporate controller by National Bankers Trust, a transportation factoring company. After three years as corporate controller, Mr. Smith transitioned back to the payments industry with an opportunity to conduct financial planning and analysis with several large International Organizations for Standardization. Patrick holds a Bachelor of Business Administration with a concentration in accounting from the University of Memphis.

Thomas Fontanilla is Chief Operating Officer of the Company. Mr. Fontanilla has served as Chief Operating Officer since 2023. Prior to that, he served as Chief Bitcoin Mining Engineer since 2021. He also currently serves as Senior Information Technology Engineer of T&L Group, Ltd., an information technology consulting firm in New York, where he has been since 2020 and Director of Information Technology with Cherry Group Co. LTD, a large manufacturer specializing in the import and export of garments, where he has been since 2013. Previously, from 2009 to 2013, he served as a Network Engineer of the Capacity Group, a specialty insurance and financial services business. From 2007 until 2009, Mr. Fontanilla served as Network Administrator for Credit Risk Monitor Inc., a financial services company. He holds a MS in Information Technology and Computer Services from Southern New Hampshire University and a BS in Computer Information Systems from University of Phoenix following courses at Mercy University.

Ehud Ernst will serve as a member of our board of directors commencing on the effective date of this prospectus. Mr. Ernst has served on the Board of The OLB Group, Inc. (Nasdaq: OLB) since August 2020. Since 2015, Mr. Ernst has been the chief executive officer of HyperTail.es. From 2007 to 2017, Mr. Ernst founded and was the chief executive officer of Feelternet, a creative digital agency, which served some of the largest brands in the Israeli market. From 2004 to 2007, Mr. Ernst served as division manager at Data-Pro Proximity/BBDO, a large direct marketing and analytics agency in Israel. From 1985 to 1999, Mr. Ernst founded and was the chief executive officer of Ernst Meron studios, one of the largest commercial photography production studios in Israel. Mr. Ernst also co-founded Impressia.com, a marketing technology start-up venture enabling product displays at e-commerce stores. Mr. Ernst graduated from ICP New York with a degree in Photography and Art. Mr. Ernst qualifies as a Director because of his extensive experience in the technology marketplace and his experience as an entrepreneurial executive.

Alina Dulimof will serve as a member of our board of directors commencing on the effective date of this prospectus. She is currently Chief Operating Officer and Head of Investor Relations and Business Development at Dorset Management LLC, a commodity trading hedge fund she co-founded. Since 2017, she has served as a managing director responsible for business development with Park Avenue Securities (PAS), a wealth management advisory firm in New York. Prior to PAS, from 2012 to 2017, she was a partner with Nationwide Planning Associates and from 2007-2009, she was a VP, Private Banking at Merrill Lynch in New York. She has passed the Series 7 (FINRA-General. Securities Representative exam) and Series 66 (NASAA_Uniform Combined State Law exam) exams. From 1999 to 2007, Ms. Dulimof was an Investment Manager with BrainHeart, a VC firm in Stockholm, where she was responsible for investment decisions, while supporting the management teams of its portfolio companies. As an entrepreneur, Ms. Dulimof achieved successful exits from 2 of her startups, prior to joining BrainHeart. For over 15 years she had managed, advised and invested in a wide range of companies in Blockchain technology, Fintech, 5G, IoT, Cybersecurity, AI, Robotics, E-commerce, Creator economy, Mobile, OOH advertising and Biotech, alongside entrepreneurs, venture capital and private equity firms. Prior to her investment management career, she was a technology executive, starting at Ericsson in Stockholm, directly after her graduation with distinction with a degree in Nuclear Physics from Bucharest University in 1988. At Ericsson, she held executive positions within diverse business areas, from research to product development, marketing and strategic partnerships. During her tenure at Ericsson she earned an Executive MBA from Stockholm School of Economics in 2001. She is a CFA charter holder. Ms. Dulimof qualifies as a Director because of her extensive experience in the finance, technology and cryptocurrency industries.

Amir Sternhell will serve as a member of our board of directors commencing on the effective date of this prospectus. Since 2016, Mr. Sternhell has served as chief strategy officer of Sertainty, a data optimization company. Mr. Sternhell has 24 years of experience in the IT and Corporate Learning industries, including two-decades at 2013, where he was head of a business intelligence unit representing Microstrategy, and, chief learning officer, representing Harvard Business Publishing. Mr. Sternhell was the founder of the first Non-Profit Organization that assisted Israel’s Incubator System, in which he hand-held over 100 high-tech companies. Mr. Sternhell was the vice chairman of the American-Israel Chamber of Commerce and Industry, overseeing its initiatives, and a recipient of its Business Leadership Award. Mr. Sternhell served in the Directorate of Military Intelligence for the Israel Defense Forces, and was awarded the Most Outstanding Soldier of the Corp. in 1981. Mr. Sternhell holds an AB in Political Science and Psychology from Tel Aviv University, an MIA in International Economics from Columbia University and an MBA from the ‘Grand Ecole’ EDHEC ‘92 specializing in IT and Management where he graduated first in his class. Mr. Ernst qualifies as a Director because of his experience working with companies in the technology and cybersecurity marketplaces.

None of our directors or officers are related to each other. There are no arrangements or understandings with any of our principal stockholders, customers, suppliers, or any other person, pursuant to which any of our directors or executive officers were appointed.

No officer or director has, during the past five years, been involved in (a) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time, (b) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses), (c) any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities or (d) a finding by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Director Independence

Our Board of Directors may establish the authorized number of directors from time to time by resolution. Our Board of Directors is currently comprised of one member. Prior to the completion of our initial public offering, we will appoint three (3) independent directors to the Board of Directors, each of whom will stand for reelection annually by our stockholders.

We have applied to list our common stock on Nasdaq. The listing rules of this stock exchange generally require that a majority of the members of a listed company’s board of directors, and each member of a listed company’s audit, compensation and nominating and corporate governance committees, be independent. Our Board of Directors has determined that Ehud Ernst, Alina Dulimof and Amir Sternhell do not have any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and such directors are “independent” as that term is defined under the rules of the stock market.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act, subject to the transition rule that is applicable to a newly public company. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the Board of Directors, or any other board committee accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or be an affiliated person of the listed company or any of its subsidiaries.

Role of the Board of Directors in Risk Oversight

The Board of Directors is responsible for assessing the risks facing our company and considers risk in every business decision and as part of our business strategy. The Board of Directors recognizes that it is neither possible nor prudent to eliminate all risk, and that strategic and appropriate risk-taking is essential for us to compete in our industry and in the global market and to achieve our growth and profitability objectives. Effective risk oversight, therefore, is an important priority of the Board of Directors.

While the Board of Directors oversees our risk management, management is responsible for day -to-day risk management processes. Our Board of Directors expects management to consider risk and risk management in each business decision, to proactively develop and monitor risk management strategies and processes for day-to-day activities and to effectively implement risk management strategies that are adopted by the Board of Directors. The Board of Directors expects to review and adjust our risk management strategies at regular intervals following the completion of the offering, or as needed.

Code of Business Conduct

Our Board of Directors has adopted a code of business conduct and ethics, the “Code of Business Conduct,” to ensure that our business is conducted in a consistently legal and ethical manner. Our policies and procedures cover all major areas of professional conduct, including employee policies, conflicts of interest, protection of confidential information, and compliance with applicable laws and regulations. The Code of Business Conduct is available at our website at www.dmint.com. The reference to our website address in this prospectus does not include or incorporate by reference the information on our website into this prospectus. We intend to disclose future amendments to certain provisions of our code of conduct, or waivers of these provisions, on our website or in public filings.

Board Committees

Upon the effectiveness of the registration statement of which this prospectus forms a part, our Board of Directors will appoint an Audit Committee, Compensation Committee and a Nominating and Corporate Committee, and will adopt charters for each of these committees.

Audit Committee

Upon the effectiveness of the registration statement of which this prospectus forms a part, the Audit Committee will consist of Ehud Ernst, Alina Dulimof and Amir Sternhell with Mr. Ernst serving as Chairman. Each member of the audit committee will be financially literate and our board of directors has determined that Mr. Ernst qualifies as an “audit committee financial expert” as defined in applicable SEC rules. The Audit Committee will assist the Board of Directors in discharging its responsibilities relating to the financial management of our Company and oversight of our accounting and financial reporting, our independent registered public accounting firm and their audits, our internal financial controls and the continuous improvement of our financial policies and practices. In addition, the Audit Committee will be responsible for reviewing and discussing with management our policies with respect to risk assessment and risk management. The responsibilities of the Audit Committee, which will be set forth in its charter, will include:

●	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

●	pre-approving audit and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

●	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

●	coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;

●	establishing policies and procedures for the receipt and retention of accounting-related complaints, whistleblowers, and concerns; and

●	reviewing and approving any related party transactions.

The expected composition of our Audit Committee will comply with all applicable requirements of the SEC and the listing requirements of Nasdaq. We intend to comply with future requirements to the extent they become applicable to us.

Compensation Committee

Upon the effectiveness of the registration statement of which this prospectus forms a part, the Compensation Committee will consist of Ehud Ernst and Alina Dulimof with Mr. Ernst with serving as Chairman. The Compensation Committee will assist the Board of Directors in setting and maintaining the Company’s compensation philosophy and in discharging its responsibilities relating to executive and other human resources hiring, assessment and compensation, and succession planning. The responsibilities of the Compensation Committee, which will be set forth in its charter, include:

●	reviewing and approving corporate goals and objectives relevant to compensation of our chief executive officer;

●	evaluating the performance of our chief executive officer in light of such corporate goals and objectives and determining the compensation of our chief executive officer;

●	determining the compensation of all our other officers and reviewing periodically the aggregate amount of compensation payable to such officers;

●	overseeing and making recommendations to the Board of Directors with respect to our incentive-based compensation and equity plans; and

●	reviewing and making recommendations to the Board of Directors with respect to director compensation.

The expected composition of our Compensation Committee will comply with all applicable requirements of the SEC and the listing requirements of Nasdaq. We intend to comply with future requirements to the extent they become applicable to us.

Nominating and Corporate Governance Committee

Upon the effectiveness of the registration statement of which this prospectus forms a part, the Nominating and Corporate Governance Committee will consist of Ehud Ernst and Amir Sternhell with Mr. Ernst serving as Chairman. The responsibilities of the Nominating and Corporate Governance Committee, which will be set forth in its charter, will include:

●	making recommendations to the Board of Directors regarding the size and composition of the Board of Directors;

●	recommending qualified individuals as nominees for election as directors;

●	reviewing the appropriate skills and characteristics required of director nominees;

●	establishing and administering a periodic assessment procedure relating to the performance of the Board of Directors as a whole and its individual members; and

●	periodically reviewing the corporate governance guidelines and supervising the management representative charged with implementing the Company’s corporate governance procedures.

The expected composition of our Nominating and Corporate Governance Committee will comply with all applicable requirements of the SEC and the listing requirements of Nasdaq. We intend to comply with future requirements to the extent they become applicable to us.

Compensation Committee Interlocks and Insider Participation

None of the expected members of the Compensation Committee will or has at any time been an officer or employee. None of our executive officers serve or in the past fiscal year has served as a member of the Board of Directors or Compensation Committee of any other entity that has one or more executive officers serving as a member of our Board of Directors or expected to serve on the Compensation Committee.

Family Relationships

There are no family relationships among any of the directors or executive officers.

Code of Business Conduct and Ethics and Insider Trading Policy

Effective upon consummation of this offering, our Board of Directors will adopt a Code of Ethical Conduct and an Insider Trading Policy. We will file a copy of our Code of Ethics as an exhibit to the registration statement filed in connection with our initial public offering. Once filed, you can review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. The Code of Ethics will also be available on our website at www.dmint.com. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Clawback Policy

Effective on the consummation of our initial public offering, we will adopt an executive compensation recoupment policy intended to comply with the requirements of Section 10D of the Exchange Act and the rules of the stock exchange on which our securities are listed (our “Clawback Policy”), under which the Compensation Committee must recover certain excess incentive-based compensation paid to executives in the event of a restatement of our financial statements due to our material noncompliance with any financial reporting required under U.S. federal securities laws. A copy of the Clawback Policy as an exhibit to the registration statement of which this prospectus forms a part.

EXECUTIVE COMPENSATION

Summary Compensation Table

Prior to our initial public offering, executive compensation was paid by OLB, our parent company. Effective upon consummation of this offering, Mr. Yakov will continue to be the Chief Executive Officer of OLB and will devote only a portion of his business time to the operations of the Company as interim Chief Executive until a permanent chief executive officer be found. Additionally, Mr. Smith will continue to be the interim Chief Financial Officer and maintain his positions at OLB and will devote only a portion of his business time to the operations of the Company as interim Chief Financial Officer until a permanent chief financial officer can be found. Our management will be paid as follows: $1.00 per year for Ronny Yakov, $1.00 per year for Patrick Smith and $135,000 per year for Thomas Fontanilla.

Employment Agreements

Currently, there are no employment agreements in place.

Outstanding Equity Awards at Fiscal Year-End

As of September 30, 2025, there were no equity awards outstanding.

Director Compensation

Our directors do not receive fixed compensation for their services as directors. Directors are reimbursed for their reasonable out- of-pocket expenses incurred in connection with their duties.

Employee benefits plans

We currently do not provide retirement, health, or welfare benefits to any of our employees.

2026 Equity Incentive Plan

The Company will adopt the DMINT, INC. 2026 Equity Incentive Plan (the “2026 Plan”) in connection with the consummation of the offering. The 2026 plan will be maintained to attract, retain, and motivate persons who make important contributions to the Company. The following is a summary of the material features of the 2026 Plan.

Eligibility

The Administrator may grant awards to any director, employee or consultant of the Company or its subsidiaries. Only employees are eligible to receive incentive stock options.

Administration

The 2026 Plan will be administered by the Board of Directors (the “Board”) or one more committees or subcommittees of the Board, which will be comprised, unless otherwise determined by the Board, solely of not less than two members who will be non-employee directors (a “Committee”), or any officer that has been delegated administrative authority pursuant to the 2026 Plan for the duration such delegation is in effect (collectively, the “Administrator”). The Administrator will initially will be the Board with respect to awards to non-employee directors and the Compensation Committee of our Board with respect to other participants. The Administrator will have the authority to make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of the 2026 Plan, subject to the 2026 Plan’s express terms and conditions. The Administrator will also set the terms and conditions of all awards under the 2026 Plan, including any vesting and vesting acceleration conditions.

Share Reserve

The maximum aggregate number of shares of the Company’s common stock (the “Shares”) that may be issued under the 2026 Plan is the sum of (A) [●], plus (B) an increase commencing on January 1, 2027, and continuing annually on each anniversary thereof through and including January 1, 2036, equal to the lesser of (i) 2% of the Shares outstanding on the last day of the immediately preceding calendar year and (ii) such smaller number of Shares as determined by the Board or the Committee.

Up to [●] shares may be issued upon the exercise of incentive stock options over the duration of the plan through January 1, 2036.

Shares issuable under the 2026 Plan may be authorized, but unissued, or reacquired shares. Shares underlying any awards under the 2026 Plan that are settled in cash, forfeited, canceled, repurchased, held back upon exercise of an option or settlement of an award to cover the exercise price or tax withholding satisfied without the issuance of stock or otherwise terminated (other than by exercise) will be added back to the shares available for issuance under the 2026 Plan, although shares shall not again become available for issuance as incentive stock options. Additionally, shares issued as “substitute awards” (as defined in the 2026 Plan) will not count against the 2026 Plan’s share limit, except substitute awards that are incentive stock options will count against the incentive stock option limit.

The share reserve described herein may be subject to certain adjustments in the event of certain changes in the capitalization of the Company (see Equitable Adjustments below).

Annual Limitation on Awards to Non-Employee Directors

The 2026 Plan contains a limitation whereby the value of all awards under the 2026 Plan and all other cash compensation paid by the Company to any non-employee director may not exceed $750,000 for the first calendar year a non-employee director is initially appointed to the Board, and $500,000 in any other calendar year.

Types of Awards

The 2026 Plan provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, dividend equivalent awards, and other stock- or cash-based awards (collectively, “awards”).

Stock Options. The 2026 Plan permits the granting of both options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) and options that do not so qualify. Options granted under the 2026 Plan will be nonqualified options if they fail to qualify as incentive stock options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of the Company and its subsidiaries. Nonqualified options may be granted to any persons eligible to receive awards under the 2026 Plan.

The exercise price of each option will be determined by the Administrator, but such exercise price may not be less than 100% of the fair market value of one Share on the date of grant or, in the case of an incentive stock option granted to a 10% or greater stockholder, 110% of such share’s fair market value. The term of each option will be set by the Administrator and may not exceed ten (10) years from the date of grant (or five (5) years for an incentive stock option granted to a 10% or greater stockholder). The Administrator will determine at what time or times each option may be exercised, including the ability to accelerate the vesting of such options.

Stock Appreciation Rights. The Administrator may award stock appreciation rights subject to such conditions and restrictions as it may determine. Stock appreciation rights entitle the recipient to Shares or cash, equal to the value of the appreciation in the Company’s stock price over the exercise price, as set by the Administrator and which will be at least equal to the fair market value of a Share on the grant date. The term of each stock appreciation right will be set by the Administrator and may not exceed ten years from the date of grant. The Administrator will determine at what time or times each stock appreciation right may be exercised, including the ability to accelerate the vesting of such stock appreciation rights.

Restricted Stock. A restricted stock award is an award of Shares that vests in accordance with the terms and conditions established by the Administrator. The Administrator will determine the persons to whom grants of restricted stock awards are made, the number of restricted shares to be awarded, the price (if any) to be paid for the restricted shares, the time or times within which awards of restricted stock may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of restricted stock awards. Unless otherwise provided in the applicable award agreement, a participant generally will have the rights and privileges of a stockholder as to such restricted shares, including without limitation the right to vote such restricted shares and the right to receive cash dividends, if applicable.

Restricted Stock Units. Restricted stock units are the right to receive Shares at a future date in accordance with the terms of such grant upon the attainment of certain conditions specified by the Administrator. Restrictions or conditions could include, but are not limited to, the attainment of performance goals, continuous service with the Company or its subsidiaries, the passage of time or other restrictions or conditions. The Administrator determines the persons to whom grants of restricted stock units are made, the number of restricted stock units to be awarded, the time or times within which awards of restricted stock units may be subject to forfeiture, the vesting schedule, and rights to acceleration thereof, and all other terms and conditions of the restricted stock unit awards. The value of the restricted stock units may be paid in Shares, cash, other securities, other property, or a combination of the foregoing, as determined by the Administrator.

The holders of restricted stock units will have no voting rights. Prior to settlement or forfeiture, restricted stock units awarded under the 2026 Plan may, at the Administrator’s discretion, provide for a right to dividend equivalents.

Performance Awards. The Administrator has the authority to grant stock options, stock appreciation rights, restricted stock, or restricted stock units as a performance award, which means that such awards vest at least in part upon the attainment of one or more specified performance criteria. For each performance period, the Administrator will have the sole authority to select the length of such performance period, the types of performance awards to be granted, the performance criteria that will be used to establish the performance goals, and the level(s) of performance which shall result in a performance award being earned. At any time, the Administrator may adjust or modify the calculation of a performance goal for a performance period, to appropriately reflect any circumstance or event that occurs during a performance period and that in the Administrator’s sole discretion, warrants adjustment or modification. Depending on the type of performance award granted, the previously discussed terms and conditions will also apply to a performance award.

Performance criteria for a performance award may be based on the attainment of specific levels of performance of the Company (and/or one or more subsidiaries, divisions, business segments or operational units, or any combination of the foregoing) and may include, without limitation, any of the following: (i) net earnings or net income (before or after taxes); (ii) basic or diluted earnings per share (before or after taxes); (iii) revenue or revenue growth (measured on a net or gross basis); (iv) gross profit or gross profit growth; (v) operating profit (before or after taxes); (vi) return measures (including, but not limited to, return on assets, capital, invested capital, equity, or sales); (vii) cash flow (including, but not limited to, operating cash flow, free cash flow, net cash provided by operations and cash flow return on capital); (viii) financing and other capital raising transactions (including, but not limited to, sales of the Company’s equity or debt securities); (ix) earnings before or after taxes, interest, depreciation and/or amortization; (x) gross or operating margins; (xi) productivity ratios; (xii) share price (including, but not limited to, growth measures and total shareholder return); (xiii) expense targets; (xiv) margins; (xv) productivity and operating efficiencies; (xvi) customer satisfaction; (xvii) customer growth; (xviii) working capital targets; (xix) measures of economic value added; (xx) inventory control; (xxi) enterprise value; (xxii) sales; (xxiii) debt levels and net debt; (xxiv) combined ratio; (xxv) timely launch of new facilities; (xxvi) client retention; (xxvii) employee retention; (xxviii) timely completion of new product rollouts; (xxix) cost targets; (xxx) reductions and savings; (xxxi) productivity and efficiencies; (xxxii) strategic partnerships or transactions; and (xxxiii) personal targets, goals or completion of projects. Any one or more of the performance criteria may be used on an absolute or relative basis to measure the performance of the Company and/or one or more subsidiaries as a whole or any business unit(s) of the Company and/or one or more subsidiaries or any combination thereof, or any of the above performance criteria may be compared to the performance of a selected group of comparison or peer companies, or a published or special index that the Administrator deems appropriate, or as compared to various stock market indices.

Dividend Equivalents. An award of dividend equivalents entitles the holder to be credited with an amount equal to all dividends paid on one Share while the holder’s tandem award is outstanding. Dividend equivalents may be paid currently or credited to an account for the participant, settled in cash or Shares, and subject to the same restriction on transferability and forfeitability as the award with respect to which the dividend equivalents are granted.

Other Stock- or Cash-Based Awards. Other stock-based awards may be granted either alone, in addition to, or in tandem with, other awards granted under the 2026 Plan and/or cash awards made outside of the 2026 Plan. The Administrator shall have authority to determine the service providers to whom and the time or times at which other stock-based awards shall be made, the amount of such other stock-based awards, and all other conditions of the other stock-based awards including any dividend and/or voting rights. The Administrator may grant cash awards in such amounts and subject to such performance or other vesting criteria and terms and conditions as the Administrator may determine.

Repricing

Notwithstanding anything to the contrary in the 2026 Plan, unless a repricing is approved by shareholders, in no case may the Administrator (i) amend an outstanding option or stock appreciation right to reduce the exercise price of the award, (ii) cancel, exchange, or surrender an outstanding option or stock appreciation right in exchange for cash or other awards for the purpose of repricing the award, or (iii) cancel, exchange, or surrender an outstanding option or stock appreciation right in exchange for an option or stock appreciation right with an exercise price that is less than the exercise price of the original award.

Equitable Adjustments

In the event of a merger, consolidation, recapitalization, stock split, reverse stock split, reorganization, split-up, spin-off, combination, repurchase or other change in corporate structure affecting the Shares, the Administrator will adjust (i) the number and class of shares which may be delivered under the 2026 Plan (or number and kind of other securities or other property); (ii) the number, class and price (including the exercise or strike price of options and stock appreciation rights) of shares subject to outstanding awards, (iii) any applicable performance criteria, performance period, and other terms and conditions of outstanding performance awards, and (iv) the 2026 Plan’s numerical limits.

Change in Control

In the event of a change in control (as defined in the 2026 Plan), each outstanding award shall be assumed or an equivalent award substituted by the acquiring or successor corporation or a parent of the acquiring or successor corporation. Unless determined otherwise by the Administrator, if a successor refuses to assume or substitute for the award, (A) the participant will fully vest in and have the right to exercise the award, (B) all applicable restrictions will lapse, and (C) all performance objectives and other vesting criteria will be deemed achieved at targeted levels.

Term

The 2026 Plan will become effective when approved by our shareholders, and, unless terminated earlier, the 2026 Plan will continue in effect for a term of ten (10) years.

Amendment and Termination

Our Board may amend, alter, suspend, or terminate the 2026 Plan at any time. No amendment or termination of the 2026 Plan will materially impair the rights of any participant, unless mutually agreed otherwise between the participant and the Company. Approval of the stockholders shall be required for any amendment, where required by applicable law, as well as (i) to increase the number of shares available for issuance under the 2026 Plan and (ii) to change the persons or class of persons eligible to receive awards under the 2026 Plan.

Recoupment Policy

All awards granted under the 2026 Plan, all amounts paid under the 2026 Plan, and all Shares issued under the 2026 Plan shall be subject to reduction, recoupment, clawback, or recovery by the Company in accordance with applicable laws and with Company policy.

Form S-8

The Company intends to file with the SEC a registration statement on Form S-8 covering the Shares issuable under the 2026 Plan.

Material United States Federal Income Tax Considerations

The following is a general summary under current law of the material U.S. federal income tax considerations related to awards and certain transactions under the 2026 Plan, based upon the current provisions of the Code and regulations promulgated thereunder. This summary deals with the general federal income tax principles that apply and is provided only for general information. It does not describe all federal tax consequences under the 2026 Plan, nor does it describe state, local, or foreign income tax consequences or federal employment tax consequences. The rules governing the tax treatment of such awards are quite technical, so the following discussion of tax consequences is necessarily general in nature and is not complete. In addition, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

The 2026 Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended. The Company’s ability to realize the benefit of any tax deductions described below depends on the Company’s generation of taxable income as well as the requirement of reasonableness and the satisfaction of the Company’s tax reporting obligations.

Incentive Stock Options. No taxable income is generally realized by the optionee upon the grant or exercise of an incentive stock option. If Shares issued to an optionee pursuant to the exercise of an incentive stock option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then generally (i) upon sale of such Shares, any amount realized in excess of the option exercise price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) neither the Company nor its subsidiaries will be entitled to any deduction for federal income tax purposes; provided that such incentive stock option otherwise meets all of the technical requirements of an incentive stock option. The exercise of an incentive stock option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

If the Shares acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the Shares at exercise (or, if less, the amount realized on a sale of such Shares) over the option exercise price thereof, and (ii) the Company or its subsidiaries will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive stock option is paid by tendering Shares.

If an incentive stock option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a nonqualified option. Generally, an incentive stock option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.

Nonqualified Options. No income is generally realized by the optionee at the time a nonqualified option is granted. Generally, (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option exercise price and the fair market value of the Shares issued on the date of exercise, and the Company or its subsidiaries receive a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the Shares have been held. Special rules will apply where all or a portion of the exercise price of the nonqualified option is paid by tendering Shares. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value of the Shares over the exercise price of the option.

Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Dividend Equivalent Awards and Other Stock- and Cash-Based Awards. The current federal income tax consequences of other awards authorized under the 2026 Plan generally follow certain basic patterns: (i) stock appreciation rights are taxed and deductible in substantially the same manner as nonqualified options; (ii) nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value of the Shares over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Section 83(b) election); and (iii) restricted stock units, dividend equivalents, and other stock- or cash-based awards are generally subject to tax at the time of payment. The Company or its subsidiaries generally should be entitled to a federal income tax deduction in an amount equal to the ordinary income recognized by the participant at the time the participant recognizes such income.

The participant’s basis for the determination of gain or loss upon the subsequent disposition of Shares acquired from a stock appreciation right, restricted stock, restricted stock unit, dividend equivalent award, or other stock-based award will be the amount paid for such shares plus any ordinary income recognized when the shares were originally delivered, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant.

Performance Awards. The tax consequences of performance awards will generally mirror those of the underlying award type, each of which is discussed above.

Parachute Payments. The vesting of any portion of an award that is accelerated due to the occurrence of a change in control (such as a sale event) may cause all or a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible to either the Company or its subsidiaries, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

Section 409A. The foregoing description assumes that Section 409A of the Code does not apply to an award under the 2026 Plan. In general, stock options and stock appreciation rights are exempt from Section 409A if the exercise price per share is at least equal to the fair market value per share of the underlying stock at the time the option or stock appreciation right was granted. Restricted stock awards are not generally subject to Section 409A. Restricted stock units are subject to Section 409A unless they are settled within two and one-half months after the end of the later of (1) the end of the Company’s fiscal year in which vesting occurs or (2) the end of the calendar year in which vesting occurs. If an award is subject to Section 409A and the provisions for the exercise or settlement of that award do not comply with Section 409A, then the participant would be required to recognize ordinary income whenever a portion of the award vested (regardless of whether it had been exercised or settled). This amount would also be subject to a 20% federal tax and premium interest in addition to the federal income tax at the participant’s usual marginal rate for ordinary income.

PRINCIPAL STOCKHOLDERS

Based solely upon information made available to us, the following table sets forth information as of the date of this prospectus regarding the beneficial ownership of our common stock:

●	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

●	each of our named executive officers and directors; and

●	all our executive officers and directors as a group.

The percentage ownership information shown in the table is based upon 100 shares of common stock outstanding as of the date hereof and excludes [the conversion upon the closing of this offering of $[●] million of loan amounts due to OLB into an aggregate of [●] shares of common stock at a conversion price of $5.00 per share. In addition, the number of shares and percentage of shares beneficially owned after the offering gives effect to the issuance by us of [●] shares of common stock in this offering assuming an initial public offering price of $[●] per share (the mid-point of the price range set forth on the cover page of this prospectus). The percentage ownership information assumes no exercise of the underwriters’ over-allotment option.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Except as otherwise indicated, each person or entity named in the table has sole voting and investment power with respect to all shares of our capital shown as beneficially owned, subject to applicable community property laws.

In computing the number and percentage of shares beneficially owned by a person, shares that may be acquired by such person (for example, upon the exercise of options or warrants) within 60 days of the date of this prospectus are counted as outstanding, while these shares are not counted as outstanding for computing the percentage ownership of any other person.

The address of each holder listed below, except as otherwise indicated, is 1120 Avenue of the Americas, 4th Floor, New York, New York 10036.

Name of Beneficial Owner	Shares of Common Beneficially Stock Owned Before Offering(1)	Percent of Common Stock Beneficially Owned Before Offering(1)	Shares of Common Beneficially Stock Owned After Offering(1)	Percent of Common Stock Beneficially Owned After Offering(1)
Executive Officers and Directors
Ronny Yakov	-	-%	-	-%
Patrick Smith	-	-%	-	-%
Tom Fontanilla	-	-%	-	-%
Ehud Ernst	-	-%	-	-%
Alina Dulimof	-	-	-	-
Amir Sternhell	-	-	-	-
All directors and named executive officers as a group (three persons)	-	-%	-	-%
5% Stockholders
The OLB Group, Inc.	100	100.00%		%

*	Less than 1%.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since inception, the cost of the Company’s operations have been solely funded by our sole stockholder and parent company OLB. Prior to entry into the SSA (as further discussed below), we would send all invoices to OLB for payment and OLB would pay them. OLB did not charge any interest on the payments and no formal agreement was entered into governing the payments as a result of our status as a wholly owned subsidiary of OLB. During the nine months ended September 30, 2025, the Company received $1,237,069 in funding from OLB and made repayments to OLB of $185,793. During the year ended December 31, 2024, the Company received $383,258 in funding from OLB. During the year ended December 31, 2023, OLB provided us with $3,410,911 in funding and we made repayments to OLB of $888,277. As of September 30, 2025 and December 31, 2024, the total amount due to OLB was $23,712,677 and $22,661,401, respectively.

On July 30, 2021, OLB purchased 100 shares of the Company’s common stock for $100 to initially capitalize the Company.

On December 22, 2023, OLB and DMINT entered into a Shared Services Agreement (the “SSA”) whereby OLB provides financial and accounting services and tax related services to DMINT (the “Services”). Pursuant to the SSA, DMINT agrees to pay to OLB for the Services on a cost plus 5%, on a quarterly basis.

As of September 30, 2025, DMINT has outstanding liabilities of $23,712,677 related to the Services performed by OLB under the SSA. In connection with and upon the consummation of our initial public offering, the liabilities will be converted into additional common stock of DMINT at a price of $[●]8 per share.

Other than the SSA, DMINT has not entered into any agreements with OLB, such as a separation agreement or transition services agreement, that will govern the relationship between DMINT and OLB after the effectiveness of our initial public offering. We plan on entering into an amendment to the SSA with substantially similar terms which will continue to govern the relationship until DMINT establishes enough working capital from the mining business, capital is raised by the sale of equity or it obtains a working capital credit facility.

Statement of Policy

All future transactions between us and our officers, directors or five percent stockholders, and respective affiliates will be on terms no less favorable than could be obtained from unaffiliated third parties and will be approved by a majority of our independent directors who do not have an interest in the transactions and who had access, at our expense, to our legal counsel or independent legal counsel.

To the best of our knowledge, during the past three fiscal years, other than as set forth above, there were no material transactions, or series of similar transactions, or any currently proposed transactions, or series of similar transactions, to which we were or are to be a party, in which the amount involved exceeds $120,000, and in which any director or executive officer, or any security holder who is known by us to own of record or beneficially more than 5% of any class of our common stock, or any member of the immediate family of any of the foregoing persons, has an interest (other than compensation to our officers and directors in the ordinary course of business).

[8]	NTD: To be finalized upon final valuation taking into account deal size.

DESCRIPTION OF CAPITAL STOCK

General

Our amended and restated certificate of incorporation authorizes the issuance of up to 50,000,000 shares of common stock, par value $0.0001 per share and 100,000 shares of blank check Preferred Stock. As of the date of this prospectus, we will have 100 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. Our common stock is held of record by 1 stockholder.

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. An election of directors by our stockholders is determined by a plurality of the votes cast by the stockholders entitled to vote on the election. Other matters (other than those that the DGCL requires the affirmative vote of a majority of the outstanding share of the Company) are decided by the affirmative vote of a majority in votes cast by the stockholders on such matter.

In the event of our liquidation or dissolution, the holders of common stock are entitled to receive proportionately all assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Our certificate of incorporation authorizes the issuance of 100,000 shares of blank check preferred stock with such designation, rights and preferences as may be determined from time to time by our board of directors. No shares of preferred stock are currently issued or outstanding. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock. We may issue some or all of the preferred stock to effect a business transaction. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Transfer Online, Inc., 317 SW Alder Street, 2nd Floor Portland, OR 97204. Their telephone number is (503) 227-2950.

Delaware Law and Certain Charter and By-Law Provisions

Delaware Anti-Takeover Law. We are not subject to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless certain requirements are met:

Elimination of Monetary Liability for Officers and Directors

Our certificate of incorporation incorporates certain provisions permitted under the Delaware General Corporation Law relating to the liability of officers and directors. The provisions eliminate a director’s and officer’s liability for monetary damages for a breach of fiduciary duty, including gross negligence, except in circumstances involving certain wrongful acts, such as the breach of director’s duty of loyalty or acts or omissions, which involve intentional misconduct or a knowing violation of law. These provisions do not eliminate a director’s and officer’s duty of care. Moreover, these provisions do not apply to claims against a director and officer for certain violations of law, including knowing violations of federal securities law. Our certificate of incorporation also contains provisions to indemnify the directors, officers, employees or other agents to the fullest extent permitted by the Delaware General Corporation Law. We believe that these provisions will assist us in attracting and retaining qualified individual to serve as directors.

Indemnification of Officers and Directors

Our certificate of incorporation also contains provisions to indemnify the directors, officers, employees or other agents to the fullest extent permitted by the Delaware General Corporation Law. These provisions may have the practical effect in certain cases of eliminating the ability of stockholders to collect monetary damages from directors. We are also a party to indemnification agreements with each of our directors. We believe that these provisions will assist us in attracting or retaining qualified individuals to serve as our directors.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Sales of restricted shares under Rule 144 held by our affiliates are also subject to requirements regarding the manner of sale, notice and the availability of current public information about us. Rule 144 also provides that affiliates relying on Rule 144 to sell shares of our common stock that are not restricted shares must nonetheless comply with the same restrictions applicable to restricted shares, other than the holding period requirement.

Equity Incentive Plan9

We intend to file registration statements on Form S-8 under the Securities Act after the consummation of our initial public offering to register the shares of our common stock that are issuable pursuant to our 2023 Equity Incentive Plan. The registration statement is expected to be filed and become effective as soon as practicable after the completion of our initial public offering, but in no event prior to the six months after the date of this prospectus. Accordingly, shares registered under the registration statements will be available for sale in the open market following their effective dates, subject to Rule 144 volume limitations and the lock-up arrangement described above, if applicable.

[9]	NTD: To discuss and confirm with Company.

SHARES ELIGIBLE FOR FUTURE SALE

Immediately prior to this offering, there was no public market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of contractual and legal restrictions on resale described below, sales of substantial amounts of common stock in the public market after the restrictions lapse could adversely affect the prevailing market price for our common stock as well as our ability to raise equity capital in the future.

Based on the number of shares outstanding as of the date of this prospectus, upon the closing of this offering, approximately [●] shares of common stock will be outstanding, assuming an initial public offering price of $[●] per share (the mid-point of the price range set forth on the cover page of this prospectus), offered hereby and further assuming no exercise of the underwriters’ over-allotment option. Of the shares to be outstanding immediately after completion of the offering, all [●] shares sold in this offering will be freely tradable unless held by an affiliate of ours. Of the remaining [●] shares of common stock outstanding after this offering, [●] shares are, or will be, freely tradable without restriction immediately after the consummation of this offering. Approximately [●] of these shares, representing shares not held by our “affiliates,” may generally be resold under SEC Rule 144 beginning 90 days from the effectiveness of the registration statement of which this prospectus forms a part, subject to any lock-up agreements entered into between such stockholders and D Boral Capital, LLC, and the remainder of these shares may be resold under SEC Rule 144 beginning 180 days following the commencement of sales in this offering, subject to any lock-up agreements entered into between such stockholders and D Boral Capital, LLC and subject in certain circumstances to the volume, manner of sale and other limitations under Rule 144.

Rule 144

In general, under Rule 144 as currently in effect, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, any person who is not an affiliate of ours and has held their shares for at least six months, as measured by SEC rule, including the holding period of any prior owner other than one of our affiliates, may sell shares without restriction, provided current public information about us is available. In addition, under Rule 144, any person who is not an affiliate of ours and has held their shares for at least one year, as measured by SEC rule, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell an unlimited number of shares immediately upon the closing of this offering without regard to whether current public information about us is available. Beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is an affiliate of ours and who has beneficially owned restricted securities for at least six months, as measured by SEC rule, including the holding period of any prior owner other than one of our affiliates, is entitled to sell a number of restricted shares within any three-month period that does not exceed the greater of:

●	1% of the number of shares of our common stock then outstanding, which will equal approximately [●] shares immediately after this offering; and

●	the average weekly trading volume of our common stock on Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales of restricted shares under Rule 144 held by our affiliates are also subject to requirements regarding the manner of sale, notice and the availability of current public information about us. Rule 144 also provides that affiliates relying on Rule 144 to sell shares of our common stock that are not restricted shares must nonetheless comply with the same restrictions applicable to restricted shares, other than the holding period requirement. Notwithstanding the availability of Rule 144, the holders of all of our restricted shares have entered into lock-up agreements as described below and their restricted shares will become eligible for sale at the expiration of the restrictions set forth in those agreements.

Rule 701

Under Rule 701, shares of our common stock acquired upon the exercise of currently outstanding options or pursuant to other rights granted under our stock plans may be resold, by:

●	persons other than affiliates, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, subject only to the manner-of-sale provisions of Rule 144; and

●	our affiliates, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, subject to the manner-of-sale and volume limitations, current public information and filing requirements of Rule 144, in each case, without compliance with the six-month holding period requirement of Rule 144.

Lock-up Agreements

Our executive officers and directors have agreed with the underwriters not to sell, transfer, or dispose of any shares or similar securities for 90 days following the following the commencement of sales in this offering without the prior written consent of the Representative. All holders of our common stock have also agreed with the underwriters not to sell, transfer, or dispose of any shares or similar securities for 90 days following the effective date of the registration statement for this offering without the prior written consent of the Representative. For additional information regarding our arrangement with the underwriters, please see “Underwriting.”

Equity Incentive Plans

We intend to file registration statements on Form S-8 under the Securities Act after the closing of this offering to register the shares of our common stock that are issuable pursuant to our 202610 Equity Incentive Plan. The registration statement is expected to be filed and become effective as soon as practicable after the completion of this offering. Accordingly, shares registered under the registration statements will be available for sale in the open market following their effective dates, subject to Rule 144 volume limitations and the lock-up arrangement described above, if applicable.

[10]	NTD: To discuss and confirm with company.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax consequences of the ownership and disposition of our common stock acquired in this offering by a “non-U.S. holder” (as defined below), but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the United States Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought, and do not intend to seek, any ruling from the Internal Revenue Service, or IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This summary also does not address the tax considerations arising under the laws of any state or local or non-U.S. jurisdiction or under U.S. federal gift and estate tax rules, or rising out of other non-income tax rules, except to the limited extent set forth below. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

●	banks, insurance companies, regulated investment companies, real estate investment trusts or other financial institutions;

●	persons subject to the alternative minimum tax or the tax on net investment income;

●	persons subject to special tax accounting rules as a result of any item of gross income with respect to our common stock being taken into account in an applicable financial statement;

●	tax-exempt organizations or governmental organizations;

●	pension plans and tax-qualified retirement plans;

●	controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;

●	partnerships or other entities or arrangements treated as partnership for U.S. federal income tax purposes (and investors therein);

●	brokers or dealers in securities or currencies;

●	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

●	persons that own, or are deemed to own, more than five percent of our capital stock (except to the extent specifically set forth below);

●	certain former citizens or long-term residents of the United States;

●	persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction or integrated investment;

●	persons who hold or receive our common stock pursuant to the exercise of any option or otherwise as compensation;

●	persons who do not hold our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment); and

●	persons deemed to sell our common stock under the constructive sale provisions of the Code.

In addition, if a partnership, entity, or arrangement classified as a partnership or flow-through entity for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership or other entity. A partner in a partnership or other such entity that will hold our common stock should consult his, her or its own tax advisor regarding the tax consequences of the ownership and disposition of our common stock through a partnership or other such entity, as applicable.

This summary is for informational purposes only and is not tax advice. Each non-U.S. holder is urged to consult its own tax advisor with respect to the application of the U.S. federal income tax laws to its particular situation, as well as any tax consequences of the purchase, ownership and disposition of our common stock arising under the U.S. federal gift or estate tax rules or under the laws of any state, local, non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

Non-U.S. Holder Defined

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of our common stock that, for U.S. federal income tax purposes, is neither a “U.S. person” nor an entity (or arrangement) treated as a partnership. A “U.S. person” is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

●	an individual who is a citizen or resident of the United States;

●	a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or any political subdivision thereof, or otherwise treated as such for U.S. federal income tax purposes;

●	an estate whose income is subject to U.S. federal income tax regardless of its source; or

●	a trust (x) whose administration is subject to the primary supervision of a U.S. court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (y) that has made a valid election under applicable Treasury Regulations to be treated as a U.S. person.

Distributions

As described in the section titled “Dividend Policy,” we have never declared or paid cash dividends on our common stock, and we do not anticipate paying any dividend on our common stock following the completion of this offering. However, if we do make distributions of cash or property on our common stock to non-U.S. holders, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, the excess will first constitute a return of capital and will reduce each non-U.S. holder’s adjusted tax basis in our common stock, but not below zero. Any additional excess will then be treated as capital gain from the sale of stock, as discussed under “Gain on Disposition of Common Stock.”

Subject to the discussions below on effectively connected income, backup withholding and the Foreign Account Tax Compliance Act (“FATCA”), any dividend paid to a non-U.S. holder generally will be subject to U.S. federal withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty between the United States and such non-U.S. holder’s country of residence. In order to receive a reduced treaty rate, such non-U.S. holder must provide the applicable withholding agent with an IRS Form W-8BEN or W-8BEN-E or other appropriate version of IRS Form W-8 certifying qualification for the reduced treaty rate. A non-U.S. holder of shares of our common stock eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS. If such non-U.S. holder holds our common stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to such agent, which then will be required to provide certification to the applicable withholding agent, either directly or through other intermediaries. Each non-U.S. holder should consult its own tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Dividends received by a non-U.S. holder that are treated as effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and, if an applicable income tax treaty so provides, such non-U.S. holder maintains a permanent establishment or fixed base in the United States to which such dividends are attributable) are generally exempt from the 30% U.S. federal withholding tax, subject to the discussion below on backup withholding and FATCA withholding. To claim this exemption, a non-U.S. holder must provide the applicable withholding agent with a properly executed IRS Form W-8ECI or other applicable IRS Form W-8 properly certifying such exemption. Such effectively connected dividends, although not subject to U.S. federal withholding tax, are taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits, subject to an applicable income tax treaty providing otherwise. In addition, if a non-U.S. holder is a corporation, dividends such non-U.S. holder receives that are effectively connected with its conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty between the United States and such non-U.S. holder’s country of residence. Each non-U.S. holder should consult its own tax advisor regarding the tax consequences of the ownership and disposition of our common stock, including any applicable tax treaties that may provide for different rules.

Gain on Disposition of Common Stock

Subject to the discussion below regarding backup withholding and FATCA withholding, a non-U.S. holder generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

●	the gain is effectively connected with such non-U.S. holder’s conduct of a U.S. trade or business (and, if an applicable income tax treaty so provides, such non-U.S. holder maintains a permanent establishment or fixed base in the United States to which such gain is attributable);

●	such non-U.S. holder is an individual who is present in the United States for an aggregate 183 days or more during the taxable year in which the sale or disposition occurs and certain other conditions are met; or

●	our common stock constitutes a United States real property interest (“USRPI”), by reason of our status as a “United States real property holding corporation,” (“USRPHC”) for U.S. federal income tax purposes.

We believe that we are not currently and will not become a USRPHC for U.S. federal income tax purposes, and the remainder of this discussion so assumes. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our U.S. and worldwide real property interests plus our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our common stock is regularly traded on an established securities market, your common stock will be treated as U.S. real property interests only if you actually (directly or indirectly) or constructively hold more than 5% of such regularly traded common stock at any time during the shorter of the five-year period preceding your disposition of, or your holding period for, our common stock.

A non-U.S. holder described in the first bullet above will be required to pay U.S. federal income tax on the gain derived from the sale (net of certain deductions and credits) under regular graduated U.S. federal income tax rates. In addition, a non-U.S. holder that is a corporation may be subject to the branch profits tax at a 30% rate on a portion of its effectively connected earnings and profits for the taxable year that are attributable to such gain, as adjusted for certain items. A lower rate may be specified by an applicable income tax treaty.

A non-U.S. holder described in the second bullet above will be subject to tax at 30% (or such lower rate specified by an applicable income tax treaty) on the gain derived from the sale, which gain may be offset by U.S. source capital losses of such non-U.S. holder for the taxable year, provided such non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Each non-U.S. holder should consult its own tax advisor regarding any applicable income tax or other treaties that may provide for different rules.

Information Reporting and Backup Withholding

Generally, we or an applicable withholding agent must report annually to the IRS the amount of dividends paid to a non-U.S. holder, such non-U.S. holder’s name and address, and the amount of tax withheld, if any. A similar report is sent to such non-U.S. holder. Pursuant to any applicable income tax treaty or other agreement, the IRS may make such report available to the tax authority in such non-U.S. holder’s country of residence.

Dividends paid by us (or our paying agent) to a non-U.S. holder may also be subject to backup withholding at a current rate of 24%.

Such information reporting and backup withholding requirements may be avoided, however, if such non-U.S. holder establishes an exemption by providing a properly executed, and applicable, IRS Form W-8, or otherwise establishes an exemption. Generally, such information reporting and backup withholding requirements will not apply to a non-U.S. holder where the transaction is effected outside the United States, through a non-U.S. office of a non-U.S. broker. Notwithstanding the foregoing, backup withholding and information reporting may apply, however, if the applicable withholding agent has actual knowledge, or reason to know, that such non-U.S. holder is a U.S. person.

Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Foreign Account Tax Compliance Act (FATCA)

Sections 1471 to 1474 of the Code, Treasury Regulations issued thereunder and related official IRS guidance, commonly referred to as FATCA, generally impose a U.S. federal withholding tax of 30% on dividends on our common stock paid to a “foreign financial institution” (as defined under FATCA, and which may include banks, traditional financial institutions, investment funds, and certain holding companies), unless such institution enters into an agreement with the U.S. Department of the Treasury to, among other things, identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined under FATCA), report annually substantial information about such accounts, and withhold on certain payments to non-compliant foreign financial institutions and certain other account holders. FATCA also generally imposes a U.S. federal withholding tax of 30% on dividends on our common stock paid to a “non-financial foreign entity” (as specially defined under FATCA), unless such entity provides identifying information regarding each of its direct or indirect “substantial United States owners” (as defined under FATCA), certifies that it does not have any substantial United States owners, or otherwise establishes an exemption. Accordingly, the institution or entity through which our common stock is held will affect the determination of whether such withholding is required.

The withholding obligations under FATCA generally apply to dividends on our common stock. Such withholding will apply regardless of whether the beneficial owner of the payment otherwise would be exempt from withholding pursuant to an applicable tax treaty with the United States, the Code, or other exemptions described above. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes.

Under proposed regulations, FATCA withholding on payments of gross proceeds has been eliminated. These proposed regulations are subject to change.

An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this section. Prospective investors are encouraged to consult with their own tax advisors regarding the application of FATCA withholding to their investment in, and ownership and disposition of, our common stock.

The preceding discussion of U.S. federal tax considerations is for general information only. It is not tax advice to investors in their particular circumstances. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed change in applicable laws.

UNDERWRITING

We intend to enter into an underwriting agreement with D. Boral Capital LLC (“D. Boral”) who is acting as the sole underwriter in connection with this offering (also, the “Representative”), with respect to the offering of shares of Common Stock. Under the terms and subject to the conditions in the underwriting agreement between us and the Representative, we have agreed to issue and sell to the underwriters, and the underwriters have agreed to purchase, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus, the number of shares of Common Stock listed next to its name in the following table, other than those shares of Common Stock covered by the over-allotment option described below:

Number of Shares
D. Boral Capital LLC
Total

The underwriters are committed to purchase all of the securities offered by us other than those covered by the over-allotment option described below, if it purchases any securities. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions, representations, and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Over-Allotment Option

We have granted to the Representative an over-allotment option. This option, which is exercisable for up to 45 days from the date of this prospectus, permits the Representative to purchase up to an additional [ ] shares of Common Stock (fifteen (15%) of the shares of Common Stock sold in this offering) at the public offering price listed on the cover page of this prospectus, less the underwriting discounts and commissions. The Representative may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of Common Stock offered by this prospectus. If the Representative exercises the option in whole or in part, then the underwriters will be severally committed, subject to the conditions described in the underwriting agreement, to purchase the additional shares of Common Stock in proportion to their respective commitments set forth in the prior table.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession. After the initial offering, the public offering price, concession or any other term of this offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the Representative of its option to purchase additional shares.

	Per Share	Without Over-allotment Option	With Over-allotment Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to us	$	$	$

We have also agreed to reimburse the underwriters for certain of their expenses relating to the offering including but not limited to the following: (a) all filing fees and communication expenses associated with the review of the Offering by FINRA; (b) all clearing fees and expenses incurred by the underwriter in connection with the offering; (c) up to $30,000 of the underwriter ’s actual accountable road show expenses and regular due diligence expenses for the Offering; (d) up to $50,000 of the underwriter’s actual accountable financial due diligence expenses for the offering; (e) the $29,500 cost associated with the underwriter’s use of Ipreo’s book building, prospectus tracking and compliance software for the offering; (f) the costs associated with bound volumes of the offering materials as well as commemorative mementos and lucite tombstones in an aggregate amount not to exceed $5,000; (g) the fees for the underwriter’s U.S. legal counsel and PRC legal counsel, such total legal fees in an amount not to exceed $100,000; and (h) all fees, expenses, and disbursements relating to background checks of the Company’s directors and officers in an amount not to exceed $10,000 in the aggregate. For the sake of clarity, it is understood and agreed that the Company shall be responsible for the underwriter’s total external counsel legal costs, any background check costs incurred by the underwriter, any due diligence costs, and any non-accountable expenses incurred (including, but not limited to, travel, meals, rides, required licenses), irrespective of whether the Offering is consummated or not, subject to $50,000 if there is not a Closing. The Company provided an expense advance (the “Advance”) to the underwriter of $25,000, which is payable upon the execution of this Agreement. The Advance shall be applied towards out-of-pocket accountable expense set forth herein and any portion of the Advance shall be returned to the Company to the extent not actually incurred. D. Boral may deduct from the net proceeds of the Offering payable to the Company on the date of Closing, or the closing of the Over-Allotment Option, if any, the expenses set forth herein to be paid by the Company to the underwriters. Additionally, one-half of one percent (0.5%) of the gross proceeds of the Offering shall be payable to the underwriter at the Closing for non-accountable expenses. The non-accountable expense allowance will be paid through a deduction from the net proceeds of the offering.

The expenses of this offering, not including the underwriting discount, are estimated at $ and are payable by us.

Representative’s Warrants

We have agreed to issue to the Representative Representative’s Warrants to purchase up to an aggregate of shares of Common Stock (equal to three percent (3.0%) of the shares of Common Stock sold in this offering, including any shares of Common Stock sold upon exercise of the Representative’s over-allotment option) at per share price of $ (equal to 110% of the public offering price per share in this offering). The Representative’s Warrants may also be exercised on a cashless basis. The Representative’s Warrants are exercisable at any time and from time to time, in whole or in part, beginning on a date that is six (6) months following the commencement of sales pursuant to this prospectus and will expire five years from the date of such commencement of sales.

The Representative’s Warrants are deemed underwriter compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to FINRA Rule 5110(g)(1). The Representative or its designees (or their permitted assignees under Rule 5110(g)(1)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days following the commencement of sales pursuant to this prospectus. In addition, the Representative’s Warrants provide for registration rights, including a one-time demand registration right within five years and unlimited piggyback registration rights within seven years from the commencement of sales in this offering in compliance with FINRA Rule 5110(g)(8)(B)-(D). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the Representative’s Warrants other than underwriting commissions incurred and expenses of any legal counsel payable by the holders. The exercise price and number of shares of Common Stock issuable upon exercise of the Representative’s Warrants may be adjusted in certain circumstances including in the event of a stock dividend or our recapitalization, reorganization, merger, or consolidation.

Lock-Up Agreements

The Company, on behalf of itself and any successor entity, agrees that, without the prior written consent of the Representative, it will not, for a period of ninety (90) days after the Closing of the Offering (the “Lock-Up Period”), (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; (ii) file or caused to be filed any registration statement with the Commission relating to the offering of any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; (iii) complete any offering of debt securities of the Company, other than entering into a line of credit with a traditional bank, or (iv) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of capital stock of the Company, whether any such transaction described in clause (i), (ii), (iii) or (iv) above is to be settled by delivery of shares of capital stock of the Company or such other securities, in cash or otherwise. Additionally, the Company’s directors and officers and any other holder(s) (except the ones covered under the Resale Prospectus) of 10% or more of the outstanding shares of Common Stock as of the effective date of the Registration Statement (and all such holders of securities exercisable for or convertible into shares of Common Stock) shall enter into customary “lock-up” agreements in favor of the Representative pursuant to which such persons and entities shall agree, for a period of ninety (90) days after the Closing of Offering, that they shall not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company, subject to customary exceptions. The foregoing restrictions shall also be contained and set forth in the Underwriting Agreement and customary “lock-up” agreements, as applicable.

Tail Financing

We have granted the Representative the right, subject to FINRA Rule 5110(g)(5)(B), for a period of six (6) months after the termination of the Representative’s engagement with us, to receive a cash fee equal to seven percent (7.0%) of the gross proceeds received by us from the sale of any equity, debt and/or equity derivative instruments to any investor actually introduced by the Representative to the Company in connection with any public or private financing or capital raise, provided that such transaction is by a party actually introduced to us in an offering in which we have direct knowledge of such party’s participation.

Listing

We have applied for listing of our Common Stock on NASDAQ under the symbol “DMNT.”

Right of First Refusal

We have granted the Representative the right of first refusal, for a period of six (6) months from the closing of the offering, to act as sole investment banker, sole book-runner, and/or sole placement agent, at the Representative’s sole discretion, for each and every future public and private equity and debt offering, including all equity linked financings, subject to certain exceptions, during such six (6) month period, of the Company on terms and conditions customary to the representative for such subject transactions. The Representative shall have the sole right to determine whether any other broker dealer shall have the right to participate in a subject transaction and the economic terms of such participation. The Company shall not retain, engage or solicit any additional investment banker, book-runner, financial advisor, underwriter and/or placement agent in a subject transaction without the express written consent of the Representative.

Determination of the Public Offering Price

Prior to this offering, there has been no public market for our Common Stock. The public offering price will be determined through negotiations between us and the representatives. In addition to prevailing market conditions, the factors to be considered in determining the public offering price are:

●	the valuation multiples of publicly traded companies that the representatives believe to be comparable to us,

●	our financial information,

●	the history of, and the prospects for, our company and the industry in which we compete,

●	an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues,

●	the present state of our development and

●	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

An active trading market for the shares of Common Stock may not develop. It is also possible that after this offering the shares of Common Stock will not trade in the public market at or above the public offering price.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our Common Stock. However, the representatives may engage in transactions that stabilize the price of the Common Stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell shares of our Common Stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the Representative’s option to purchase additional shares described above. The Representative may close out any covered short position by either exercising its option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our Common Stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of Common Stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of shares of our Common Stock or preventing or retarding a decline in the market price of shares of our Common Stock. As a result, the price of shares of our Common Stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NASDAQ, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of shares of our Common Stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members. The Representative may agree to allocate a number of securities to underwriters and selling group members for sale to its online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us, and should not be relied upon by investors.

Other Relationships

The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates may, in the future, provide investment and commercial banking and financial advisory services to us and our affiliates in the ordinary course of business, for which they may receive customary fees and commissions. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of ours. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

EXPERTS

The financial statements as of December 31, 2024 and for the year then ended, which are included in this prospectus, have been included herein in reliance upon the report of RBSM LLP, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of RBSM LLP as experts in accounting and auditing.

The financial statements as of December 31, 2023 and for the year then ended, which are included in this prospectus, have been included herein in reliance upon the report of Mac Accounting Group & CPAs, LLC, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of Mac Accounting Group & CPAs, LLC as experts in accounting and auditing.

LEGAL MATTERS

Ellenoff Grossman & Schole LLP, New York, New York, is acting as counsel in connection with the registration of our common stock under the Securities Act, and as such, will pass upon the validity of the securities offered hereby. Certain matters are being passed on for the underwriters by Lucosky Brookman LLP, New York, New York.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed with the registration statement. For further information about us and the common stock offered hereby, we refer you to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. The SEC also maintains an internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

Upon the closing of this offering, we will be required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. These reports, proxy statements, and other information will be available on the website of the SEC referred to above.

We also maintain a website at www.Dmint.com, through which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessed through our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

DMINT, Inc. and Subsidiary

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of

OLB Group, Inc. and Subsidiaries

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheet of Dmint, Inc. (the “Company”) as of December 31, 2024, and the related consolidated statements of operations, changes in shareholder deficit and cash flows for the year ended December 31, 2024, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024, and the results of its operations and its cash flows for the year ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that (i) relate to accounts or disclosures that are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

We have served as the Company’s auditor since 2024.

/s/ RBSM LLP

Houston, TX
May 6, 2025 PCAOB ID Number 587

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders

DMINT, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of DMINT, Inc. and subsidiary as of December 31, 2023, and the related statements of operations, changes in shareholder deficit, and cash flows for the year then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of DMINT, Inc. as of December 31, 2023, and the results of its operations and its cash flows for the year then ended, in conformity accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the entity’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to DMINT, Inc. in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. DMINT, Inc. is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Property and Equipment (Note 2 and Note 5)

During the year ended December 31, 2023 the Company incurred significant costs related to the build out of their bitcoin mining warehouse and an audit risk was identified related to the value and recoverability of their assets. Significant audit effort was required to ensure the property and equipment was recorded properly, that depreciation expense was reasonable, and that asset values were recoverable.

During our audit we had to obtain sufficient corroborating evidence regarding the timing of asset receipt and the assets existence at the reporting date. We also had to recalculate all depreciation amounts and complete a detailed impairment analysis which required auditor subjectivity. We ensured the Company’s property and equipment was reasonably stated at its recoverable value and ensured the disclosures for such were accurate.

Bitcoin Mining Transactions (Note 2 and Note 7)

The Company’s operations and activities include bitcoin mining and the exchange of bitcoin for U.S. dollars and such transactions have inherent audit complexities associated with them. The Company has entered into a third-party subscription agreement to monitor their bitcoin activity and has entered into a digital asset mining pool contract with a third-party to provide computing power in exchange for earning bitcoin. The Company has used significant judgment to determine its accounting for its bitcoin mining revenue and it took significant time, effort, and subjectivity during our audit to ensure revenue and exchange transactions were properly stated. Additionally, the Company has to complete a detailed impairment analysis annually to ensure bitcoin amounts are recoverable. The bitcoin impairment analysis can require judgment, subjectivity, and estimates on behalf of management and the auditor and there can be substantial time involved for the bitcoin impairment analysis.

In order to test the Company’s recognition of revenue we obtained a detailed understanding of the Company’s operations and its third party-contracts and arrangements. We evaluated the Company’s compliance with accounting standards and we completed detailed testing to ensure we could rely on third party reports. We corroborated recorded transactions with data recorded on public blockchain networks and we independently calculated the value of bitcoin received to ensure recorded revenue amounts were reasonable. We also independently calculated the gain/loss on all exchanges of bitcoin for U.S. dollars to ensure amounts were accurately recorded in accordance with the Company’s policies and procedures. Lastly, we completed a detailed review of the Company’s bitcoin impairment analysis and ensured all, including fair values used, were reasonable based on market conditions as of December 31, 2023. We ensured all bitcoin transactions and balances were reasonably recorded and ensured the Company’s disclosures in their financial statements regarding such were adequate.

Intangible Assets Impairment (Note 2 and Note 6)

The Company evaluates for impairment of intangible assets subject to amortization by first evaluating for impairment indicators, which requires significant judgment, and then by completing a recoverability test to compare the carrying value of each asset with the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the assets, which can depend on estimates and assumptions. If the carrying amount is in excess of the undiscounted cash flows the Company calculates a fair value for the asset, which can also be based on subjectivity, estimates, and judgments, and ensures the carrying amount is not in excess of its fair value.

During our audit we noted an intangible asset balance and related disclosures that were material to the financial statements. In order to test the Company’s intangible asset for impairment, we had to analyze the intangible asset and use significant auditor judgment and subjectivity to review impairment indicators based on Company operations and the nature of the intangible asset, review undiscounted cash flow amounts where we noted no significant amounts that were necessary to test, and had to test fair value amounts by obtaining third party market data, which required significant audit effort.

/s/ Mac Accounting Group & CPAs, LLP

We have served as DMINT, Inc’s auditor since 2023.

Midvale, Utah

April 19, 2024

DMINT, Inc. and Subsidiary

CONSOLIDATED BALANCE SHEETS

	December 31, 2024	December 31, 2023
ASSETS
Current Assets:
Cash	$311	$645
Prepaids	—	98,839
Other receivables	398,983	398,983
Investment in equity securities	—	273,662
Other current assets	—	312,103
Total Current Assets	399,294	1,084,232

Other Assets:
Intangible assets, net	—	3,412,464
Property and equipment, net	3,254,039	5,796,857
Total Other Assets	3,254,039	9,209,321

Total Assets	$3,653,333	$10,293,553

LIABILITIES AND SHAREHOLDER DEFICIT
Current Liabilities:
Accounts payable and accruals	$620,296	$505,266
Due to related parties	22,661,401	22,278,143
Total Current Liabilities	23,281,697	22,783,409

Total Liabilities	23,281,697	22,783,409

Commitments and contingencies	—	—

Shareholder Deficit:
Preferred stock. $0.001 par value, 100,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.0001 par value, 1,000,000 shares authorized, 100 shares issued and outstanding	—	—
Additional paid in capital	100	100
Accumulated deficit	(19,628,464)	(12,489,956)
Total Shareholder Deficit	(19,628,364)	(12,489,856)
Total Liabilities and Shareholder Deficit	$3,653,333	$10,293,553

The accompanying notes are an integral part of these consolidated financial statements.

DMINT, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31, 2024	Year Ended December 31, 2023
Revenue, net - bitcoin mining	$413,332	$538,718

Operating Expenses:
Depreciation expense	2,542,818	3,212,510
Amortization expense	449,995	449,996
Contracted services	18,976	121,006
Wage expense	1,000,420	1,058,327
Professional fees	330,439	168,933
Utilities	325,671	677,493
Equipment and maintenance expense	24,616	136,274
Impairment expense	2,962,469	259,931
General and administrative expenses	393,918	464,390
Total Operating Expenses	8,049,322	6,548,860

Loss from operations	(7,635,990)	(6,010,142)

Other income:
Realized gain on sale of bitcoin	222,751	288,584
Unrealized gain on investment	274,731	23,662
Total other income	497,482	312,246

Net loss before provision for income tax	(7,138,508)	(5,697,896)

Income tax	—	—

Net Loss	$(7,138,508)	$(5,697,896)

Net loss per share, basic and diluted	$(71,385)	$(56,979)

Weighted average shares outstanding, basic and diluted	100	100

The accompanying notes are an integral part of these consolidated financial statements.

DMINT, Inc. and Subsidiary

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDER DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

	Preferred Stock		Common Stock		Additional Paid	Accumulated	Total Shareholder’s
	Shares	Amount	Shares	Amount	In Capital	Deficit	Deficit
Balance at December 31, 2022	—	$—	100	$—	$100	$(6,792,060)	$(6,791,960)
Net loss	—	—	—	—	—	(5,697,896)	(5,697,896)
Balance at December 31, 2023	—	—	100	—	100	(12,489,956)	(12,489,856)
Net loss	—	—	—	—	—	(7,138,508)	(7,138,508)
Balance at December 31, 2024	—	$—	100	$—	$100	$(19,628,464)	$(19,628,364)

The accompanying notes are an integral part of these consolidated financial statements.

DMINT, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2024	Year Ended December 31, 2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(7,138,508)	$(5,697,896)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation and amortization expense	2,992,813	3,662,506
Impairment expense	2,962,469	259,931
Gain on sale of bitcoin	(222,751)	(288,584)
Unrealized gain on investment	(274,731)	(23,662)
Changes in assets and liabilities:
Prepaids	98,839	757,619
Other current assets	534,854	488,713
Accounts payable	115,030	478,791
Other receivables	—	110,281
Net cash used in operating activities	(931,985)	(252,301)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment	—	(2,286,835)
Proceeds from sale of investment	548,393	—
Net cash provided (used) in investing activities	548,393	(2,286,835)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from related parties	2,797,589	3,410,911
Repayments to related parties	(2,414,331)	(888,277)
Net cash provided by financing activities	383,258	2,522,634

Net change in cash	(334)	(16,502)
Cash – Beginning of year	645	17,147
Cash – End of year	$311	$645

Cash paid for:
Interest	$—	$—
Income taxes	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

DMINT, Inc. and Subsidiary

Notes to the Consolidated Financial Statements

December 31, 2024

NOTE 1 – BACKGROUND

Background

DMINT, Inc. (“DMINT” or the “Company”), a Delaware corporation was formed on July 23, 2021. DMINT is a Bitcoin mining company that has been a wholly owned subsidiary of The OLB Group, Inc. (“OLB”), a fintech public company listed on NASDAQ: OLB, since inception. The Company gained experience operating mining computers (“miners”) during its Beta phase. The Company owns 1,000 mining computers that are held in our Selmer, Tennessee mining facility, which is owned by DMINT, of which 100 miners were impaired as of December 31, 2023, however we believe there is potential to repair the 100 miners and eventually use them in operations. At our Tennessee Mining Facility, we are only able to obtain 0.65MW of electricity due to its current structural capabilities. We were only able to operate a maximum of 400 mining computers as of December 31, 2024. The facility is approximately 15,000 square feet and has space for further expansion of up to 5,000 miners. We also have all the necessary electrical hardware and cooling solutions, such as transformers, panel guards, direct buses, smart power distribution units, cooling fans, and louvers to operate up to 5,000 miners. However, we do not have the cash necessary to pay for the installation of the equipment currently to allow our Tennessee Mining Facility to have such capabilities. When we are able to obtain enough capital to expand our Tennessee Mining Facilities structural capabilities, we plan to expand our operations up to 5,000 miners. Such planned expansion will occur in two phases. In phase one, we plan to scale the number of miners we operate from the 400 we currently operate to the 1,000 we currently own. To achieve this, we plan to expand our existing power capacity of 0.65MW. We have begun discussions with Pickwick Electric Cooperative (“Pickwick”) to provide us up to 20MW of power capacity. Simultaneously, we will expand our infrastructure to accommodate the additional hardware and enhance the cooling and ventilation systems to handle the increased heat output. We believe this phase can be completed within 90 days of receipt of the funds necessary to expand our capabilities. In phase two, we plan to scale the number of miners we operate from 1,000 to 5,000. To achieve this, we will need to purchase an additional 4,000 miners and set them up in our Tennessee Mining Facility. We plan to enter into negotiations with Pickwick in the future to provide this additional power and will further expand our infrastructure to accommodate the additional hardware and enhance the cooling and ventilation systems to handle the increased heat output. In the event that the spin-out of DMINT from OLB (the “Spin-Off Distribution”) occurs in the first half of 2025 and assuming we can raise capital of at least $16 million after the Spin-Off Distribution, we plan on purchasing 4,000 new computers as soon as phase one is complete.

The Company plans to focus its bitcoin mining business in the United States, focusing on Bitcoin. Revenue is generated from the sale of mined bitcoin. Due to the increasing difficulty and competitive nature of mining, DMINT may invest more in R&D to enhance its technology and efficiency through more efficient and less costly energy resources.

The Company’s focus has been on operating the mining operation in a manner that is least impactful on the environment.

On June 24, 2022, DMINT formed DMINT Real Estate Holdings, Inc., a wholly owned subsidiary, for the purpose of purchasing real estate. Currently, its only asset is the building and property located in Selmer, Tennessee where all of the mining computers are located.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

All expenses incurred by our parent company and its affiliates on the Company’s behalf (i.e. DMINTs direct costs) have been accounted for in the Company’s books and records as they are incurred. Shared costs (including wages, insurance, and other administrative costs) are allocated to the Company based on its pro-rata share of the cost, ensuring that the Company’s financial statements comprehensively reflect all costs attributable to the Company’s operations.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company’s accounting estimates include the collectability of receivables, useful lives of long-lived assets and recoverability of those assets, impairment of intangible assets, and valuation allowances for income taxes.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, DMINT Real Estate Holding, Inc. All significant intercompany transactions and balances have been eliminated.

Concentration of Credit Risk

Financial instruments that potentially expose the Company to concentration of credit risk consist primarily of cash and accounts receivable. The Company’s cash is deposited with major financial institutions. At times, such deposits may be in excess of the Federal Deposit Insurance Corporation insurable amount.

Net Loss per Share

Basic net loss per share of common stock is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock and potential dilutive outstanding shares of common stock during the period, if any. As of December 31, 2024 and 2023 there were no potentially dilutive shares, therefore the basic net loss per share is the same as diluted net loss per share.

Investments in Equity Securities

The Company accounts for its investments under ASC 321, “Investments – Equity Securities,” which requires that investments in equity securities be measured at fair value with changes in value recorded as unrealized gains and losses in current period operations.

Bitcoin

Bitcoin is included in current assets in the accompanying balance sheets due to the Company’s ability to sell it in a highly liquid marketplace and its intent to liquidate its Bitcoin to support operations when needed.

The Company accounts for Bitcoin as indefinite-lived intangible assets in accordance with ASC 350, Intangibles - Goodwill and Other. The Company has ownership of and control over the Bitcoin and uses third-party custodial services to secure them.

Bitcoin awarded to the Company through its mining activities are accounted for in connection with the Company’s revenue recognition policy. The fair value of Bitcoin is determined on a nonrecurring basis in accordance with ASC 820, Fair Value Measurement, based on quoted prices on Coinbase, the active exchange that the Company has determined is its principal market for Bitcoin (Level 1 inputs). If events and circumstances indicate impairment is likely and the carrying value of the Bitcoin exceeds the fair value based on the lowest price quoted in the active exchanges then an impairment loss has occurred with respect to those Bitcoin in an amount equal to the difference between its carrying values and the price determined.

Bitcoin awarded to the Company through its mining activities are included within operating activities in the accompanying consolidated statements of cash flows. The cash received from the sales of Bitcoin earned through our mining activities is included within operating activities in the accompanying consolidated statements of cash flows, and any realized gains from such sales are included in operating expenses in the consolidated statements of operations.

Impairment losses are recognized within “Operating expenses” in the statements of operations in the period in which the impairment is identified. The impaired digital assets are written down to their fair value at the time of impairment and this new cost basis will not be adjusted upward for any subsequent increase in fair value. Gains are not recorded until realized upon sale or disposition.

Property and Equipment

Property and equipment is stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets. Depreciation is calculated once the asset has been received and is ready for its intended use, using half of the monthly depreciation in the first month and half of the monthly depreciation in the last month. Cost and accumulated depreciation applicable to items replaced or retired are eliminated from the related accounts with any gain or loss on the disposition included in the statement of operations. Expenditures for repairs and maintenance are expensed as incurred.

The Company capitalizes all capital assets utilizing the following criteria:

●	All land acquisitions;

●	All buildings/facilities acquisitions and new construction;

●	Facility renovation and improvement projects costing more than $100,000;

●	Land improvement and infrastructure projects costing more than $100,000,

●	Equipment costing more than $3,000 with a useful life beyond a single reporting period (generally one year);

●	Right-to-use intangible lease assets more than $100,000;

●	Computer equipment costing more than $5,000; and

●	Construction in Progress (CIP) for capital projects with a budget in excess of $100,000

The estimated useful lives for all the Company’s property and equipment are as follows:

Item	Useful Life
Computer equipment	3 years
Software	10 years
Office furniture	5 years
Buildings and improvements	20 years

Intangible Assets

The Company accounts for its intangible assets in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Subtopic 350-30, General Intangibles Other Than Goodwill. ASC Subtopic 350-30, which requires assets to be measured based on the fair value of the consideration given or the fair value of the assets (or net assets) acquired, whichever is more clearly evident and, thus, more reliably measurable. Under ASC Subtopic 350-30 any intangible asset with a useful life is required to be amortized over that life and the useful life is to be evaluated every reporting period to determine whether events or circumstances warrant a revision to the remaining period of amortization. If the estimate of useful life is changed the remaining carrying amount of the intangible asset is amortized prospectively over the revised remaining useful life. Costs to renew or extend the term of an intangible assets are recognized as an expense when incurred.

Fair Value of Financial Instruments

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP) and expands disclosures about fair value measurements.  To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels.  The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1: Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2: Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3: Pricing inputs that are generally unobservable inputs and not corroborated by market data.

Impairment of Long-Lived Assets (Other than Bitcoin)

In accordance with ASC 360-10 the Company periodically reviews the carrying value of its long-lived assets held and used at least annually or when events and circumstances warrant such a review. If significant events or changes in circumstances indicate that the carrying value of an asset or asset group may not be recoverable, the Company performs a test of recoverability by comparing the carrying value of the asset or asset group to its undiscounted expected future cash flows. Cash flow projections are sometimes based on a group of assets, rather than a single asset. If cash flows cannot be separately and independently identified for a single asset, the Company determines whether impairment has occurred for the group of assets for which it can identify the projected cash flows. If the carrying values are in excess of undiscounted expected future cash flows, it measures any impairment by comparing the fair value of the asset group to its carrying value. If the fair value of an asset or asset group is determined to be less than the carrying amount of the asset or asset group, impairment in the amount of the difference is recorded.

During the year ended December 31, 2024, it was determined that the Company’s intangible assets were impaired per our analysis completed in accordance with ASC 360-10. As a result, the Company recognized impairment expense of $2,962,469 for the year ended December 31, 2024. During the year ended December 31, 2023, the Company wrote off $985,000 worth of bitcoin mining equipment that were in need of repair, therefore their recoverability was questionable, recognizing a loss on impairment of $259,931. As of December 31, 2024, per our analysis completed in accordance with ASC 360-10, no additional impairment expense was deemed necessary, as the fair value of the Company’s miners was in excess of their carrying value.

Revenue Recognition

The Company recognizes revenue under ASC 606, Revenue from Contracts with Customers. The core principle of the new revenue standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The following five steps are applied to achieve that core principle:

●	Step 1: Identify the contract with the customer

●	Step 2: Identify the performance obligations in the contract

●	Step 3: Determine the transaction price

●	Step 4: Allocate the transaction price to the performance obligations in the contract

●	Step 5: Recognize revenue when the Company satisfies a performance obligation

In order to identify the performance obligations in a contract with a customer, a company must assess the promised goods or services in the contract and identify each promised good or service that is distinct. A performance obligation meets ASC 606’s definition of a “distinct” good or service (or bundle of goods or services) if both of the following criteria are met: The customer can benefit from the good or service either on its own or together with other resources that are readily available to the customer (i.e., the good or service is capable of being distinct), and the entity’s promise to transfer the good or service to the customer is separately identifiable from other promises in the contract (i.e., the promise to transfer the good or service is distinct within the context of the contract).

If a good or service is not distinct, the good or service is combined with other promised goods or services until a distinct bundle of goods or services is identified.

The transaction price is the amount of consideration to which an entity expects to be entitled in exchange for transferring promised goods or services to a customer. The consideration promised in a contract with a customer may include fixed amounts, variable amounts, or both. When determining the transaction price, an entity must consider the effects of all the following:

●	Variable consideration

●	Constraining estimates of variable consideration

●	The existence of a significant financing component in the contract

●	Noncash consideration

●	Consideration payable to a customer

Variable consideration is included in the transaction price only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved. The transaction price is allocated to each performance obligation on a relative standalone selling price basis. The transaction price allocated to each performance obligation is recognized when that performance obligation is satisfied, at a point in time, or over time as appropriate.

Cryptocurrency mining:

The Company entered into contracts with digital asset mining pool operators to provide the service of performing hash computations for the mining pool operator. The contracts are continuously renewable and are terminable without penalty at any time by either party. The Company’s enforceable right to compensation only begins when the Company provides computing power to the mining pool operator. In exchange for providing computing power, the Company is entitled to a fractional share of Bitcoin. Hashrate is the measure of the computational power per second used when mining. Since the contract is continuously renewing, second by second, the mining contract is considered to have a duration of less than 24 hours for accounting purposes.

Providing computing power in Bitcoin transaction verification services is an output of the Company’s ordinary activities. The provision of computing power is the only performance obligation in the Company’s contracts with third party pool operators. The transaction consideration the Company receives, if any, is noncash consideration, which is all variable. There is no significant financing component in these transactions.

The Company earns Bitcoin during a 24-hour cycle between 00:00:00 UTC and 23:59:59 UTC (“24-Hour Mining Period”) unless terminated in accordance with the terms set forth by the terms of service. This 24 hour Mining Period also marks the inception date of the contact, which is considered to be continuously renewed every second. The Company performs hash computations for one mining pool operator, Foundry USA. Foundry USA operates its pool on the Full Pay Per Share (FPPS) payout method. FPPS is a variant of the Pay Per Share (PPS) method, where miners receive a fixed payout for each valid share submitted, regardless of whether the pool finds a block.

The fair value of the Bitcoin award received is determined using the intraday average quoted price of the Bitcoin over the 24-Hour Mining Period. The Company’s Bitcoin earned are actively traded on the major trading platforms. The Company considers Coinbase to be its primary market. The consideration the Company will receive, comprised of block rewards, transaction fees, less mining pool operator fees are aggregated, over the 24-Hour Mining Period, in a sub-balance account held by the mining pool operator, which is finalized one hour later at 1:00 AM UTC. The sub-balance account is then withdrawn to the Company’s whitelisted wallet address, once a day, between the hours of 9am to 5pm UTC time (the “Settlement”). The rate of payment occurs once per day, as long as the minimum payout threshold of 0.01 bitcoin has accumulated in the sub- account balance, in accordance with the mining pool operator’s terms of service. At the time of Settlement, the company values the amount of Bitcoin earned during the mining period. Given that the contract duration is considered less than 24 hours, the Company uses the average Bitcoin price over the 24-Hour Mining period, as quoted by Coinbase, to record the revenue. By utilizing the average daily price of bitcoin earned over the mining period, the Company eliminates any differences that may arise due to the volatility in trading price between bitcoin and fiat currency during the period where the Company establishes and completes the contract.

Pursuant to ASC 606-10-55-42, the Company assessed if the customer’s option to renew represented a material right that represents a separate performance obligation and noted the renewal is not a material right. The definition of a material right is a promise in a contract to provide goods or services to a customer at a price that is significantly lower than the stand-alone selling price of the good or service. The mining pool operator does not provide any discounts and as such there is no economic benefit to the customer and as such a separate performance obligation does not exist under 606-10-55-42. In addition, there are no options for renewal that are separately identifiable from other promises in the contract, such as an ability to extend the contract at a reduced price.

The performance obligation of the Bitcoin miner under the mining contracts with Foundry Pool USA involves the service of performing hash computations to facilitate the verification of digital asset transactions. The Company’s miners contribute computing power (i.e. hashrate) that perform hash calculations to the mining pool operator, engaging in the process of validating and securing transactions through the generation of Bitcoin hashes. The mining pool then utilizes a specific mining algorithm (e.g. SHA-256) to submit shares (proof of work) to the mining pool’s server as they contribute to solving the Bitcoin puzzles required to mine a block. The Company reviews and analyzes its individual pool performance using a dashboard provided by Foundry Pool USA that includes real-time statistics on hashrate, shares submitted and earnings. The service of performing hash computations in digital asset transaction verification services is an output of the Company’s ordinary activities. The provision of providing these services is the only performance obligation in the Company’s contracts with mining pool operators.

Regardless of the pool’s success, the Company will receive consistent rewards based on the number of valid shares it contributes. The transaction consideration the Company receives is non-cash consideration, in the form of bitcoin. The Company measures the bitcoin at fair value on the date earned using the average price (calculated by averaging the daily open price and the daily close price) quoted by its Principal Market at the date the Company completed the service of performing hash computations for the mining pool operator. There are no deferred revenues or other liability obligations recorded by the Company since there are no payments in advance of the performance. At the end of each 24-Hour Mining Period (00:00:00 UTC and 23:59:59 UTC), there are no remaining performance obligations. By utilizing the average daily price of bitcoin on the date earned, the Company eliminates any differences that may arise due to the volatility in trading price between bitcoin and fiat currency during the period where the Company establishes and completes the contract. The consideration is all variable. There is no significant financing component in these transactions.

If authoritative guidance is enacted by the Financial Accounting Standards Board (“FASB”), the Company may be required to change its policies, which could affect the Company’s financial position and results from operations.

Leases

The Company determines whether an arrangement contains a lease at the inception of the arrangement. If a lease is determined to exist, the term of such lease is assessed based on the date on which the underlying asset is made available for the Company’s use by the lessor. The Company’s assessment of the lease term reflects the non-cancelable term of the lease, inclusive of any rent-free periods and/or periods covered by early-termination options which the Company is reasonably certain of not exercising, as well as periods covered by renewal options which the Company is reasonably certain of exercising. The Company also determines lease classification as either operating or finance at lease commencement, which governs the pattern of expense recognition and the presentation reflected in the consolidated statements of operations over the lease term.

For leases with a term exceeding 12 months, an operating lease liability is recorded on the Company’s consolidated balance sheet at lease commencement reflecting the present value of its fixed minimum payment obligations over the lease term. A corresponding operating lease right-of-use asset equal to the initial lease liability is also recorded, adjusted for any prepaid rent and/or initial direct costs incurred in connection with execution of the lease and reduced by any lease incentives received. For purposes of measuring the present value of its fixed payment obligations for a given lease, the Company uses its incremental borrowing rate, determined based on information available at lease commencement, as rates implicit in its leasing arrangements are typically not readily determinable. The Company’s incremental borrowing rate reflects the rate it would pay to borrow on a secured basis and incorporates the term and economic environment of the associated lease.

For the Company’s operating leases, fixed lease payments are recognized as lease expense on a straight-line basis over the lease term. For leases with a term of 12 months or less, any fixed lease payments are recognized on a straight-line basis over the lease term and are not recognized on the Company’s consolidated balance sheet as an accounting policy election. Leases qualifying for the short-term lease exception were insignificant. Variable lease costs are recognized as incurred and primarily consist of common area maintenance and utility charges not included in the measurement of right of use assets and operating lease liabilities.

Income Taxes

The Company accounts for income taxes under the asset and liability method, in which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date. A valuation allowance is required to the extent any deferred tax assets may not be realizable.

Recent Accounting Pronouncements

In December 2023, the FASB issued ASU No. 2023-08, Intangibles—Goodwill and Other—Bitcoin Assets (Subtopic 350-60): Accounting for and Disclosure of Bitcoin Assets. The amendments in ASU No. 2023-08 are intended to improve the accounting for certain Bitcoin assets by requiring an entity to measure those Bitcoin assets at fair value each reporting period with changes in fair value recognized in net income. The amendments also improve the information provided to investors about an entity’s Bitcoin asset holdings by requiring disclosure about significant holdings, contractual sale restrictions, and changes during the reporting period. The amendments are effective for all entities for fiscal years beginning after December 15, 2024, including interim periods within those fiscal years. Early adoption is permitted for both interim and annual financial statements that have not yet been issued (or made available for issuance). If an entity adopts the amendments in an interim period, it must adopt them as of the beginning of the fiscal year that includes that interim period. ASU No. 2023-08 requires a cumulative-effect adjustment to the opening balance of retained earnings (or other appropriate components of equity or net assets) as of the beginning of the annual reporting period in which an entity adopts the amendments. The Company has not yet adopted ASU No. 2023-08 and is currently evaluating the impact that the adoption will have on the Company’s financial statement presentation and disclosures.

NOTE 3 – LIQUIDITY AND CAPITAL RESOURCES

The Company’s consolidated financial statements have been prepared in accordance with US GAAP, which assumes that the Company’s management will evaluate whether it will be able to meet its obligations and continue its operations in the normal course of business. During the year ended December 31, 2024, the Company reported a net loss of $7,138,508 and an accumulated deficit of $19,628,464, all of which initially raised substantial doubt about the entities’ ability to continue as a going concern.

At December 31, 2024, management evaluated the above conditions and determined they were a result of continued start-up costs being incurred to initiate operations. Management noted that the Company had cash of $311, and $398,983 of other receivables, all of which were current assets that could be used to meet obligations and fund operations. The Company has third-party short-term obligation in accounts payable of $620,296 and the remainder of the current liabilities were amounts due to related parties of $22,661,401. The amount due to related parties has been a result of the Company being solely funded by its parent company, OLB, and OLB’s subsidiaries since inception. Accordingly, there is no urgency or requirement for the Company to pay back these amounts within the near future.

During the year ended December 31, 2024, the Company used $931,985 in its operating activities, therefore management believes that its current available resources and the continued support from OLB will be sufficient to fund the Company’s planned expenditures over the next 12 months. In addition, the Company plans to raise capital through debt or equity financing following the Spin-Off Distribution. No assurances can be given that management will be successful in raising additional capital, if needed, or on acceptable terms. Without raising additional capital, either via additional advances made pursuant to the ATM, related party loan or from other sources, there is substantial doubt about the Company’s ability to continue as a going concern through September 30, 2026. The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. This basis of presentation contemplates the recovery of the Company’s assets and the satisfaction of liabilities in the normal course of business.

These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company determine it will be unable to continue as a going concern.

NOTE 4 – INVESTMENT IN EQUITY SECURITIES

The Company owned 165.27 units (1.11%) of Node Capital Token Opportunity Fund LP (the “Fund”) for which it paid an aggregate of $250,000 in August 2021. During the years ended December 31, 2024 and 2023, the Company recognized an unrealized gain of $274,731 and $23,662, respectively. During the year ended December 31, 2024, the Company redeemed the Fund and received proceeds of $548,393. As of December 31, 2024 and 2023, the investment in equity securities was $0 and $273,662, respectively.

NOTE 5 – PROPERTY AND EQUIPMENT

Property and equipment, net, consisted of the following:

	December 31, 2024	December 31, 2023
Office Equipment	$186,600	$186,600
Bitcoin Mining Equipment	8,425,000	8,425,000
Construction on progress	2,383,396	2,383,396
Plant and Machinery	409,295	409,295
Total	11,404,291	11,404,291
Less Accumulated Depreciation	(8,150,252)	(5,607,434)
Property and Equipment, net	$3,254,039	$5,796,857

During the year ended December 31, 2023 the Company wrote off $985,000 worth of bitcoin mining equipment that were in need of repair, therefore their recoverability was questionable, recognizing a loss on impairment of $259,931. Depreciation expense for the years ended December 31, 2024 and 2023 was $2,542,818 and $3,212,510, respectively.

As of December 31, 2024 and 2023, the Company had prepaid for property and equipment in the amount of $0 and $50,000, respectively.

NOTE 6 – INTANGIBLE ASSETS

Intangible assets, net, consisted of the following:

	December 31, 2024	December 31, 2023
Exclusive agreement to purchase natural gas	$4,499,952	$4,499,952
Less Accumulated Amortization and Impairment	4,499,952	(1,087,488)
Intangible Assets, net	$—	$3,412,464

During the year ended December 31, 2024, it was determined that the Company’s intangible assets were impaired per our analysis completed in accordance with ASC 360-10. As a result, the Company recognized impairment expense of $2,962,469 for the year ended December 31, 2024.

The Company’s agreement to purchase natural gas was being amortized over the useful life of 10 years. Amortization expense for the years ended December 31, 2024 and 2023 was $449,995 and $449,996, respectively.

NOTE 7 – BITCOIN

Bitcoin activity for the years ended December 31, 2024 and 2023 consisted of the following:

	Quantity	Carrying Amount
Balance as of December 31, 2022	30.81	512,232
Revenue from Bitcoin mined	20.87	538,718
Sale of Bitcoin	(40.54)	(1,027,431)
Realized gain (loss) on sale of Bitcoin	-	288,584
Impairment of Bitcoin	-	-
Balance as of December 31, 2023	11.14	312,103
Revenue from Bitcoin mined	7.62	413,332
Sale of Bitcoin	(18.76)	(948,186)
Realized gain (loss) on sale of Bitcoin	-	222,751
Impairment of Bitcoin	-	-
Balance as of December 31, 2024	-	$-

As of December 31, 2024, the Company had no bitcoin on hand. As of December 31, 2023, the Company had 11.14 bitcoin on hand which had a fair value of $470,832 based on the price of bitcoin of approximately $42,265.

NOTE 8 – OPERATING LEASES

On November 10, 2021, DMINT entered into two leases (the “Leases”) in Bradford, Pennsylvania relating to a combined 10,000 square feet of property located at the Bradford Regional Airport Authority multi-tenant building in Lafayette Township. The facility was in the process of being converted into a bitcoin mining data center powered on the local power grid in tandem with natural gas power and the Company used the space for bitcoin mining operations through March of 2023. The Leases were each for a term of five years, ending on the later of the date of occupancy and November 10, 2026. The monthly base rent for “Cell 3”, comprising 4,000 square feet, was $1,667 per month. The monthly base rent for “Cell 4”, comprising 6,000 square feet, was $2,500 per month. The total rent for the entire lease term of the Leases was to be $250,000 and $8,768 was payable as a security deposit.

On March 29, 2023, DMINT entered into a Surrender and Release Agreement with Bradford Regional Airport Authority relating to the property in Bradford, Pennsylvania whereby DMINT agreed to pay $50,000 in exchange for an early termination of the Leases. June 30, 2023 was the final day DMINT occupied the property and all mining computers have been moved to the Selmer, Tennessee location.

In July 2021, The OLB Group purchased the gas rights to an oil field located in Bradford, PA. This included 97 total oil well sites with 5 oil wells operating. This purchase included access to all infrastructure and existing gas lines. OLB invested additional capital by building and extending additional gas lines to a central location. The wells were given a useful life between 10-15 years. The Company chose to use 10 years when amortizing the asset.

In August 2022, the Company purchased a building in Selmer, TN with the intent to use grid power to run the bitcoin miners.  This was due to the gas prices being higher than grid power. Since that time, the price to purchase and operate the wells has dropped. The Company plans to keep the asset available for future operation and growth.

As of December 31, 2024, all the wells, land and infrastructure are still intact and operational if needed.

Lease expense for the Company’s short term leases for the years ended December 31, 2024 and 2023 was $6,200 and $12,500, respectively. Additionally, lease expense was recorded for the $50,000 lease cancellation fee in the year ended December 31, 2023, plus $17,452 for the Company’s short-term month-to-month rentals for the year ended December 31, 2023.

NOTE 9 – RELATED PARTY TRANSACTIONS

Since inception the cost of the Company’s operations has been solely funded by The OLB Group, Inc., and its subsidiaries. During the year ended December 31, 2024, the Company received $383,258 in funding from related parties. During the year ended December 31, 2023, the Company received $3,410,911 in funding from related parties and made repayments of $888,277. As of December 31, 2024 and 2023, the total amount due to related parties was $22,661,401 and $22,278,143, respectively.

NOTE 10 – COMMON STOCK

Our certificate of incorporation authorizes the issuance of up to 1,000,000 shares of common stock, par value $0.0001 per share. We have 100 shares of common stock issued and outstanding. On July 30, 2021, The OLB Group, Inc., the parent company, purchased 100 shares of the Company’s common stock for $100 to initially capitalize the Company.

NOTE 11 – PREFERRED STOCK

Our certificate of incorporation authorizes the issuance of 100,000 shares of blank check preferred stock with such designation, rights and preferences as may be determined from time to time by our board of directors. No shares of preferred stock are currently issued or outstanding.

NOTE 12 – INCOME TAX

The Company is included in the consolidated income tax return of the Parent, the Parent company, and operates under a tax sharing agreement with the Parent. In accordance with this tax sharing agreement, the allocation of the consolidated tax liability will be based on a separate return basis. Under this method, the Company is required to remit to the Parent any tax liability; however, the Company is not given current credit or refunds for net losses until future net taxable income is generated by the Company in an amount sufficient to realize such credits or refunds.

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Net deferred tax assets consist of the following components as of December 31:

	2024	2023
Deferred Tax Assets:
NOL carryover	$6,062,444	$4,616,059
Depreciation	364,324	(139,608)
Subtotal	6,426,768	4,476,451
Less valuation allowance	(6,426,768)	(4,476,451)
Net deferred tax assets	$—	$—

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pre-tax income from continuing operations for the period ended December 31, due to the following:

	2024	2023
Book loss	$(1,950,240)	$(1,556,665)
Meals and entertainment	95	126
Other adjustments	(172)	(1,090)
Change in valuation allowance	1,950,317	1,557,629
Change in valuation allowance	$—	$—

At December 31, 2024, the Company had operating loss carry forwards of approximately $22,200,000. In accordance with Section 382 of the Internal Revenue code, the usage of the Company’s net operating loss carryforwards may be limited in the event of a change in ownership. A full Section 382 analysis has not been prepared and NOLs could be subject to limitation under Section 382.

NOTE 13 – COMMITMENTS AND CONTINGENCIES

Legal Matters

In the normal course of business, the Company may be involved in legal proceedings, claims and assessments arising in the ordinary course of business. The Company records legal costs associated with loss contingencies as incurred and accrues for all probable and estimable settlements.

The Company is currently in a contract dispute with a contractor. The Company has paid $100,000 to the contractor for work completed and materials provided and returned materials to offset the potential liability of approximately $444,000. The Company has recorded just over $315,000 in accounts payable related to the matter. The matter continues to be in discovery; however, the parties continue to discuss settlement. The parties are working on a payment schedule but have been unable to agree on terms to date.

Contracts

On December 22, 2023, OLB and DMINT entered into a Shared Services Agreement (the “SSA”) whereby OLB provides financial and accounting services and tax related services to DMINT (the “Services”). Pursuant to the SSA, DMINT agreed to pay to OLB for the Services on a cost plus 5%, on a quarterly basis. During the years ended December 31, 2024 and 2023 $0 and $0 costs were incurred under the SSA, respectively.

NOTE 14 – SUBSEQUENT EVENTS

In accordance with ASC Topic 855, Subsequent Events, the Company has evaluated all events that occurred after the balance sheet date through the date the financial statements were issued on May 6, 2025  and have determined that there are no subsequent events that require disclosure other than those noted below.

Subsequent to December 31, 2024, the Company received $119,950 in funding from related parties and made repayments of $ 76,719.

DMINT, Inc. and Subsidiary

DMINT, Inc. and Subsidiary

CONSOLIDATED BALANCE SHEETS

	September 30, 2025	December 31, 2024
	(Unaudited)	(Audited)
ASSETS
Current Assets:
Cash	$51	$311
Other receivables	398,983	398,983
Other current assets	14,236	—
Total Current Assets	413,270	399,294

Other Assets:
Property and equipment, net	2,728,530	3,254,039
Total Other Assets	2,728,530	3,254,039

Total Assets	$3,141,800	$3,653,333

LIABILITIES AND SHAREHOLDER DEFICIT
Current Liabilities:
Accounts payable and accruals	$718,987	$620,296
Due to related parties	23,712,675	22,661,401
Total Current Liabilities	24,431,662	23,281,697

Total Liabilities	24,431,662	23,281,697

Commitments and contingencies	—	—

Shareholder Deficit:
Preferred stock. $0.001 par value, 100,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.0001 par value, 1,000,000 shares authorized, 100 shares issued and outstanding	—	—
Additional paid in capital	100	100
Accumulated deficit	(21,289,962)	(19,628,464)
Total Shareholder Deficit	(21,289,862)	(19,628,364)
Total Liabilities and Shareholder Deficit	$3,141,800	$3,653,333

The accompanying notes are an integral part of these unaudited consolidated financial statements.

DMINT, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months ended September 30,		For the Nine Months ended September 30,
	2025	2024	2025	2024
Revenue, net - cryptocurrency mining	$78,814	$71,056	$224,486	$334,992

Operating Expenses:
Depreciation expense	120,694	638,075	503,982	2,175,890
Amortization expense	—	112,498	—	337,496
Wage expense	242,647	244,514	754,220	745,731
Professional fees	44,500	28,632)	162,333	213,133
Utilities	192,321	(6,370)	385,186	385,676
General and administrative expenses	28,432	101,589	80,072	382,410
Total Operating Expenses	628,594	1,118,938	1,885,793	4,240,336

Loss from operations	(549,780)	(1,047,882)	(1,661,307)	(3,905,344)

Other income (expense):
Realized gain on sale of cryptocurrency	—	(2,478)	—	222,751
Unrealized gain (loss) on investment	—	—	—	274,731
Interest expense	(191)	—	(191)	—
Total other income (expense)	(191)	(2,478)	(191)	497,482

Net loss before provision for income tax	(549,971)	(1,050,360)	(1,661,498)	(3,407,862)

Income tax	—	—	—	—

Net Loss	$(549,971)	$(1,050,360)	$(1,661,498)	$(3,407,862)

Net loss per share, basic and diluted	$(5,499.71)	$(10,503 .60	$(16,614.98)	$(34,078.62)

Weighted average shares outstanding, basic and diluted	100	100	100	100

The accompanying notes are an integral part of these unaudited consolidated financial statements.

DMINT, Inc. and Subsidiary

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDER DEFICIT

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBE 30, 2025 AND 2024

(Unaudited)

	Preferred Stock		Common Stock		Additional Paid	Accumulated	Total Shareholder’s
	Shares	Amount	Shares	Amount	In Capital	Deficit	Deficit
Balance at December 31, 2024	—	$—	100	$—	$100	$(19,628,464)	$(19,628,364)
Net loss	—	—	—	—	—	(566,129)	(566,129)
Balance at March 31, 2025	—	—	100	—	100	(20,194,593)	(20,194,493)
Net loss	—	—	—	—	—	(545,398)	(545,398)
Balance at June 30, 2025	—	—	100	—	100	(20,739,991)	(20,739,891)
Net loss	—	—	—	—	—	(549,971)	(549,971)
Balance at September 30, 2025	—	$—	100	$—	$100	$(21,289,962)	$(21,289,862)

	Preferred Stock		Common Stock		Additional Paid	Accumulated	Total Shareholder’s
	Shares	Amount	Shares	Amount	In Capital	Deficit	Deficit
Balance at December 31, 2023	—	$—	100	$—	$100	$(12,489,956)	$(12,489,856)
Net loss	—	—	—	—	—	(705,924)	(705,924)
Balance at March 31, 2024	—	—	100	—	100	(13,195,880)	(13,195,780)
Net loss	—	—	—	—	—	(1,651,578)	(1,651,578)
Balance at June 30, 2024	—	—	100	—	100	(14,847,458)	(14,847,358)
Net loss	—	—	—	—	—	(1,050,360)	(1,050,360)
Balance at September 30, 2024	—	$—	100	$—	$100	$(15,897,818)	$(15,897,718)

The accompanying notes are an integral part of these unaudited consolidated financial statements.

DMINT, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Nine Months Ended September 30,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,661,498)	$(3,407,862)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation and amortization expense	503,982	2,513,386
Gain on sale of bitcoin	—	(222,751)
Unrealized gain on investment	—	(274,731)
Changes in assets and liabilities:
Prepaids	—	98,839
Other current assets	(14,237)	534,854
Accounts payable and accruals	98,691	125,878
Other receivables		119,874
Other expense	21,526	—
Net cash (used in) provided by operating activities	(1,051,536)	(512,513)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of investment	—	548,393
Net cash provided by investing activities	—	548,393

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from related parties	1,237,069	1,894,184
Repayments to related parties	(185,793)	(1,930,608)
Net cash provided by (used in) financing activities	1,051,276	(36,424)

Net change in cash	(260)	(544)
Cash – Beginning of period	311	645
Cash – End of period	$51	$101

Cash paid for:
Interest	$—	$—
Income taxes	$—	$—

The accompanying notes are an integral part of these unaudited consolidated financial statements.

DMINT, Inc. and Subsidiary

Notes to the Consolidated Financial Statements

September 30, 2025

(Unaudited)

NOTE 1 – BACKGROUND

Background

DMINT, Inc. (“DMINT” or the “Company”), a Delaware corporation was formed on July 23, 2021. DMINT is a Bitcoin mining company that has been a wholly owned subsidiary of The OLB Group, Inc. (“OLB”), a fintech public company listed on NASDAQ: OLB, since inception. The Company gained experience operating mining computers (“miners”) during its Beta phase. The Company owns 1,000 mining computers that are held in our Selmer, Tennessee mining facility, which is owned by DMINT, of which 100 miners were impaired as of December 31, 2023, however we believe there is potential to repair the 100 miners and eventually use them in operations. At our Tennessee Mining Facility, we are only able to obtain 0.65MW of electricity due to its current structural capabilities. We were only able to operate a maximum of 400 mining computers as of December 31, 2024. The facility is approximately 15,000 square feet and has space for further expansion of up to 5,000 miners. We also have all the necessary electrical hardware and cooling solutions, such as transformers, panel guards, direct buses, smart power distribution units, cooling fans, and louvers to operate up to 5,000 miners. However, we do not have the cash necessary to pay for the installation of the equipment currently to allow our Tennessee Mining Facility to have such capabilities. When we are able to obtain enough capital to expand our Tennessee Mining Facilities structural capabilities, we plan to expand our operations up to 5,000 miners. Such planned expansion will occur in two phases. In phase one, we plan to scale the number of miners we operate from the 400 we currently operate to the 1,000 we currently own. To achieve this, we plan to expand our existing power capacity of 0.65MW. We have begun discussions with Pickwick Electric Cooperative (“Pickwick”) to provide us up to 20MW of power capacity. Simultaneously, we will expand our infrastructure to accommodate the additional hardware and enhance the cooling and ventilation systems to handle the increased heat output. We believe this phase can be completed within 90 days of receipt of the funds necessary to expand our capabilities. In phase two, we plan to scale the number of miners we operate from 1,000 to 5,000. To achieve this, we will need to purchase an additional 4,000 miners and set them up in our Tennessee Mining Facility. We plan to enter into negotiations with Pickwick in the future to provide this additional power and will further expand our infrastructure to accommodate the additional hardware and enhance the cooling and ventilation systems to handle the increased heat output. In the event that the spin-out of DMINT from OLB (the “Spin-Off Distribution”) occurs in the second half of 2025 and assuming we can raise capital of at least $16 million after the Spin-Off Distribution, we plan on purchasing 4,000 new computers as soon as phase one is complete.

The Company plans to focus its bitcoin mining business in the United States, focusing on Bitcoin. Revenue is generated from the sale of mined bitcoin. Due to the increasing difficulty and competitive nature of mining, DMINT may invest more in R&D to enhance its technology and efficiency through more efficient and less costly energy resources.

The Company’s focus has been on operating the mining operation in a manner that is least impactful on the environment.

On June 24, 2022, DMINT formed DMINT Real Estate Holdings, Inc., a wholly owned subsidiary, for the purpose of purchasing real estate. Currently, its only asset is the building and property located in Selmer, Tennessee where all of the mining computers are located.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company’s unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”), and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) and reflect all adjustments, consisting of normal recurring adjustments, which management believes are necessary to fairly present the financial position, results of operations and cash flows of the Company as of and for the nine month period ending September 30, 2025 and not necessarily indicative of the results to be expected for the full year ending December 31, 2025. These unaudited financial statements should be read in conjunction with the financial statements and related notes included in the for the year ended December 31, 2024.

All expenses incurred by our parent company and its affiliates on the Company’s behalf (i.e. DMINTs direct costs) have been accounted for in the Company’s books and records as they are incurred. Shared costs (including wages, insurance, and other administrative costs) are allocated to the Company based on its pro-rata share of the cost, ensuring that the Company’s financial statements comprehensively reflect all costs attributable to the Company’s operations.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company’s accounting estimates include the collectability of receivables, useful lives of long-lived assets and recoverability of those assets, impairment of intangible assets, and valuation allowances for income taxes.

Principles of Consolidation

The accompanying unaudited consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, DMINT Real Estate Holding, Inc. All significant intercompany transactions and balances have been eliminated.

Concentration of Credit Risk

Financial instruments that potentially expose the Company to concentration of credit risk consist primarily of cash and accounts receivable. The Company’s cash is deposited with major financial institutions. At times, such deposits may be in excess of the Federal Deposit Insurance Corporation insurable amount.

Net Loss per Share

Basic net loss per share of common stock is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock and potential dilutive outstanding shares of common stock during the period, if any. As of September 30, 2025 and 2024 there were no potentially dilutive shares, therefore the basic net loss per share is the same as diluted net loss per share.

Investments in Equity Securities

The Company accounts for its investments under ASC 321, “Investments – Equity Securities,” which requires that investments in equity securities be measured at fair value with changes in value recorded as unrealized gains and losses in current period operations.

Bitcoin

Bitcoin is included in current assets in the accompanying balance sheets due to the Company’s ability to sell it in a highly liquid marketplace and its intent to liquidate its Bitcoin to support operations when needed.

The Company accounts for Bitcoin as indefinite-lived intangible assets in accordance with ASC 350, Intangibles - Goodwill and Other. The Company has ownership of and control over the Bitcoin and uses third-party custodial services to secure them.

Bitcoin awarded to the Company through its mining activities are accounted for in connection with the Company’s revenue recognition policy. The fair value of Bitcoin is determined on a nonrecurring basis in accordance with ASC 820, Fair Value Measurement, based on quoted prices on Coinbase, the active exchange that the Company has determined is its principal market for Bitcoin (Level 1 inputs). Before January 1, 2025, if events or circumstances indicated a potential impairment and the carrying value of the Bitcoin exceeded its fair value, an impairment loss was recognized equal to the difference between the carrying value and the fair value. Effective January 1, 2025, the Company began carrying Bitcoin at fair value, eliminating the need to assess impairment. Since adopting this approach, there have been no material changes in the fair value of the Bitcoin held by the Company.

Bitcoin awarded to the Company through its mining activities are included within operating activities in the accompanying unaudited consolidated statements of cash flows. The cash received from the sales of Bitcoin earned through our mining activities is included within operating activities in the accompanying unaudited consolidated statements of cash flows, and any realized gains from such sales are included in operating expenses in the unaudited consolidated statements of operations.

Prior to January 1, 2025, impairment losses were recognized within “Operating expenses” in the statements of operations in the period in which the impairment was identified. The impaired digital assets were written down to their fair value at the time of impairment and this new cost basis will not be adjusted upward for any subsequent increase in fair value. Effective January 1, 2025, Bitcoin are carried at fair value eliminating the need for impairment. Gains are not recorded until realized upon sale or disposition.

Property and Equipment

Property and equipment is stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets. Depreciation is calculated once the asset has been received and is ready for its intended use, using half of the monthly depreciation in the first month and half of the monthly depreciation in the last month. Cost and accumulated depreciation applicable to items replaced or retired are eliminated from the related accounts with any gain or loss on the disposition included in the statement of operations. Expenditures for repairs and maintenance are expensed as incurred.

The Company capitalizes all capital assets utilizing the following criteria:

●	All land acquisitions;

●	All buildings/facilities acquisitions and new construction;

●	Facility renovation and improvement projects costing more than $100,000;

●	Land improvement and infrastructure projects costing more than $100,000,

●	Equipment costing more than $3,000 with a useful life beyond a single reporting period (generally one year);

●	Right-to-use intangible lease assets more than $100,000;

●	Computer equipment costing more than $5,000; and

●	Construction in Progress (CIP) for capital projects with a budget in excess of $100,000

The estimated useful lives for all the Company’s property and equipment are as follows:

Item	Useful Life
Computer equipment	3 years
Software	10 years
Office furniture	5 years
Buildings and improvements	20 years

Intangible Assets

The Company accounts for its intangible assets in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Subtopic 350-30, General Intangibles Other Than Goodwill. ASC Subtopic 350-30, which requires assets to be measured based on the fair value of the consideration given or the fair value of the assets (or net assets) acquired, whichever is more clearly evident and, thus, more reliably measurable. Under ASC Subtopic 350-30 any intangible asset with a useful life is required to be amortized over that life and the useful life is to be evaluated every reporting period to determine whether events or circumstances warrant a revision to the remaining period of amortization. If the estimate of useful life is changed the remaining carrying amount of the intangible asset is amortized prospectively over the revised remaining useful life. Costs to renew or extend the term of an intangible assets are recognized as an expense when incurred.

Fair Value of Financial Instruments

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP) and expands disclosures about fair value measurements.  To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels.  The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1: Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2: Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3: Pricing inputs that are generally unobservable inputs and not corroborated by market data.

Impairment of Long-Lived Assets (Other than Bitcoin)

In accordance with ASC 360-10 the Company periodically reviews the carrying value of its long-lived assets held and used at least annually or when events and circumstances warrant such a review. If significant events or changes in circumstances indicate that the carrying value of an asset or asset group may not be recoverable, the Company performs a test of recoverability by comparing the carrying value of the asset or asset group to its undiscounted expected future cash flows. Cash flow projections are sometimes based on a group of assets, rather than a single asset. If cash flows cannot be separately and independently identified for a single asset, the Company determines whether impairment has occurred for the group of assets for which it can identify the projected cash flows. If the carrying values are in excess of undiscounted expected future cash flows, it measures any impairment by comparing the fair value of the asset group to its carrying value. If the fair value of an asset or asset group is determined to be less than the carrying amount of the asset or asset group, impairment in the amount of the difference is recorded.

Revenue Recognition

The Company recognizes revenue under ASC 606, Revenue from Contracts with Customers. The core principle of the new revenue standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The following five steps are applied to achieve that core principle:

●	Step 1: Identify the contract with the customer

●	Step 2: Identify the performance obligations in the contract

●	Step 3: Determine the transaction price

●	Step 4: Allocate the transaction price to the performance obligations in the contract

●	Step 5: Recognize revenue when the Company satisfies a performance obligation

In order to identify the performance obligations in a contract with a customer, a company must assess the promised goods or services in the contract and identify each promised good or service that is distinct. A performance obligation meets ASC 606’s definition of a “distinct” good or service (or bundle of goods or services) if both of the following criteria are met: The customer can benefit from the good or service either on its own or together with other resources that are readily available to the customer (i.e., the good or service is capable of being distinct), and the entity’s promise to transfer the good or service to the customer is separately identifiable from other promises in the contract (i.e., the promise to transfer the good or service is distinct within the context of the contract).

If a good or service is not distinct, the good or service is combined with other promised goods or services until a distinct bundle of goods or services is identified.

The transaction price is the amount of consideration to which an entity expects to be entitled in exchange for transferring promised goods or services to a customer. The consideration promised in a contract with a customer may include fixed amounts, variable amounts, or both. When determining the transaction price, an entity must consider the effects of all the following:

●	Variable consideration

●	Constraining estimates of variable consideration

●	The existence of a significant financing component in the contract

●	Noncash consideration

●	Consideration payable to a customer

Variable consideration is included in the transaction price only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved. The transaction price is allocated to each performance obligation on a relative standalone selling price basis. The transaction price allocated to each performance obligation is recognized when that performance obligation is satisfied, at a point in time, or over time as appropriate.

Cryptocurrency mining:

The Company entered into contracts with digital asset mining pool operators to provide the service of performing hash computations for the mining pool operator. The contracts are continuously renewable and are terminable without penalty at any time by either party. The Company’s enforceable right to compensation only begins when the Company provides computing power to the mining pool operator. In exchange for providing computing power, the Company is entitled to a fractional share of Bitcoin. Hashrate is the measure of the computational power per second used when mining. Since the contract is continuously renewing, second by second, the mining contract is considered to have a duration of less than 24 hours for accounting purposes.

Providing computing power in Bitcoin transaction verification services is an output of the Company’s ordinary activities. The provision of computing power is the only performance obligation in the Company’s contracts with third party pool operators. The transaction consideration the Company receives, if any, is noncash consideration, which is all variable. There is no significant financing component in these transactions.

The Company earns Bitcoin during a 24-hour cycle between 00:00:00 UTC and 23:59:59 UTC (“24-Hour Mining Period”) unless terminated in accordance with the terms set forth by the terms of service. This 24 hour Mining Period also marks the inception date of the contact, which is considered to be continuously renewed every second. The Company performs hash computations for one mining pool operator, Foundry USA. Foundry USA operates its pool on the Full Pay Per Share (FPPS) payout method. FPPS is a variant of the Pay Per Share (PPS) method, where miners receive a fixed payout for each valid share submitted, regardless of whether the pool finds a block.

The fair value of the Bitcoin award received is determined using the intraday average quoted price of the Bitcoin over the 24-Hour Mining Period. The Company’s Bitcoin earned are actively traded on the major trading platforms. The Company considers Coinbase to be its primary market. The consideration the Company will receive, comprised of block rewards, transaction fees, less mining pool operator fees are aggregated, over the 24-Hour Mining Period, in a sub-balance account held by the mining pool operator, which is finalized one hour later at 1:00 AM UTC. The sub-balance account is then withdrawn to the Company’s whitelisted wallet address, once a day, between the hours of 9am to 5pm UTC time (the “Settlement”). The rate of payment occurs once per day, as long as the minimum payout threshold of 0.01 bitcoin has accumulated in the sub- account balance, in accordance with the mining pool operator’s terms of service. At the time of Settlement, the company values the amount of Bitcoin earned during the mining period. Given that the contract duration is considered less than 24 hours, the Company uses the average Bitcoin price over the 24-Hour Mining period, as quoted by Coinbase, to record the revenue. By utilizing the average daily price of bitcoin earned over the mining period, the Company eliminates any differences that may arise due to the volatility in trading price between bitcoin and fiat currency during the period where the Company establishes and completes the contract.

Pursuant to ASC 606-10-55-42, the Company assessed if the customer’s option to renew represented a material right that represents a separate performance obligation and noted the renewal is not a material right. The definition of a material right is a promise in a contract to provide goods or services to a customer at a price that is significantly lower than the stand-alone selling price of the good or service. The mining pool operator does not provide any discounts and as such there is no economic benefit to the customer and as such a separate performance obligation does not exist under 606-10-55-42. In addition, there are no options for renewal that are separately identifiable from other promises in the contract, such as an ability to extend the contract at a reduced price.

The performance obligation of the Bitcoin miner under the mining contracts with Foundry Pool USA involves the service of performing hash computations to facilitate the verification of digital asset transactions. The Company’s miners contribute computing power (i.e. hashrate) that perform hash calculations to the mining pool operator, engaging in the process of validating and securing transactions through the generation of Bitcoin hashes. The mining pool then utilizes a specific mining algorithm (e.g. SHA-256) to submit shares (proof of work) to the mining pool’s server as they contribute to solving the Bitcoin puzzles required to mine a block. The Company reviews and analyzes its individual pool performance using a dashboard provided by Foundry Pool USA that includes real-time statistics on hashrate, shares submitted and earnings. The service of performing hash computations in digital asset transaction verification services is an output of the Company’s ordinary activities. The provision of providing these services is the only performance obligation in the Company’s contracts with mining pool operators.

Regardless of the pool’s success, the Company will receive consistent rewards based on the number of valid shares it contributes. The transaction consideration the Company receives is non-cash consideration, in the form of bitcoin. The Company measures the bitcoin at fair value on the date earned using the average price (calculated by averaging the daily open price and the daily close price) quoted by its Principal Market at the date the Company completed the service of performing hash computations for the mining pool operator. There are no deferred revenues or other liability obligations recorded by the Company since there are no payments in advance of the performance. At the end of each 24-Hour Mining Period (00:00:00 UTC and 23:59:59 UTC), there are no remaining performance obligations. By utilizing the average daily price of bitcoin on the date earned, the Company eliminates any differences that may arise due to the volatility in trading price between bitcoin and fiat currency during the period where the Company establishes and completes the contract. The consideration is all variable. There is no significant financing component in these transactions.

If authoritative guidance is enacted by the Financial Accounting Standards Board (“FASB”), the Company may be required to change its policies, which could affect the Company’s financial position and results from operations.

Segment Reporting

The Company’s chief operating decision maker (“CODM”) group is composed of the Chief Executive Officer and Chief Financial Officer. The Company operates as one operating segment and uses net income or loss as measures of profit or loss on a consolidated basis in making decisions regarding resource allocation and performance assessment. Additionally, the Company’s CODM regularly reviews the Company’s expenses on a consolidated basis. The financial metrics used by the CODM help make key operating decisions, such as determination of significant acquisitions and allocation of budget between cost of revenues and general and administrative expenses.

Since the Company operates as one reportable segment, all financial information required by “Segment Reporting” can be found in the accompanying unaudited condensed consolidated financial statements. The CODM does not review segment assets at a level other than that presented in the Company’s unaudited condensed consolidated balance sheets. There are no intra-entity sales or transfers, and no significant expense categories regularly provided to the CODM beyond those disclosed in the Unaudited Condensed Consolidated Statements of Operations.

Leases

The Company determines whether an arrangement contains a lease at the inception of the arrangement. If a lease is determined to exist, the term of such lease is assessed based on the date on which the underlying asset is made available for the Company’s use by the lessor. The Company’s assessment of the lease term reflects the non-cancelable term of the lease, inclusive of any rent-free periods and/or periods covered by early-termination options which the Company is reasonably certain of not exercising, as well as periods covered by renewal options which the Company is reasonably certain of exercising. The Company also determines lease classification as either operating or finance at lease commencement, which governs the pattern of expense recognition and the presentation reflected in the unaudited consolidated statements of operations over the lease term.

For leases with a term exceeding 12 months, an operating lease liability is recorded on the Company’s consolidated balance sheet at lease commencement reflecting the present value of its fixed minimum payment obligations over the lease term. A corresponding operating lease right-of-use asset equal to the initial lease liability is also recorded, adjusted for any prepaid rent and/or initial direct costs incurred in connection with execution of the lease and reduced by any lease incentives received. For purposes of measuring the present value of its fixed payment obligations for a given lease, the Company uses its incremental borrowing rate, determined based on information available at lease commencement, as rates implicit in its leasing arrangements are typically not readily determinable. The Company’s incremental borrowing rate reflects the rate it would pay to borrow on a secured basis and incorporates the term and economic environment of the associated lease.

For the Company’s operating leases, fixed lease payments are recognized as lease expense on a straight-line basis over the lease term. For leases with a term of 12 months or less, any fixed lease payments are recognized on a straight-line basis over the lease term and are not recognized on the Company’s consolidated balance sheet as an accounting policy election. Leases qualifying for the short-term lease exception were insignificant. Variable lease costs are recognized as incurred and primarily consist of common area maintenance and utility charges not included in the measurement of right of use assets and operating lease liabilities.

Income Taxes

The Company accounts for income taxes under the asset and liability method, in which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date. A valuation allowance is required to the extent any deferred tax assets may not be realizable.

Recent Accounting Pronouncements

The Company’s management reviewed all recently issued accounting standard updates (“ASU’s”) not yet adopted by the Company and does not believe the future adoptions of any such ASU’s may be expected to cause a material impact on the Company’s unaudited condensed consolidated financial condition or the results of its operations, except for the following.

In December 2023, the FASB issued ASU No. 2023-08, Intangibles—Goodwill and Other—Bitcoin Assets (Subtopic 350-60): Accounting for and Disclosure of Bitcoin Assets. The amendments in ASU No. 2023-08 are intended to improve the accounting for certain Bitcoin assets by requiring an entity to measure those Bitcoin assets at fair value each reporting period with changes in fair value recognized in net income. The amendments also improve the information provided to investors about an entity’s Bitcoin asset holdings by requiring disclosure about significant holdings, contractual sale restrictions, and changes during the reporting period. The amendments are effective for all entities for fiscal years beginning after December 31, 2024, including interim periods within those fiscal years. Early adoption is permitted for both interim and annual financial statements that have not yet been issued (or made available for issuance). If an entity adopts the amendments in an interim period, it must adopt them as of the beginning of the fiscal year that includes that interim period. ASU No. 2023-08 requires a cumulative-effect adjustment to the opening balance of retained earnings (or other appropriate components of equity or net assets) as of the beginning of the annual reporting period in which an entity adopts the amendments. The Company adopted ASU No. 2023-08 effective January 1, 2025 and evaluated that no material impact has been assessed and no adjustments need to be made to the Bitcoin held by the Company.

In October 2023, the FASB issued ASU 2023-06, Disclosure Improvements: Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative. The amendments in this Update modify the disclosure or presentation requirements of a variety of Topics in the Codification. Certain of the amendments represent clarifications to, or technical corrections of the current requirements. Each amendment in the ASU will only become effective if the SEC removes the related disclosure or presentation requirement from its existing regulations by June 30, 2027. We are currently evaluating the impact that the adoption of the provisions of the ASU will have on our unaudited condensed consolidated financial statements. The amendments in this ASU are not expected to have a material impact on the results of operations or financial position.

On December 14, 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”). ASU 2023-09 requires entities to disclose specific rate reconciliations, amount of income taxes separated by federal and individual jurisdiction, and the amount of income (loss) from continuing operations before income tax expense (benefit) disaggregated between federal, state, and foreign. The new standard is effective for the Company for its fiscal year beginning January 1, 2025, with early adoption permitted. The Company is currently evaluating the impact of adopting the standard.

In November 2024, the FASB issued ASU 2024-03, “Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Subtopic 220-40)”. The amendments require the disclosure of specified information about certain costs and expenses including purchases of inventory, employee compensation, depreciation, intangible asset amortization, and depreciation, depletion, and amortization recognized as part of oil and gas producing activities. It also requires the disclosure of a qualitative description of the amounts remaining in relevant expense captions that are not separately disaggregated quantitatively as well as the total amount of selling expenses and, in annual reporting periods, an entity’s definition of selling expenses. The standard will be effective for fiscal years beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. We are currently evaluating the impact that the adoption of the provisions of the ASU will have on our unaudited condensed consolidated financial statements. We are currently evaluating the impact that the adoption of the provisions of the ASU will have on our unaudited condensed consolidated financial statements.

NOTE 3 – LIQUIDITY AND CAPITAL RESOURCES

The Company’s unaudited consolidated financial statements have been prepared in accordance with US GAAP, which assumes that the Company’s management will evaluate whether it will be able to meet its obligations and continue its operations in the normal course of business. During the nine months ended September 30, 2025, the Company reported a net loss of $1,661,498 and an accumulated deficit of $21,289,962, all of which initially raised substantial doubt about the entity’s ability to continue as a going concern.

At September 30, 2025, management evaluated the above conditions and determined they were a result of continued start-up costs being incurred to initiate operations. Management noted that the Company had cash of $51, $398,983 of other receivables and $14,237 of other current asset, all of which were current assets that could be used to meet obligations and fund operations. The Company has third-party short-term obligation in accounts payable and accruals of $718,987 and the remainder of the current liabilities were amounts due to related parties of $23,712,677. The amount due to related parties has been a result of the Company being solely funded by its parent company, OLB, and OLB’s subsidiaries since inception. Accordingly, there is no urgency or requirement for the Company to pay back these amounts within the near future.

During the nine months ended September 30, 2025, the Company used $1,051,536 in its operating activities, therefore management believes that its current available resources and the continued support from OLB will be sufficient to fund the Company’s planned expenditures over the next 12 months. In addition, the Company plans to raise capital through debt or equity financing following the Spin-Off Distribution. No assurances can be given that management will be successful in raising additional capital, if needed, or on acceptable terms. Without raising additional capital, either via additional advances made pursuant to the ATM, related party loan or from other sources, there is substantial doubt about the Company’s ability to continue as a going concern through September 30, 2026. The accompanying unaudited consolidated financial statements have been prepared assuming that the Company will continue as a going concern. This basis of presentation contemplates the recovery of the Company’s assets and the satisfaction of liabilities in the normal course of business.

These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company determine it will be unable to continue as a going concern.

NOTE 4 – INVESTMENT IN EQUITY SECURITIES

The Company owned 165.27 units (1.11%) of Node Capital Token Opportunity Fund LP (the “Fund”) for which it paid an aggregate of $250,000 in August 2021. As of September 30, 2025 and December 31, 2024, the investment in equity securities was $0.

During the three and nine months ended September 30, 2024, the Company recognized an unrealized gain of $0 and $274,731, respectively.

NOTE 5 – PROPERTY AND EQUIPMENT

Property and equipment, net, consisted of the following:

	September 30, 2025	December 31, 2024
Office Equipment	$186,600	$186,600
Bitcoin Mining Equipment	8,425,000	8,425,000
Construction on progress	2,361,871	2,383,396
Plant and Machinery	409,295	409,295
Total	11,382,766	11,404,291
Less Accumulated Depreciation	(8,654,236)	(8,150,252)
Property and Equipment, net	$2,728,530	$3,254,039

Depreciation expense for the three months ended September 30, 2025 and 2024 was $120,694 and $638,074, respectively.

Depreciation expense for the nine months ended September 30, 2025 and 2024 was $503,983 and $2,175,889, respectively.

NOTE 6 – INTANGIBLE ASSETS

Intangible assets, net, consisted of the following:

	September 30, 2025	December 31, 2024
Exclusive agreement to purchase natural gas	$4,499,952	$4,499,952
Less Accumulated Amortization and Impairment	4,499,952	(4,499,952)
Intangible Assets, net	$—	$—

The Company’s agreement to purchase natural gas was being amortized over the useful life of 10 years.

Amortization expense for the three and nine months ended September 30, 2025 was $0 and $0, respectively.

Amortization expense for the three and nine months ended September 30, 2024 was $112,498 and $337,496, respectively.

NOTE 7 – BITCOIN

Bitcoin activity for the year ended December 31, 2024 and the nine months ended September 30, 2025 consisted of the following:

	Quantity	Carrying Amount
Balance as of December 31, 2023	11.14	$312,103
Revenue from Bitcoin mined	7.62	413,332
Sale of Bitcoin	(18.76)	(948,186)
Realized gain (loss) on sale of Bitcoin	-	222,751
Impairment of Bitcoin	-	-
Balance as of December 31, 2024	-	-
Revenue from Bitcoin mined	2.1050	224,486
Sale of Bitcoin	(2.0883)	(222,599)
Realized gain (loss) on sale of Bitcoin	-	-
Impairment of Bitcoin	-	-
Balance as of September 30, 2025	0.0167	$1,887

As of September 30, 2025, the Company had 0.0167 bitcoin on hand which had a fair value of $1,887 based on the price of bitcoin of approximately $114,056. For the nine months ended September 30, 2025 and 2024, we recorded a realized gain on our bitcoin transactions of $0 and $222,751, respectively. As of December 31, 2024, the Company had no bitcoin on hand.

NOTE 8 – OPERATING LEASES

In July 2021, The OLB Group purchased the gas rights to an oil field located in Bradford, PA. This included 97 total oil well sites with 5 oil wells operating. This purchase included access to all infrastructure and existing gas lines. OLB invested additional capital by building and extending additional gas lines to a central location. The wells were given a useful life between 10-15 years. The Company chose to use 10 years when amortizing the asset.

In August 2022, the Company purchased a building in Selmer, TN with the intent to use grid power to run the bitcoin miners.  This was due to the gas prices being higher than grid power. Since that time, the price to purchase and operate the wells has dropped. The Company plans to keep the asset available for future operation and growth.

As of September 30, 2025, all the wells, land and infrastructure are still intact and operational if needed.

NOTE 9 – RELATED PARTY TRANSACTIONS

Since inception the cost of the Company’s operations has been solely funded by The OLB Group, Inc., and its subsidiaries. During the nine months ended September 30, 2025, the Company received $1,279,829  in funding from related parties, and made repayments of $185,793. During the nine months ended September 30, 2024, the Company received $1,218,065 in funding from related parties, which included $32,000 from Mr. Yakov, and made repayments of $1,254,489. As of September 30, 2025 and December 31, 2024, the total amount due to related parties was $23,712,677 and $22,661,401, respectively.

NOTE 10 – COMMON STOCK

Our certificate of incorporation authorizes the issuance of up to 1,000,000 shares of common stock, par value $0.0001 per share. We have 100 shares of common stock issued and outstanding. On July 30, 2021, The OLB Group, Inc., the parent company, purchased 100 shares of the Company’s common stock for $100 to initially capitalize the Company.

NOTE 11 – PREFERRED STOCK

Our certificate of incorporation authorizes the issuance of 100,000 shares of blank check preferred stock with such designation, rights and preferences as may be determined from time to time by our board of directors. No shares of preferred stock are currently issued or outstanding.

NOTE 12 – COMMITMENTS AND CONTINGENCIES

Legal Matters

In the normal course of business, the Company may be involved in legal proceedings, claims and assessments arising in the ordinary course of business. The Company records legal costs associated with loss contingencies as incurred and accrues for all probable and estimable settlements.

The Company is currently in a contract dispute with a contractor. The Company has paid $100,000 to the contractor for work completed and materials provided and returned materials to offset the potential liability of approximately $444,000. The Company has recorded just over $315,000 in accounts payable related to the matter. The matter continues to be in discovery; however, the parties continue to discuss settlement. The parties are working on a payment schedule but have been unable to agree on terms to date.

NOTE 13 – SUBSEQUENT EVENTS

In accordance with ASC Topic 855, Subsequent Events, the Company has evaluated all events that occurred after the balance sheet date through the date the financial statements were issued on January 12, 2026 and have determined that there are no subsequent events that require disclosure other than the following.

Subsequent to September 30, 2025, the Company received $71,061 in funding from related parties and repaid $0.

[●] Shares of Common Stock

PROSPECTUS

                 , 2026

D. Boral Capital

 Through and including      , 2026 (the 25th day after the date of this offering), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the expenses in connection with this registration statement. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission and to FINRA.

Amount to be paid
SEC registration fee	$	*
The NASDAQ Capital Market initial listing fee	$	*
Transfer agent and registrar fees	$	*
Accounting fees and expenses	$	*
Legal fees and expenses	$	*
Printing expenses	$	*
Miscellaneous	$	*
Total	$	*

*	To be completed by amendment

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. Section 145 of the Delaware General Corporation Law also provides that expenses (including attorneys’ fees) incurred by a director or officer in defending an action may be paid by a corporation in advance of the final disposition of an action if the director or officer undertakes to repay the advanced amounts if it is determined such person is not entitled to be indemnified by the corporation. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Our amended and restated bylaws provide that, to the fullest extent permitted by law, we shall indemnify and hold harmless any person who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person, or the person for whom he is the legal representative, is or was a director or officer of ours, against all liabilities, losses, expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit.

Our certificate of incorporation provides that we shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of ours or while a director or officer is or was serving at our request as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require us to indemnify or advance expenses to any person in connection with any action, suit, proceeding or claim initiated by or on behalf of such person or any counterclaim against us initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any by-law, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of our certificate of incorporation shall not adversely affect any right or protection of a director or officer of ours with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

Our bylaws provide we shall, to the fullest extent permitted under the laws of the State of Delaware, as amended and supplemented from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such party is or was, or has agreed to become, a director or officer of ours, or is or was serving, or has agreed to serve, at our request, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan, or by reason of any action alleged to have been taken or omitted in such capacity, against all expense s (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such party or on such party’s behalf in connection with such action, suit or proceeding and any appeal therefrom.

Expenses incurred by such a person in defending a civil or criminal action, suit or proceeding by reason of the fact that such person is or was, or has agreed to become, a director or officer of ours, or is or was serving, or has agreed to serve, at our request, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan, or by reason of any action alleged to have been taken or omitted in such capacity shall be paid by us in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by us as authorized by relevant sections of the Delaware General Corporation Law. Notwithstanding the foregoing, we shall not be required to advance such expenses to a person who is a party to an action, suit or proceeding brought by us and approved by a majority of our Board of Directors that alleges willful misappropriation of corporate assets by such person, disclosure of confidential information in violation of such person’s fiduciary or contractual obligations to us or any other willful and deliberate breach in bad faith of such person’s duty to us or our stockholders.

We shall not indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person unless the initiation thereof was approved by our Board of Directors.

The indemnification rights provided in our amended and restated bylaws shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement or vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such office, continue as to such person who has ceased to be a director or officer, and inure to the benefit of the heirs, executors and administrators of such a person.

If the Delaware General Corporation Law is amended to expand further the indemnification permitted to indemnitees, then we shall indemnify such persons to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

We may, to the extent authorized from time to time by our Board of Directors, grant indemnification rights to other employees or agents of ours or other persons serving us and such rights may be equivalent to, or greater or less than, those set forth in our amended and restated bylaws.

Our obligation to provide indemnification under our amended and restated bylaws shall be offset to the extent of any other source of indemnification or any otherwise applicable insurance coverage under a policy maintained by us or any other person.

To assure indemnification under our amended and restated bylaws of all directors, officers, employees or agents who are determined by us or otherwise to be or to have been “fiduciaries” of any employee benefit plan of ours that may exist from time to time, Section 145 of the Delaware General Corporation Law shall, for the purposes of our amended and restated bylaws, be interpreted as follows: an “other enterprise” shall be deemed to include such an employee benefit plan, including without limitation, any plan of ours that is governed by the Act of Congress entitled “Employee Retirement Income Security Act of 1974,” as amended from time to time; we shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to us also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; and excise taxes assessed on a person with respect to an employee benefit plan pursuant to such Act of Congress shall be deemed “fines.”

Our bylaws shall be deemed to be a contract between us and each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that person is or was, or has agreed to become, a director or officer of ours, or is or was serving, or has agreed to serve, at our request, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan, or by reason of any action alleged to have been taken or omitted in such capacity, at any time while this by-law is in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts.

The indemnification provision of our amended and restated bylaws does not affect directors’ responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

We may purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of ours, or is or was serving at our request as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise against liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not we would have the power to indemnify him against liability under the provisions of this section. We currently maintain such insurance.

The right of any person to be indemnified is subject to our right, in lieu of such indemnity, to settle any such claim, action, suit or proceeding at our expense of by the payment of the amount of such settlement and the costs and expenses incurred in connection therewith.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered herewith, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities

None.

Item 16. Exhibits and Financial Statement Schedules

The following is a list of exhibits filed as a part of this registration statement:

Exhibit No.	Description
1.1	Form of Underwriting Agreement (**)
3.1	Amended and Restated Certificate of Incorporation, (**)
3.2	Amended and Restated Bylaws of the Company(**)
4.1	Form of Underwriter Warrant (**)
5.1	Opinion of Ellenoff Grossman & Schole LLP(**)
10.1	Power Contract dated September 26, 2022, between DMINT, Inc. and Pickwick Electric Cooperative (**)
10.2	Power Contract dated November 11, 2022, between DMINT, Inc. and Pickwick Electric Cooperative (**)
10.3	Power Contract dated December 7, 2023, between DMINT, Inc. and Pickwick Electric Cooperative (**)
10.4	Shared Services Agreement dated December 22, 2023 by and between The OLB Group, Inc. and DMINT, Inc. (**)
10.5	Master Equipment Finance Agreement dated November 29, 2021 by and between The OLB Group, Inc. and VFS, LLC (**)
10.6	Amendment No. 1 to Schedule No. 001 to Master Equipment Finance Agreement dated April 10, 2024, by and between The OLB Group, Inc. and VFS, LLC (**)
10.7	Service Agreement and Terms and Conditions with Foundry USA Mining Pool and Foundry Digital LLC (**)
10.8	Exclusive Agreement dated July 28, 2021 by and between The OLB Group, Inc. and Cai Energy Blockchain Inc. (the “Natural Gas Agreement”) (**)
10.9	Addendum to Shared Service Agreement(**)
10.10	Equity Incentive Plan (**)
14.1	Form of Code of Ethics (**)
21.1	Subsidiaries of the Registrant(**)
23.1	Consent of Mac Accounting Group & CPAs, LLP(*)
23.2	Consent of Ellenoff Grossman & Schole LLP (contained in Exhibit 5.1)(**)
23.3	Consent of RBSM LLP(*)
24.1	Power of Attorney (included on the signature page of this Registration Statement)(*)
99.1	Form of Audit Committee Charter (**)
99.2	Form of Compensation Committee Charter (**)
99.3	Form of Nominating and Corporate Governance Charter (**)
99.4	Consent of Independent Director Nominee Ehud Ernst (*)
99.5	Consent of Independent Director Nominee Amir Sternhell (*)
99.6	Consent of Independent Director Nominee Alina Dulimof (*)
107	Calculation of Filing Fee Tables (*)

*	Filed herewith.

**	To be filed by amendment.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

b.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement.

c.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

a.	If the registrant is relying on Rule 430B, each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

5.	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

a.	The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

6.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

7.	The undersigned registrant hereby undertakes that:

a.	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

b.	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on January 15, 2026.

DMINT, INC.

By:	/s/ Ronny Yakov
	Name:	Ronny Yakov
	Title:	Chief Executive Officer and Chairman of the Board of Directors

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENT, that each person whose signature appears below constitutes and appoints each of Ronny Yakov, severally, as his true and lawful attorney-in-fact and agent, with the full power of substitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ronny Yakov	Chief Executive Officer and Chairman of the Board of Directors	January 15, 2026
Ronny Yakov	(Principal Executive Officer)

/s/ Patrick Smith	Interim Chief Financial Officer	January 15, 2026
Patrick Smith	(Principal Financial Officer and Principal Accounting Officer)